Form 10-K, Exhibit 13
period 1999-12-31
SUN COMMUNITY BANCORP LTD
filed 2000-03-28
CIK 1041318

[LOGO]

                          Sun Community Bancorp Limited










                                Marketing Section

                                       of

                       1999 Annual Report to Shareholders


2777 East Camelback Road
Suite 101
Phoenix, AZ  85016
(602) 955-6100

Sun Community Bancorp

To Our Shareholders

Rarely does a company experience the growth and transformation that Sun Community Bancorp enjoyed during 1999. Even more remarkable is such change for a company that began just two years ago. As a bank development company, however, this change responds directly to our core mission - growth of the community bank concept. Sun Community's banks are driven with the ability to customize credit solutions and offer competitive deposit products, within an environment that is sensitive to the local culture and committed to personalized service. Quite simply, the Sun Community difference is Smaller Banks, Bigger Service.

Sun stands alone as a model of success in an industry that is otherwise wrought with dissatisfaction and uncertainty. On one hand, big banks continue to reel with mergers and consolidation. On the other hand, small, independent banks struggle with the difficulties and expense of ever-changing technology, regulation and administration. In contrast, our shared administrative services and back office support allow for economies of scale that give our banks' customers the best of both worlds. Our small banks are big on service and, consequently, big on customer loyalty.

Growing with the Power of Sun

As 1999 began, Sun Community's family included six banks in Arizona, up from two at the beginning of the prior year. Each bank achieved significant milestones during the year. Bank of Tucson, now three years old, achieved a return on assets of 1.48% and a return of equity of 16.63%. Valley First Community Bank, which celebrated its second anniversary in June, achieved overall profitability for 1999. In addition, Valley First received an outstanding Community Reinvestment Act rating; an acknowledgment of the bank's commitment to serving the credit needs of its community. Camelback Community Bank's president, Barbara Ralston, was elected to the American Bankers Association Board of Directors, the first woman Arizonan to be elected to the national board in 12 years. She accomplished this while leading her new bank to profitability in the fourth quarter of 1999.

Neil Barna, president of Mesa Bank, announced the bank's first month of profitability during the tenth full month of operation - a record for a Sun Community bank. Southern Arizona Community Bank in Tucson grew assets by over 105% and loans by an impressive 600%. Sunrise Bank of Arizona received its preferred lender (PLP) status from the Small Business Administration (SBA) in November, making it the only bank in Arizona to receive this designation in 1999. The PLP program allows Sunrise to underwrite and approve SBA loans with minimal review from the SBA office, speeding the funding of loans for customers.

By year-end 1999, our bank development strategy had led to three new operating banks and five banks in organization. East Valley Community Bank, the latest Arizona bank, opened in Chandler in June, with President Becky Jackson at the helm. Becky, a career banker with tremendous marketing acumen and a wealth of contacts and experience, has formed a successful strategy to capture the small and medium sized business customers in the Valley's fastest growing area. At year-end, Sun had moved forward on plans to open a community bank in the western part of the Phoenix metropolitan area, by mid-year 2000.

The success of Sunrise Bank of Arizona, a real-estate focused bank specializing in SBA small business lending for owner-occupied commercial facilities, led Sun to establish Sunrise Capital Corporation, a bank development company which will open additional Sunrise banks in key markets throughout the Southwest with a similar focus. Its second bank, Sunrise Bank of Albuquerque (in organization) is targeted to open in the first quarter of 2000 and a third bank, to be located in San Diego, will open by mid-year 2000.

Our plans of spreading the Sun Community vision throughout the western United States moved forward in 1999. In Las Vegas, Nevada Community Bancorp Limited, led by Tom Mangione, opened two new banks and organized a third for opening in early 2000. Desert Community Bank opened in August with Jim Howard as president and Red Rock Community Bank began operations in November under Steve Mallory's leadership. Both banks received outstanding receptions in their respective markets.

Sun completed formation of two California bank development companies, First California Northern Bancorp and First California Southern Bancorp, with impressive leadership teams. Board members include nationally prominent banking leaders Joe Stiglich, former vice chair of Wells Fargo, Kathleen Lucier, who headed Wells Fargo's Southwest operations, and Kathy Munro, formerly President of Bank of America Southwest Region. With their guidance, we expect to identify exceptional opportunities for new community banks in California.

Operational Expansion

The efficiencies of our individual banks are enhanced by the infrastructure Sun Community provides. In 1999, we identified the need for growth and leadership in the operations and information arenas. We recruited Dave Dutton as executive vice president and chief information officer for Sun Community operations, as well as those of our parent company, Capitol Bancorp. In his first months on board, Dave restructured the processing center and directed the planning and oversight for construction of a state-of-the-art operations center to support our anticipated growth in new banks and future technology advancements.

With Y2K uncertainty wreaking havoc on our industry, Sun Community was well prepared with a strong team, proactive strategy and open communications. While bank presidents with large banks and many small community banks found themselves distracted by the Y2K problem, Sun Community's approach allowed our banks to focus on the customer, knowing that the issue was in good hands. As a result of our planning, the critical Y2K dates passed without incident.

Electronic commerce initiatives received a great deal of attention in 1999. Customers were surveyed to determine their specific needs, in order that our energies could be focused properly. Integrated telephone, Internet and PC banking options will be available in 2000, with cash management products and web-based services that are responsive to customer demands.

In our efforts to better serve our banks and increase efficiency of regulatory and administrative functions, Sun Community added an experienced compliance/CRA officer, a full-time auditor, additional loan review personnel and legal staff. The personnel demands of individual banks led to the hiring of a human resources director to assist in identification and recruitment of staff, as well as development and evaluation of performance criteria.

Performance

As predicted in our 1998 annual report letter, 1999 proved to be a dramatic year for corporate growth. The size of Sun more than doubled from $136 million to $300 million. Our investment in the operational and support functions of Sun improved our position and effectiveness in our core business. With the added new bank units, we anticipate moving to profitability during the current year.

A most noteworthy event for Sun in 1999 was the initial public offering of its common stock on the NASDAQ exchange. On July 2, 1999, Sun completed its IPO, raising over $25 million to support our aggressive growth strategy. Relatively all financial stocks, particularly those of regional and community bank companies, have been hit hard in recent months. As more of our banks mature, we believe Sun's shares will begin to reflect more appropriate valuation. Our strategy is to continue aggressive growth during the course of this calendar year.

As we enter our third year of operation, we believe Sun Community is positioned to continue to capture an increasingly desirable market segment within the financial services arena. Through our affiliation and commitment, we have created a new class of banking that we are confident will prove profitable, not only for our customers, but also for you, our shareholders.

Sincerely,
Joseph D. Reid
Chairman and CEO

John S. Lewis
President

Board of Directors
Michael J. Devine
Attorney at Law

Richard N. Flynn
President
Flynn & Associates

Michael F. Hannley
President and CEO
Bank of Tucson

Michael J. Harris
Broker
Tucson Realty & Trust Company

Gary W. Hickel
President
Valley First Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John S. Lewis
President
Sun Community Bancorp Limited

Humberto S. Lopez
President
HSL Properties, Inc.

Kathryn L. Munro
Partner
Tahoma Venture Fund

Joseph D. Reid
Chairman, President and CEO
Capitol Bancorp Ltd. and
Chairman and CEO
Sun Community Bancorp Limited

Ronald K. Sable
CEO
Concord Solutions, L.L.C.

Officers
Joseph D. Reid
Chairman of the Board
and CEO

Michael L. Kasten
Vice Chairman

Richard N. Flynn
Secretary

John S. Lewis
President

David J. Dutton
Executive Vice President and
Chief Information Officer

Michael F. Hannley
Executive Vice President

Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

Gary W. Hickel
Executive Vice President

Gerry J. Smith
Executive Vice President

Cristin Reid English
General Counsel

Patricia L. Stone
Senior Vice President

Leonard C. Zazula
Senior Vice President

Katherine P. Bowden
Vice President and
Regional Controller

Paige E. Mulhollan
Vice President and
Corporate Controller

Greg E. Patten
Vice President

Darryl Tenenbaum
Vice President

Bank of Tucson
4400 E. Broadway * Tucson, AZ 85711 * (520) 321-4500

Bank of Tucson's motto is "Small Bank, Big Difference." As a result of our affiliation with the Sun family of banks, we can be as small as we want to be and as large as we need to be. Our customers receive major advantages not available in big bank environments because of our unique corporate structure.

During the past year, Bank of Tucson continued to add to its already significant loan portfolio in the form of commercial real estate, residential and construction loans. By participating loans with our affiliates, we recently provided construction financing of a $6.5 million Holiday Inn Express and a $4.5 million office project, while giving equal attention to the renovation of a small medical complex and many other loans requiring creative financing.

Bank of Tucson has exceeded what most three-year old banks would hope to achieve. Yet, we aren't even close to our potential. We have dubbed the coming year "Success 2000 - Reaching New Heights." Keep an eye on Bank of Tucson - we're focused on being the best!

Michael F. Hannley
President and CEO

Board of Directors
Bruce I. Ash
Vice President
Paul Ash Management, L.L.C.

Slivy Edmonds Cotton
Chairman and CEO
Perpetua, Inc.

Michael J. Devine
Attorney at Law

Brian K. English
Attorney at Law
The English Law Firm

William A. Estes, Jr.
President
TEM Corp.

Richard N. Flynn
President
Flynn & Associates

Michael F. Hannley
President and CEO
Bank of Tucson

Michael J. Harris
Broker
Tucson Realty and Trust Company

Richard F. Imwalle
President
University of Arizona Foundation

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Burton J. Kinerk
Attorney at Law
Kinerk, Beal, Schmidt & Dyer, P.C.

Humberto S. Lopez
President
HSL Properties, Inc.

Lyn M. Papanikolas
Business Consultant

Officers
Richard F. Imwalle
Chairman of the Board

Michael J. Devine
Vice Chairman

Richard N. Flynn
Secretary

Michael F. Hannley
President and CEO

C. David Foust
Executive Vice President and CCO

Barbara A. Sadler
Vice President

Charlene F. Schumaker
Vice President

Sandi L. Smithe
Vice President

Camelback Community Bank
2777 E. Camelback Rd. * Phoenix, AZ 85016 * (602) 224-5800

Since 1999 marked our first full year in operation, it was particularly gratifying to end the year profitably. With the support of the Sun Community family, Camelback Community Bank proved once again that the strategy of autonomy and affiliation brings powerful results.

We are particularly proud of our community involvement, most notably of our Investing Heart in our Community awards, which recognize young people for their volunteer activities. The participation by nonprofit organizations who nominated teens, community leaders who chose the winners and the teens themselves, was amazing. Our staff's community service throughout the year was equally amazing, and included involvement in organizations to assist with issues ranging from domestic violence, children and cancer prevention. As the 1998 Athena Award recipient, I spoke to dozens of community groups, providing many opportunities to position our bank as a community leader.

Through my recent election to the American Bankers Association Board of Directors, I am committed to ensuring that community banking grows and prospers in the years to come. Our affiliation with Sun Community Bancorp ensures that Camelback Community Bank will be at the forefront of that opportunity.

Barbara J. Ralston
President

Board of Directors
Shirley A. Agnos
President
Arizona Town Hall

Michael J. Devine
Attorney at Law

Cristin Reid English
General Counsel
Sun Community Bancorp Limited

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Gregory M. Kruzel
Attorney at Law
Braun-Becker-Kruzel

John S. Lewis
President
Sun Community Bancorp Limited

Tammy A. Linn
Special Projects
Governor Jane Dee Hull

Susan C. Mulligan
Certified Public Accountant
Miller Wagner Business Services, Inc.

Earl A. Petznik
President and CEO
Northside Hay Company

William J. Post
CEO
Arizona Public Service Co.

Barbara J. Ralston
President
Camelback Community Bank

Dan A. Robledo
President and CEO
Lawyer's Title of Arizona, Inc.

Mary Jane Rynd
CPA and Partner
Rynd, Carneal and Ewing

Jacqueline J. Steiner
Community Volunteer

Officers
Dan A. Robledo
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

Barbara J. Ralston
President

Rob Boosman
Executive Vice President
and CCO

Betty L. Cornish
Vice President

Tim Himstreet
Vice President

Sondra K. Koskela
Vice President

Patrick B. Westman
Vice President

Desert Community Bank
3740 S. Pecos-McLeod * Las Vegas, NV 89121 * (702) 938-0500

Desert Community Bank is the first bank opened by Nevada Community Bancorp Limited, an affiliate of Capitol Bancorp and Sun Community Bancorp. If our experience is any indication, the Sun Community model is a welcome addition to the Las Vegas business community. Our efforts in the first four months of operation attracted about $18 million in assets. After year-end 1999, our business development efforts culminated in attracting the two largest single accounts in Sun Community history - both in the same day.

Our choice of geographic location did not follow the trend in Las Vegas toward the high-growth suburban areas; rather we opted to locate in the city, avoiding the competition rampant among banks in the suburbs and choosing to serve the businesses who felt abandoned by this recent phenomena. These business customers are thankful, supportive and fiercely loyal to Desert Community Bank.

Community leadership demonstrates our gratitude to Las Vegas. In particular, we are spearheading the Coalition of Community Banks in negotiations with the city to establish much needed low-income housing. Our participation in other important organizations from downtown redevelopment to scouting is a critical component of our community bank vision.

James W. Howard
President

Board of Directors
Robert J. Andrews
COO
New-Com, Inc.

Michael J. Devine
Attorney at Law

Rose M. K. Dominguez
President
Discovery Travel

Tom Grimmett
Owner
Grimmett & Company

Garry L. Hayes
President
Law Office of Garry L. Hayes

James W. Howard
President
Desert Community Bank

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

Thomas C. Mangione
President and COO
Nevada Community Bancorp Limited

Greg McKinley
Vice President
Cragin & Pike, Inc.

Leland Pace
Managing Partner
Stewart, Archibald & Barney, L.L.P.

Greg J. Paulk
President
M.M.C., Inc.

Joseph D. Reid
Chairman and CEO
Sun Community Bancorp Limited

Joseph D. Soderberg, M.D.
Physician
Summit Anesthesiology

Stephen D. Stiver
President
Stiver Car Care

Officers
Joseph D. Reid
Chairman of the Board

Charles L. Lasky
Secretary

Thomas C. Mangione
Chief Executive Officer

James W. Howard
President

Kent L. Harding
Executive Vice President
and CCO

Rodney Chaney
Senior Vice President

Susan Pucciarelli
Senior Vice President

Cheryl Fricker
Vice President

Eileen Hagler
Vice President

East Valley Community Bank
1940 N. Alma School Road * Chandler, Arizona 85224 * (480) 726-6500

As the newest Sun Community bank in Arizona, East Valley Community Bank is proud to be part of the family. Since opening our doors at mid-year, we have concentrated on a grassroots approach to spread our message. Our involvement in the local Chambers of Commerce, Boys and Girls Clubs, Chandler/Gilbert YMCA, National Association of Women Business Owners and Chandler Leadership have been excellent tools for business development, while satisfying our desire to bring real community spirit to our bank.

Grassroots efforts were also important to our one-to-one relationship building efforts. Our slogan, Always Rising to Meet Your Needs, was captured in our early morning deliveries of fresh cinnamon rolls to local businesses. The cinnamon rolls, delivered by none other than my mother, have been well received, attracting priceless publicity and goodwill.

Located in the family-centered East Valley of metropolitan Phoenix, our approach to banking mirrors our community. At East Valley Community Bank, banking is a family affair.

Rebecca M. Jackson
President

Board of Directors
Mary E. Contreras
Owner and Agent
State Farm Insurance Agency

Michael J. Devine
Attorney at Law

David L. Heuermann
President
Axis Mortgage & Investments, L.L.C.

L. Christine Hutchings
Realtor
Re/Max 100 Realtors

Rebecca M. Jackson
President
East Valley Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Martha S. Martin
Chief Executive Officer
Spectrum Astro, Inc.

Thomas A. Padilla
Fiscal Planning Analyst
Arizona State University

Darra L. Rayndon
Principal and President
Rayndon & Longfellow, P.C.

Joseph D. Reid
Chairman and CEO
Sun Community  Bancorp Limited

James C. Stratton
Chief Executive Officer
Boys and Girls Clubs of Scottsdale

Joseph A. Tameron
Partner
Skinner. Tameron, & Company, L.L.P.

Officers
Joseph D. Reid
Chairman of the Board
and CEO

Rebecca M. Jackson
President

J. Dennis Kennedy
Executive Vice President
and CCO

Christina I. McCallum
Senior Vice President

James Patrick Blaine
Vice President

Charles M. Ertl
Vice President

Mesa Bank
63 East Main Street * Suite 100 * Mesa, AZ 85201 * (480) 649-5100

The Sun Community model calls for newly-chartered banks to hit black ink long before the national average of nearly three years. The desire for excellence is alive and well at Mesa Bank where we achieved profitability during our tenth full month of operation. Customer confidence is soaring and the Mesa Bank team is gearing up for an even more amazing 2000.

Success as a community bank means understanding local business needs. In this booming economy, our customers need loans to build or expand their business locations, finance equipment and to obtain construction loans for their homes. Mesa Bank responded with an aggressive lending program designed to offer affordable rates and attractive options, larger loans through participation with our family of banks and a unique residential construction loan program that provided assistance to over 150 proud homeowners.

Mesa Bank's track record is a testament to the entrepreneurial model that Sun Community banks embrace. Our commitment to community, understanding of business needs and creative service approach provides us with the tools to continue our success.

Neil R. Barna
President

Board of Directors
Neil R. Barna
President
Mesa Bank

Michael J. Devine
Attorney at Law

Debra L. Duvall, Ed. D.
Assistant Superintendent
Mesa Public Schools

Brian K. English
Attorney at Law
The English Law Firm

Robert R. Evans, Sr.
Partner
Evans Management Company

Stewart A. Hogue
Owner
Commercial Lithographers

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Philip S. Kellis
Managing Partner
Dobson Ranch Inn and Resort

John S. Lewis
President
Sun Community Bancorp Limited

Ruth L. Nesbitt
Community Volunteer

James A. Schmidt
CPA and Executive Director
Nelson Lambson & Co., P.L.C.

Daniel P. Skinner
Owner and Manager
LeBaron and Carroll LSI, Inc.

Terry D. Turk
President
Sun American Mortgage Co.

Officers
Robert R. Evans, Sr.
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

Neil R. Barna
President

David D. Fortune
Executive Vice President
and CCO

Daniel R. Laux
Vice President

Red Rock Community Bank
10000 W. Charleston, Suite 100 * Las Vegas, NV 89135 * (702) 948-7500

With just a month of operation during 1999, Red Rock Community Bank has already experienced a tremendous outpouring of support from our community and the Sun Community family. Las Vegas is one of the fastest growing markets in the country, but still enjoys a small town feel within its business core. All of our banking professionals and board members are veterans in the community, with a loyal following. Upon opening our doors, we were inundated with customers who couldn't wait to find a bank where personal service and stability were available. We are proud to offer both at Red Rock Community Bank.

Our geographic location is an asset to our bank, with nearly 300 potential customers in our office complex and several high-end housing developments in the surrounding area. We have aligned with several developers and homebuilders in the area to facilitate introductions to homebuyers.

As 2000 begins, Red Rock Community Bank enjoys the energy of the dynamic Sun Community family and the tremendous opportunities ahead.

Steven E. Mallory
President

Board of Directors
Judith A. Banks
Vice President
Talbot of Nevada

Eric L. Colvin
Secretary and Treasurer
Marnell Corrao Associates, Inc.

Michael J. Devine
Attorney at Law

Molly K. Hamrick
Vice President and CFO
Coldwell Banker Premier Realty

Phillip G. Hardy, Jr.
Vice President
and Project Manager
Hardy Painting and Drywall

James Harris
Vice President
Harris Insurance Services

Kathryn D. Justyn
Chief Executive Officer
Universal Health Services
Summerlin Hospital Medical Center

Keith W. Langlands
CPA and Partner
O'Bannon Wallace Langlands
& Neuman, L.L.P.

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

Steven E. Mallory
President
Red Rock Community Bank

Thomas C. Mangione
President and COO
Nevada Community Bancorp Limited

Joseph D. Reid
Chairman and CEO
Sun Community Bancorp
Limited

Frederick P. Waid
Principal
SBG Group, L.L.C.

Officers
Joseph D. Reid
Chairman of the Board

Charles L. Lasky
Secretary

Thomas C. Mangione
Chief Executive Officer

Steven E. Mallory
President

James Wojewodka
Executive Vice President
and CCO

Mary E. Davis
Senior Vice President

Susan E. Daleiden
Vice President

Theresa L. Hartke
Vice President

Southern Arizona Community Bank
6400 N. Oracle Rd * Tucson, AZ 85704 * (520) 219-5000

Growth at Southern Arizona Community Bank is a testament to the wisdom of the Sun Community model. The bank's excellent performance this past twelve months is evidenced by a 108% increase in assets, a 166% increase in deposits and a very impressive 600% increase in loans outstanding. Our commitment to small and medium sized business and professional clients proved fruitful.

Our board and staff, with a combined 400 years of banking experience, provided solid reasons to bank at Southern Arizona Community Bank. We reached out into the northwest Tucson community, supporting civic organizations and adopting community causes, with the desired results. In just over one year of operation, our bank has grown to be a sought-after resource for local businesses.

We look forward to continuing our pattern of growth in the coming year. The foundation we have built has set a solid course for the new millennium.

John P. Lewis
President

Board of Directors
William R. Assenmacher
President
T. A. Caid Industries, Inc.

Jody A. Comstock
Physician and Owner
Skin Spectrum

Thomas F. Cordell
Marketing Media Specialist
University of Arizona, ECAT

Michael J. Devine
Attorney at Law

Robert A. Elliott
President and Owner
Robert A. Elliott, Inc.

Brian K. English
Attorney at Law
The English Law Firm

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Yoram Levy
Project Manager
Diamond Ventures, Inc.

John P. Lewis
President
Southern Arizona Community Bank

John S. Lewis
President
Sun Community Bancorp Limited

Jim Livengood
Director of Athletics
University of Arizona

James A. Mather
Certified Public Accountant
and Attorney at Law

Louise M. Thomas
President
Events Made Special

Paul A. Zucarelli
President
Gordon, Zucarelli and Handley Insurance

Officers
Paul A. Zucarelli
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

John P. Lewis
President

Michael J. Trueba
Executive Vice President
and CCO

Teresa R. Gomez
Vice President

James C. Latta
Vice President

Sunrise Bank of Arizona
4350 East Camelback Road * Suite 100A * Phoenix, AZ 85018 * (602) 956-6250

1999 was a year of tremendous opportunity for Sunrise Bank of Arizona. We continued to differentiate our bank from the competition, as well as our affiliates, with our targeted growth strategy and emphasis on real estate lending. The pipeline for SBA loans grew steadily and Sunrise was the only Arizona bank to receive its preferred lender or "PLP" designation from the Small Business Administration in 1999, speeding the approval and underwriting process. Loan growth of $23 million was well balanced with deposit growth of nearly $26 million.

Our success and the unique nature of the Sunrise concept led to creation of Sunrise Capital Corporation, a bank development company whose purpose is to establish similar real estate focused banks in targeted geographic markets. In anticipation of our second bank, we opened a loan production office in Albuquerque, New Mexico, funding nearly $3 million in loans in late 1999. With at least two more banks on the drawing board, we can leverage our underwriting staff and PLP designation for greater efficiency and better margins.

2000 will bring increased focus on deposit relationships. Garth Jax, former NFL linebacker, joined our team as Vice President and Relationship Manager, after a distinguished career in community relations for the Arizona Cardinals. We look forward to great things from Garth and our new banks as we enter the new millennium.

William D. Hinz, II
President

Board of Directors
Sandra A. Abalos
President
Abalos and Associates, P.C.

Michael J. Devine
Attorney at Law

Brian K. English
Attorney at Law
The English Law Firm

Howard J. Hickey, III
Executive Vice President
Sunrise Bank of Arizona

William D. Hinz, II
President
Sunrise Bank of Arizona

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John T. Katsenes
Manager
Katsenes Enterprises

Kevin B. Kinerk
Executive Vice President
Sunrise Bank of Arizona

G. D. "Rab" Paquette
President
Commercial Blueprint Company

Joseph D. Reid
Chairman and CEO
Sun Community Bancorp Limited

Mark Steig, D.D.S.
Orthodontist
Mark Steig, D.D.S., P.C.

James R. Wentworth
Principal
Wentworth, Webb and Postal, L.L.C.

Officers
Joseph D. Reid
Chairman of the Board and CEO

William D. Hinz, II
President

Howard J. Hickey, III
Executive Vice President

Kevin B. Kinerk
Executive Vice President

Marian B. Creel
Vice President

J. Garth Jax
Vice President

Douglas N. Reynolds
Vice President and CCO

Leonard C. Zazula
Vice President

Valley First Community Bank
7501 East McCormick Parkway * North Court, Suite 105N
Scottsdale,  AZ 85258-3495 * (480) 596-0883

Valley First Community Bank marked its second anniversary in 1999. This represents our first full calendar year of profitability. Through hard work and sound strategy, we have positioned the Bank for continued success.

In addition to the dedication of our Board of Directors, the Bank has benefited significantly from its Business Advisory Council made up of local business owners and professionals, who serve as our ambassadors within the city of Scottsdale. Like our Board, the Advisory Council has provided significant guidance toward our success.

Our emphasis on profitability has not compromised our parallel commitment to this community. Banks are routinely graded on their community citizenship under the authority of the Community Reinvestment Act which is administered by our primary regulators. I am pleased to report to you that Valley First Community Bank received a CRA rating of Outstanding. Among the many community activities in which we are involved, we are especially pleased with the efforts of our employees. For the second year, our employees teamed with customers to make the holidays brighter for children from domestic violence situations.

As we enter the third calendar year of operations as a start-up bank, we are encouraged by the many opportunities for success which exist in our community. Unlike large institutions, our focus is business retention more than growth. This is a part of our operating philosophy "Smaller Bank - Bigger Service."

Gary W. Hickel
President

Board of Directors
W. Craig Berger
President
W. Craig Berger Financial Services, Ltd.

Marilyn D. Cummings
Realtor
Russ Lyon Realty Company

Michael J. Devine
Attorney at Law

W. Randy Fitzpatrick
Certified Public Accountant
Fitzpatrick , Hopkins, Kelly and Leonhard, P.L.C.

Patrick J. Harris
Skill Golf, Inc.

Gary W. Hickel
President
Valley First Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John S. Lewis
President
Sun Community Bancorp Limited

Donald J. Mahoney
Managing Director
Trammel Crow Company

Gordon D. Murphy
Chairman
Esperanca, Inc.

Harry Rosenzweig, Jr.
Co-Owner
Harry's Fine Jewelry

Patricia B. Ternes
Certified Financial Planner
Dain Rauscher Incorporated

Officers
Gordon D. Murphy
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

Patrick J. Harris
Secretary

Gary W. Hickel
President

Edward T. Williams
Executive Vice President
and CCO

Jeffrey S. Birkelo
Vice President

Lance K. Wise
Vice President

Nevada Community Bancorp Limited
3740 S. Pecos-McLeod o Suite A
Las Vegas, NV 89121-4253
(702) 938-0521

Board of Directors
Glenn C. Christenson
EVP, CFO and CAO
Station Casinos, Inc.

Michael J. Devine
Attorney at Law

Cristin Reid English
General Counsel
Nevada Community Bancorp Limited

Joel I. Ferguson
Chairman
Ferguson Development, L.L.C.

Michael F. Hannley
President and CEO
Bank of Tucson

Mark A. James
Senior Partner/State Senator
James, Driggs, Walch, Santoro, Kearney, Johnson & Thompson

Lewis D. Johns
President
Mid-Michigan Investment Company

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Larry W. Kifer
Chairman and CEO
Algiers Hotel

John S. Lewis
President
Sun Community Bancorp Limited

Humberto S. Lopez
President
HSL Properties, Inc.

Thomas C. Mangione
President and COO
Nevada Community Bancorp Limited

Joseph D. Reid
Chairman and CEO
Nevada Community Bancorp Limited

Edward D. Smith
President
Smith-Christensen Enterprises

Officers
Joseph D. Reid
Chairman and CEO

Michael J. Devine
Vice Chairman

Michael F. Hannley
Secretary

Thomas C. Mangione
President and
Chief Operating Officer
Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

Cristin Reid English
General Counsel

Sunrise Capital Corporation
225 Gold SW
Albuquerque, NM o 87102
(505) 244-8000

Board of Directors
Michael J. Devine
Attorney at Law

Cristin Reid English
General Counsel
Sunrise Capital Corporation

Gary W. Hickel
President
Valley First Community Bank

William D. Hinz, II
President
Sunrise Bank of Arizona

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John S. Lewis
President
Sun Community Bancorp Limited

Joseph D. Reid
Chairman and CEO
Sunrise Capital Corporation

Douglas N. Reynolds
Vice President and CCO
Sunrise Bank of Arizona

Officers
Joseph D. Reid
Chairman, President and CEO

Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

William D. Hinz, II
Executive Vice President
and COO

Cristin Reid English
General Counsel

Other Corporate Information

Corporate Office
2777 E. Camelback Rd.
Suite 375
Phoenix, AZ 85016
(602) 955-6100
www.suncommunity.com

Independent Auditors
BDO Seidman, LLP
Grand Rapids, Michigan

Shareholder Information

Annual Meeting

Sun's Annual Meeting of Shareholders will be held on Friday, May 26, 2000 at 9:00 a.m. at Sun's corporate offices located at 2777 E. Camelback Road, Phoenix, Arizona.

Common Stock Trading Information

Sun's common stock trades on the National Market Tier of The Nasdaq Stock MarketSM under the trading symbol SCBL.

The following brokerage firms make a market in Sun's common stock:

First Union Securities
Richmond, Virginia

M.H. Meyerson & Company
Jersey City, New Jersey

Sandler O'Neill & Partners
New York, New York

Sherwood Securities Corporation
New York, New York

Spear, Leeds & Kellogg
New York, New York

Stifel, Nicolaus & Company, Inc.
St. Louis, Missouri

Stock Transfer Agent
American Securities Transfer & Trust, Inc.
12039 West Alameda Parkway
Lakewood, CO 80228
(303) 986-5400

                                 [MAP GRAPHIC]

TABLE OF CONTENTS

Selected Consolidated Financial Data...........................................2
Information Regarding Sun's Common Stock.......................................3
Availability of Form 10-K and Certain Other Reports............................3
Responsibility For Financial Statements........................................4
Cautionary Statement Regarding Forward-Looking Statements......................4
Management's Discussion and Analysis of Financial Condition and Results
  of Operations:
    The Business of Sun and its Banks..........................................5
    Sun's Structure............................................................6
    Recent Developments........................................................8
    Banking Technology at Sun..................................................8
    1999 Financial Overview....................................................8
    Changes in Consolidated Financial Position.................................8
    Consolidated Results of Operations........................................10
    Liquidity, Capital Resources and Capital Adequacy.........................12
    Trends Affecting Operations...............................................13
    Century Date Change.......................................................16
    New Accounting Standards..................................................17
Report of Independent Auditors................................................18
Consolidated Financial Statements:
    Consolidated Balance Sheets...............................................19
    Consolidated Statements of Operations.....................................20
    Consolidated Statements of Changes in Stockholders' Equity................21
    Consolidated Statements of Cash Flows.....................................22
    Notes to Consolidated Financial Statements................................23

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (in $1,000s, except per share data)


                                                            As of and for the Year Ended December 31
                                                        -------------------------------------------------
                                                         1999(1)        1998(2)     1997(3)      1996(4)
                                                        ---------      ---------   ---------    ---------
For the year:
  Interest income                                       $  17,920      $   7,344   $   2,871    $     354
  Interest expense                                          5,368          2,280         914          123
  Net interest income                                      12,552          5,064       1,957          231
  Provision for loan losses                                 1,753            379         268           49
  Noninterest income                                          759            334         125           10
  Noninterest expense                                      14,503          5,330       2,037          440
  Income (loss) before cumulative effect of change in
    accounting principle                                   (1,207)(5)         57         (72)        (164)
  Net income (loss)                                        (1,593)            57         (72)        (164)
  Net income (loss) per share:
      Basic                                                  (.34)           .02        (.05)        (.14)
      Diluted                                                (.34)           .02        (.05)        (.14)

At end of year:
  Total assets                                          $ 300,390      $ 135,578   $  55,007    $  17,276
  Total earning assets                                    291,783        130,640      52,901       16,639
  Portfolio loans                                         206,232         68,080      31,236        4,850
  Deposits                                                225,007         98,782      42,899       12,021
  Debt obligations                                             --             --          --           --
  Minority interests in consolidated subsidiaries          21,384          9,411       2,010           --
  Stockholders' equity                                     50,003         26,627       9,690        5,189


                                                       Quarterly Results of Operations
                                               ----------------------------------------------
                                                First        Second       Third      Fourth     Total for
                                               Quarter       Quarter     Quarter     Quarter     the Year
                                               --------      --------    --------    --------    --------
Year ended December 31, 1999:(1)
  Interest income                              $  2,976      $  3,804    $  4,988    $  6,152    $ 17,920
  Interest expense                                  886         1,193       1,425       1,864       5,368
  Net interest income                             2,090         2,611       3,563       4,288      12,552
  Provision for loan losses                         209           326         527         691       1,753
  Income (loss) before income taxes and
    cumulative effect of change in
    accounting principle                           (240)         (315)       (677)       (504)     (1,736)
  Income (loss) before cumulative effect
    of change in accounting principle              (176)(5)      (225)       (464)       (342)     (1,207)
  Net income (loss)                                (562)         (225)       (464)       (342)     (1,593)
  Net income (loss) per share:
      Basic                                        (.15)         (.06)       (.08)       (.06)       (.34)
      Diluted                                      (.15)         (.06)       (.08)       (.06)       (.34)

Year ended December 31, 1998:(2)
  Interest income                              $  1,335      $  1,638    $  2,004    $  2,367    $  7,344
  Interest expense                                  395           502         639         744       2,280
  Net interest income                               940         1,136       1,365       1,623       5,064
  Provision for loan losses                          41            70         129         139         379
  Income (loss) before income taxes                 133           245          41        (333)         86
  Net income (loss)                                 117           151          15        (226)         57
  Net income (loss) per share:
      Basic                                         .04           .05         .01        (.08)        .02
      Diluted                                       .04           .05         .01        (.08)        .02

(1) Includes East Valley Community Bank effective June 1999 (located in Chandler, Arizona and majority-owned by Sun); Desert Community Bank (August
     1999) and Red Rock  Community  Bank  (November  1999),  both located in Las
     Vegas, Nevada and majority-owned by Nevada Community Bancorp Limited (formed in 1999 and majority-owned by Sun).
(2) Includes Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December 1998), majority-owned by Sun.
(3) Includes Valley First Community Bank, effective June 1997, which is majority-owned by Sun.
(4)  1996 period  represents Bank of Tucson amounts from date of inception (June
     1996). Bank of Tucson became wholly-owned by Sun in 1997 through a share exchange transaction. Prior to the share exchange transaction, Sun had no assets or operations.
(5) Implementation of a new accounting standard which required the write-off of previously capitalized start-up costs resulted in a one-time charge of $386,000 (net of income tax effect) or $.08 per share effective January 1, 1999.

INFORMATION REGARDING SUN'S COMMON STOCK

Sun's common stock is traded on the National Market Tier of The Nasdaq Stock MarketSM under the symbol "SCBL". Market quotations regarding the range of high and low sales prices of Sun's common stock, which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows for periods after Sun's July 1999 initial public offering of common stock:

                                                    1999
                                           ----------------------
                                             Low           High
                                           -------        -------
     Quarter Ended:
       September 30                        $10.375        $20.000
       December 31                           8.000         12.500

Sun has paid no cash dividends to date. Capitol Bancorp Ltd. owns 51% of Sun's common stock.

As of February 22, 2000, there were 1,088 beneficial holders of Sun's common stock, based on information supplied to Sun from its stock transfer agent and other sources. At that date, 5,503,870 shares of common stock were outstanding. Sun's stock transfer agent is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, Colorado 80228 (telephone 303-986-5400).

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Sun's 1999 report on Form 10-K, without exhibits, is available to holders of its common stock without charge, upon written request. Form 10-K includes certain statistical and other information regarding Sun and its business. Requests to obtain Form 10-K should be addressed to Cristin Reid English, General Counsel, Sun Community Bancorp Limited, 2777 East Camelback Road, Suite 101, Phoenix, Arizona 85016.

Form 10-K, and certain other periodic reports, are filed with the Securities and Exchange Commission (SEC). The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Sun). The SEC's web site address is http:\\www.sec.gov. Sun's filings with the SEC can also be accessed through Sun's web site, http:\\www.suncommunity.com.

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Sun's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles.

Sun's management is also responsible for establishing and maintaining the internal control structure of Sun, its banks and its bank development subsidiaries. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with generally accepted accounting principles. In fulfilling this objective, management has various control procedures in place which include, but are not limited to, review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of Sun's consolidated financial statements performed by a qualified independent audit firm. Management believes the internal control structure of Sun to be adequate and that there are no material weaknesses in internal control.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this annual report, including the consolidated financial statements, management's discussion and analysis of financial condition and results of operations and other portions of this annual report that are not historical facts, including, without limitation, statements of performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Sun and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words "intend", "expect", "project", "estimate", "predict", "anticipate", "should", "will", "believe", and similar expressions also are intended to identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Sun's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Sun's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Sun's banks and Sun's ability to respond to such actions, (ix) the cost of capital, which may depend in part on Sun's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management, and (xii) other risks detailed in Sun's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written or oral forward-looking statements attributable to Sun or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Sun undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Most of this section discusses items of importance regarding Sun's financial statements which appear elsewhere in this report. In order to obtain a full understanding of this discussion, it is important to read it with those financial statements. However, before discussing the financial statements and related highlights, an introductory section includes some important background information about the business of Sun and its banks, Sun's structure and recent developments.

THE BUSINESS OF SUN AND ITS BANKS

Sun defines itself as a BANK DEVELOPMENT COMPANY. In the highly regulated business of banking, it is viewed by governmental agencies as a bank holding company. Sun views bank DEVELOPMENT as a much more dynamic activity than the regulatory label for bank holding companies.

Bank development at Sun is the business of mentoring, monitoring and managing its investments in community banks. Bank development is also the activity of adding new banks through startup, or DE NOVO, formation or through other affiliation efforts, such as acquiring existing banks.

The banks have similar characteristics:

     * Each bank has an on-site president and management team, as local decision makers.
     * Each bank has a local board of directors which has actual authority over the bank.
     *    Each bank generally operates from only one office location.
     * Each bank can fully meet customers' needs anywhere, anytime through bankers on call, courier services, telephone banking and other delivery methods.
     * Each bank has access to an efficient back-room processing facility and leading edge technology through shared resources.

Sun's banks seek the profitable customer relationships which are often displaced through mergers, mass marketing, megabanks and an impersonal approach to handling customers. The banks are focused on commercial banking activities, emphasizing business customers, although they also offer a complete array of financial products and services.

Each bank has a separate charter. A bank charter is similar to articles of incorporation and enables each bank to exist as a distinct legal entity. Sun's banks are state-chartered which means they are organized under a particular state's banking laws. All of the banks are FDIC insured. Banks are highly regulated by state and federal agencies. Because each bank has its own charter, each bank is examined by both state and federal agencies as a separate and distinct legal entity for safety, soundness and compliance with banking laws and regulations.

Sun became a bank holding company in 1997 when it acquired Bank of Tucson in a share exchange transaction. Bank of Tucson had been formed in 1996 by a group of individuals which included some of the same organizers of Sun. Sun became a one-bank holding company through the Bank of Tucson share exchange and, as a result, Bank of Tucson's shareholders became shareholders of Sun. Bank of Tucson is Sun's only wholly-owned bank subsidiary. A second start-up bank, Valley First Community Bank, was added in 1997. Four start-up banks were added in 1998 and three in 1999.

At December 31, 1999, Sun consisted of 9 community banks, with locations in 3 states.

Sun's bank development philosophy is one of "SHARED VISION" which encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of efficient management. Sun provides shared resources to its banks which includes common data processing systems, centralized item processing, loan review, internal audit, credit administration, accounting and risk management.

SUN'S STRUCTURE

Sun is a majority-owned subsidiary of Capitol Bancorp Ltd. Capitol is a multi-bank development company headquartered in Lansing, Michigan. It has consolidated total assets of about $1.3 billion, which includes Sun's consolidated assets. Sun's financial statements are included in Capitol's because of Capitol's majority ownership of Sun.

The organizational structure of Sun is complex. It is a mixture of banks which Sun owns directly and others which are owned indirectly through subsidiary bank development companies. Additionally, Sun's direct and indirect ownership percentages of these entities differ.

Headquartered in Phoenix, Arizona, Sun became a public company in 1999 and is carrying out all of its current bank development activities in the southwestern region of the United States. At year end 1999, its consolidated assets were $300 million ($136 million at year end 1998). It is comprised of a combination of directly-owned banks and bank development subsidiaries:

                              Sun Community Bancorp Limited
                              51% owned by Capitol Bancorp

Arizona bank development     Nevada bank development through       Sunrise Capital Corporation, multi-
  through 6 majority-      Nevada Community Bancorp Limited and    state bank development emphasizing
 owned community banks     its 2 majority-owned community banks    specialized lending (SBA) through 1
                                                                      majority-owned community bank

The current group of banks comprising bank development in Arizona follows:

                            Arizona Bank Development
                             (direct subsidiaries of
                         Sun Community Bancorp Limited)

             Bank of Tucson                           Mesa Bank
            (Tucson -- 1996)                        (Mesa -- 1998)
          100% ownership by Sun                   53% ownership by Sun

              Valley First                            Camelback
             Community Bank                         Community Bank
          (Scottsdale -- 1997)                     (Phoenix -- 1998)
          52% ownership by Sun                    55% ownership by Sun

            Southern Arizona                          East Valley
             Community Bank                          Community Bank
            (Tucson -- 1998)                       (Chandler -- 1999)
          51% ownership by Sun                    88% ownership by Sun

All of these banks are very young. The most mature bank of the group, Bank of Tucson, completed its 36th month of operation in June 1999. The youngest bank, East Valley Community Bank, opened in June 1999. These banks ranged in size from almost $11 million in assets to $82 million at year end 1999. Four of the banks are located in or near greater Phoenix, while two are located in Tucson.

Bank development activities in Nevada are carried out through Nevada Community Bancorp Limited, which is 51% owned by Sun, and was formed in 1999:

                        Nevada Community Bancorp Limited
                                51% owned by Sun

          Desert Community Bank                   Red Rock Community Bank
           (Las Vegas -- 1999)                      (Las Vegas -- 1999)
          51% ownership by NCBL                    51% ownership by NCBL

Both of the Nevada banks opened in the second half of 1999 and a third Las Vegas area bank is expected to open in the first half of 2000. For their brief period of operation in 1999, the two banks' combined total assets was $33 million at year end 1999.

Sunrise Capital Corporation is a newly formed subsidiary company, 57% owned by Sun. It is focused on developing banks in several states with a slightly different emphasis on commercial lending than the other bank affiliates of Sun. As of year end 1999 it has one bank subsidiary, Sunrise Bank of Arizona, which is majority-owned and located in Phoenix. As its initials would imply, Sunrise Bank of Arizona is focused on offering loan products structured through the SBA, or US Small Business Administration, in addition to the full array of typical bank products. Sunrise Capital Corporation commenced operations in late 1999 when it completed a share exchange transaction involving Sunrise Bank of Arizona, previously a 51%-owned subsidiary of Sun.

In 1999, a loan production office of Sunrise Bank of Arizona was established in Albuquerque, New Mexico. It will evolve into Sunrise Bank of Albuquerque (in organization), which is expected to open in the first half of 2000.

All of these banks and subsidiary bank development companies are combined, or consolidated, for financial reporting purposes because Sun has ownership control of them either directly or indirectly. Current accounting rules require consolidated reporting when one entity has majority voting control of another. The reporting entity is the parent organization and entities which are majority-owned by the parent are subsidiaries. In the circumstances of Sun, this parent and subsidiary relationship applies also to second tier subsidiaries which have consolidated subsidiaries of their own.

The accounting rules in this area are also complex and complicate gaining an understanding of consolidated financial statements. For example, consolidated balance sheets include all of the combined entities' assets and liabilities, without an adjustment for the percentage of ownership by the parent. On the other hand, consolidated net income includes all of the combined entities' operating results, but only to the extent of the parent's ownership percentage.

RECENT DEVELOPMENTS

Because of the number of banks and bank development companies added in 1999 and 1998, comparing financial results for those and prior periods is difficult.

In 1999, a total of 5 entities were added to the consolidated group. This number consists of 3 new banks and 2 new bank development companies. In 1998, there were four new banks added to the group.

At year end 1999, applications for two banks (one in Nevada and one in New Mexico) were pending, awaiting regulatory approval and capitalization. Management expects that at least two applications for permission to form new banks will be filed in early 2000 (one each in the states of Arizona and California). Additionally, two bank development companies (which will become majority-owned subsidiaries of Sun) are expected to commence operations in two regions within the state of California in 2000.

BANKING TECHNOLOGY AT SUN

The use of high technology banking systems is key to the delivery of accurate and timely customer service. Sun currently operates one data processing site, located in Phoenix, Arizona which processes all activity for its banks.

With the century date change, or Y2K, now successfully completed, implementation of Internet-based banking capabilities is in process.

1999 FINANCIAL OVERVIEW

Sun completed 1999 with total assets exceeding $300 million, an increase of more than 120% over the year end 1998 level.

Consolidated operating losses for 1999 were about $1.2 million compared to a slight amount of net income, $57,000, in 1998. The net loss for 1999 was $1.6 million. The 1999 net loss resulted primarily from the early period operating losses of start-up and young bank subsidiaries and an accounting change which required the write-off of previously capitalized start-up costs.

CHANGES IN CONSOLIDATED FINANCIAL POSITION

Total assets have grown significantly from $55 million at the end of 1997, to $136 million at year end 1998 and reaching $300 million at the end of 1999. This rapid asset growth is the result of adding new banks and the growth and evolution of Sun's young banks. Each bank reported strong asset growth in 1999.

                                  TOTAL ASSETS
                                  ($ millions)

                   1996         1997        1998         1999
                   ----         ----        ----         ----
                    17           55          136          300

At year end 1999, total assets of the three banks formed in 1999 approximated $44 million. The four banks formed in 1998 reported total assets of $111 million at the end of 1999, an increase of $77 million during the year. Total assets of the bank which became two years old in 1999 grew 25% to $46 million. The most mature bank, formed in 1996, reported total assets of $82 million at year end 1999, an increase of about 29% for the year.

The total assets of each bank, the consolidated totals and ownership percentages are summarized below as of year end 1999 (in $1,000s):

                                            Percentage
                                           Ownership By         Total Assets
                                         ----------------   --------------------
                                         Sun     2nd Tier     1999        1998
                                         ----    --------   --------    --------
     Bank of Tucson                      100%               $ 82,113    $ 63,860
     Camelback Community Bank             55%                 30,254      10,017
     East Valley Community Bank           88%                 10,757
     Mesa Bank                            53%                 24,738       6,192
     Southern Arizona Community Bank      51%                 25,778      12,395
     Valley First Community Bank          52%                 45,678      36,588
     Nevada Community Bancorp Limited:    51%
       Desert Community Bank                        51%       17,839
       Red Rock Community Bank                      51%       15,596
     Sunrise Capital Corporation:         57%
       Sunrise Bank of Arizona                     100%       30,615       5,411
     Other, net                                               17,022       1,115
                                                            --------    --------
              Consolidated totals                           $300,390    $135,578
                                                            ========    ========

Most of the consolidated assets consist of loans. Net portfolio loans surpassed the $200 million mark near the end of 1999, or about 68% of total consolidated assets at the end of the year.

The banks emphasize commercial loans, consistent with their focus on serving small to mid-sized business customers. Commercial loans comprise $192 million or 93% of total portfolio loans at year end 1999, an increase over the 89% ratio in 1998. Loan growth in 1999 was significant--$138 million or a growth rate of 203% for the year.

Asset quality has remained strong in this record period of economic stability and expansion. Nonperforming loans, which consist of loans more than 90 days past due and loans on nonaccrual status, approximated $34,000 at year end 1999, none in 1998.

The banks maintain an allowance for loan losses to absorb estimated losses in the loan portfolio at the balance sheet date. At December 31, 1999, the allowance for loan losses approximated $2.4 million or 1.15% of portfolio loans, compared to $696,000 or 1.02% in 1998. The following table summarizes portfolio loans, the allowance for loan losses and its ratio, and nonperforming loans (in $1,000s):

                                                                                              Allowance as a
                                                           Allowance for     Nonperforming      % of Total
                                  Total Portfolio Loans     Loan Losses         Loans         Portfolio Loans
                                  ---------------------   ---------------    -------------    ---------------
                                    1999         1998     1999      1998     1999     1998    1999     1998
                                    ----         ----     ----      ----     ----     ----    ----     ----
Bank of Tucson                    $ 59,088     $37,899   $  725    $ 392                      1.23%    1.03%
Camelback Community Bank            22,731       3,246      228       33                      1.00%    1.02%
East Valley Community Bank           4,335                   44                               1.01%
Mesa Bank                           18,884       1,386      189       14                      1.00%    1.01%
Southern Arizona Community Bank     20,610       2,925      207       30                      1.00%    1.03%
Valley First Community Bank         36,334      20,879      418      209     $ 34             1.15%    1.00%
Nevada Community Bancorp Limited:
  Desert Community Bank             11,438                  154                               1.35%
  Red Rock Community Bank            7,861                  156                               1.98%
Sunrise Capital Corporation:
  Sunrise Bank of Arizona           24,952       1,745      250       18                      1.00%    1.03%
Other, net                              (1)
                                  --------     -------   ------    -----     ----    -----    ----     ----
      Consolidated totals         $206,232     $68,080   $2,371    $ 696     $ 34    $ -0-    1.15%    1.02%
                                  ========     =======   ======    =====     ====    =====    ====     ====

The allowance for loan losses is maintained at a level believed adequate by management. It is analyzed quarterly by each bank. The adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentration of credit), past loss experience, current economic conditions, loan commitments outstanding, regulatory requirements and other factors.

New banks, as a condition of charter approval, are required to maintain an allowance ratio of not less than 1% for their first three years of operations. Because they are new banks with new or unseasoned loans and no prior loss history, 1% is often used as a starting point for the amount of the allowance, particularly in the earliest years of operation. This reduces the consolidated ratio, even though larger and more mature banks maintain higher allowance ratios. For example, Bank of Tucson, the most mature bank, increased its allowance ratio to 1.23% at year end 1999.

CONSOLIDATED RESULTS OF OPERATIONS

Revenue growth has been significant. In 1999, total revenues exceeded $18.7 million, a 143% increase over the 1998 revenue level of $7.7 million. The primary revenue source is interest income from loans. Net interest income is the difference between total interest income and interest expense on deposits and borrowings. The following graph summarizes growth in total revenue (which includes noninterest income like some fees and service charges):

                                 TOTAL REVENUES
                                 ($ thousands)

                   1996         1997        1998         1999
                   ----         ----        ----         ----
                    364        2,997       7,679        18,679

Of the 1999 revenues, $7.4 million, or about 40%, came from the most mature bank, formed in 1996. The bank formed in 1997 reported 1999 revenues of $3.4 million or about 18% of the consolidated total. The four banks started in 1998 generated total revenues of $6.3 million or about one third of the 1999 consolidated total.

Growth in the categories of interest income and interest expense, as well as noninterest income and noninterest expense, is the result of the addition of new banks during the periods presented and the ongoing growth of Sun's young banks. The largest component of noninterest expense is salaries, wages and benefits, which has increased significantly due to the larger number of banks and bank development subsidiaries and added corporate personnel.

The following table summarizes net income for each of the banks and on a consolidated basis and the related rates of return on average assets and equity, where applicable (in $1,000s):

                                        Net Income (Loss)      Return on Average Equity    Return on Average Assets
                                   -------------------------   -------------------------   -------------------------
                                    1999      1998      1997    1999      1998     1997     1999      1998     1997
                                    ----      ----      ----    ----      ----     ----     ----      ----     ----
Bank of Tucson                     $ 1,086   $ 776    $ 150    16.63%    12.73%    2.88%    1.48%     1.25%    0.47%
Camelback Community Bank              (520)   (370)
East Valley Community Bank            (673)
Mesa Bank                             (207)   (118)
Southern Arizona Community Bank       (546)   (252)
Valley First Community Bank             36     (81)    (245)    0.87%                       0.10%
Nevada Community Bancorp Limited:
  Desert Community Bank               (358)
  Red Rock Community Bank             (269)
Sunrise Capital Corporation:
  Sunrise Bank of Arizona             (634)    (26)
Other, net                             492     128       23
                                   -------   -----    -----    -----     -----    -----    -----      ----    -----
      Consolidated totals          $(1,593)  $  57    $ (72)   (3.19)%    0.34%   (0.97)%  (0.86)%    0.06%   (0.20)%
                                   =======   =====    =====    =====     =====    =====    =====      ====    =====

Provisions for loan losses also increased significantly, commensurate with the growth in the number of banks and loans.

During 1999, a new accounting standard required the write-off of previously capitalized start-up costs, which is discussed in a later section of this narrative. It is reflected as a cumulative effect of a change in accounting principle in the consolidated statement of operations, and amounted to $.08 per share.

Income (loss) per share, before the cumulative-effect adjustment, was $(.26) per basic and diluted share in 1999, compared to net income of $.02 per basic and diluted share in 1998.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

Liquidity for financial institutions consists of cash and cash equivalents, marketable investment securities and loans held for resale. These categories totaled $86 million at year end 1999, or about 28% of total assets. This compares to $63 million or 46% of total assets at year end 1998.

Liquidity varies significantly daily, based on customer activity. The change in the liquidity ratio is the result of more assets being deployed into loans, consistent with the strategy of maximizing interest income. Rates of interest income on liquid assets are typically less than rates the banks achieve from commercial loans.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds. Noninterest-bearing deposits were about 22% of total deposits at year end 1999 and increased $22 million during the year.

                                 TOTAL DEPOSITS
                                  ($ millions)

                                       1996     1997     1998      1999
                                       ----     ----     ----      ----
     Interest-bearing                   8.2     33.5     71.0     175.0
     Noninterest-bearing                3.8      9.5     28.0      50.0

In recent periods, banks in general have experienced some difficulty in obtaining additional deposits to fuel growth. Sun's banks have had similar experiences in their individual markets. As deposit pricing has become more competitively aggressive, deposit growth is achievable, but at a higher price, shrinking net interest margins.

In July 1999,  Sun became a public company  through an initial  public  offering
(IPO) of its common stock with net proceeds of $25 million. Capitol purchased 51% of the offering, maintaining its majority ownership of Sun.

A significant source of capital has been investments provided by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $21.4 million at year end 1999, an increase of $12 million from the $9.4 million level at year end 1998. These minority interests approximated $2 million at the end of 1997. The increases in these periods are the result of Sun's strategy of starting new banks and bank development companies with less than 100% ownership by Sun.

Total stockholders' equity approximated $50 million at year end 1999, an increase of $23.4 million for the year. The book value per share of common stock was $9.09 at year end 1999, compared with $6.92 at year end 1998. No cash dividends have been paid. Future payment of dividends, if any, is subject to approval by Sun's board of directors and capital adequacy.

Sun's capital structure consists of these primary elements:

     *    Minority interests in consolidated subsidiaries, and
     *    Stockholders' equity.

                              TOTAL CAPITALIZATION
                                  ($ millions)

                                       1996     1997     1998      1999
                                       ----     ----     ----      ----
     Stockholders' Equity               5.2      9.7     26.6        50
     Minority Interests                   0        2      9.4      21.4

Total capitalization at year end 1999 amounted to $71.4 million or 23.8% of total assets. This compares to $36 million at year end 1998.

Sun and each of its banks and bank development subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at the bank level and on a consolidated basis. Under those rules and regulations, banks are categorized as WELL CAPITALIZED, ADEQUATELY CAPITALIZED or INADEQUATELY CAPITALIZED using several ratio measurements, including a risk-weighting approach to assets and commitments. Banks falling into the INADEQUATELY CAPITALIZED category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the ADEQUATELY CAPITALIZED level, Sun operates with the objective of its banks meeting the WELL CAPITALIZED standard. The well capitalized banks benefit from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities.

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy. Generally, they are required to keep a ratio of capital to total assets of not less than 8% for their first three years of operation.

In the opinion of management, all of the affiliated banks met the criteria to be classified as WELL CAPITALIZED at year end 1999.

TRENDS AFFECTING OPERATIONS

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an unfavorable imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to "gap" at December 31, 1999 (in $1,000s):

                                                              Interest Rate Sensitivity
                                                     ---------------------------------------------
                                                      0 to 3      4 to 12      1 to 5      Over
                                                      Months      Months       Years      5 years      Total
                                                     ---------   ---------   ---------   ---------   ---------
Assets
  Federal funds sold                                 $  28,699                                       $  28,699
  Interest-bearing deposits with banks                   8,994   $   2,544                              11,538
  Loans held for resale                                  1,296                                           1,296
  Investment securities                                 25,642       1,800   $   7,998                  35,440
  Portfolio loans:
    Commercial                                          96,634      17,717      73,031   $   4,444     191,826
    Real estate mortgage                                 6,968          99         335          56       7,458
    Installment                                          2,095       1,546       2,379         930       6,950
  Non-earning assets and other                                                              17,183      17,183
                                                     ---------   ---------   ---------   ---------   ---------
        Total assets                                 $ 170,328   $  23,706   $  83,743   $  22,613   $ 300,390
                                                     =========   =========   =========   =========   =========
Liabilities and stockholders' equity
  Interest-bearing deposits:
    Time deposits over $100,000                      $  18,572   $  28,702   $   4,789   $           $  52,063
    Time deposits under $100,000                         4,909      14,953       5,376                  25,238
    All other interest-bearing deposits                 98,055                                          98,055
                                                     ---------   ---------   ---------   ---------   ---------
  Total interest-bearing deposits                      121,536      43,655      10,165                 175,356
  Noninterest-bearing liabilities                                                           53,647      53,647
  Minority interests in consolidated subsidiaries                                                       21,384
  Stockholders' equity                                                                                  50,003
                                                     ---------   ---------   ---------   ---------   ---------
        Total liabilities and stockholders' equity   $ 121,536   $  43,655   $  10,165   $  53,647   $ 300,390
                                                     =========   =========   =========   =========   =========
Interest rate sensitive period gap                   $  48,792   $ (19,949)  $  73,578   $ (31,034)

Interest rate sensitive cumulative gap               $  48,792   $  28,843   $ 102,421   $  71,387

Period rate sensitive assets/period rate sensitive
liabilities                                               1.40        0.54        8.24        0.42

Cumulative rate sensitive assets/cumulative rate
sensitive liabilities                                     1.40        1.17        1.58        1.31

Cumulative gap to total assets                           16.24%       9.60%      34.10%      23.76%

The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks, and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the corresponding effect on customer behavior.

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. The banks have not engaged in speculative positions through the use of derivatives in anticipation of interest rate movements. In these most recent periods of relatively lower interest rates, the banks have emphasized variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates. Using the simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income assuming one hundred and two hundred basis point ("bp") parallel increases and decreases in interest rates (in $1,000s):

                      Pro Forma
                      Assuming     Pro Forma Effect of    Pro Forma Effect of
                      No Change  Interest Rate Increases Interest Rate Decreases
                     in Interest ----------------------- -----------------------
                        Rates       +100 bp   +200 bp       -100 bp   -200 bp
                       -------      -------   -------       -------   -------
Interest income        $25,441      $27,170   $28,897       $23,710   $21,978
Interest expense         8,863       10,077    11,292         7,647     6,433
                       -------      -------   -------       -------   -------
 Net interest income   $16,578      $17,093   $17,605       $16,063   $15,545
                       =======      =======   =======       =======   =======

The pro forma analysis above is intended to quantify theoretical changes in interest income based on stated assumptions. The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

Simulation modeling techniques are inherently flawed and inaccurate due to the number of variables and due to the fact that the actual effects of changes in interest rates are subject to some variables (for example, customer behavior) which simulation models cannot effectively predict. Therefore, actual future results will differ from pro forma simulation model analyses and such differences may be significant.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Economic conditions nationally and in the banks' local markets have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 1999, 1998 and 1997, the U.S. economy continued to produce the longest peacetime economic expansion in history. With worldwide economic conditions currently unstable, the duration of the current economic expansion period in the United States is questionable.

Continuing consolidation of the banking industry on a national basis, and in the markets of Sun's banks, has presented opportunities for growth. As a result of consolidation of the banking industry, coupled with the closure of branch locations by larger institutions and conversion of customer relationships into perceived `commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for development by the banks. For many retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, Sun's banks fill that need through their focus on single-location banks with full, local decision-making authority. As the banks focus on service delivery and keeping their size at a manageable level, only a modest market share of deposits and loan activity is necessary to achieve profitability and investor-oriented earnings performance.

Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2000 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Sun's ownership percentage in those banks. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Sun's ownership percentage.

Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation. Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.

Premiums for FDIC insurance have historically been significant costs of doing business as financial institutions, but in recent years, deposit insurance premiums have been maintained at a stable and modest level. Future deposit insurance premium levels are difficult to predict inasmuch as deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.

The future of financial institution regulation, and its costs, is uncertain and difficult to predict.

CENTURY DATE CHANGE

Throughout 1999, significant attention was drawn to the century date change and concerns about whether banks were prepared. Media hype, coupled with regulatory anxiety, reached a crescendo near the end of the year. What was predicted by some media to become a catastrophic disaster of computer failures, proved to be a nonevent. Throughout 1998 and 1999, each of the banks were subjected to repeated examinations of year 2000 readiness by bank regulatory agencies and Sun incurred consolidated costs of about $250,000 each year.

Sun and its banks were well prepared, far in advance of the regulatory initiatives, and are pleased to celebrate the new year without any significant problems.

Bank regulatory agencies have advised that they remain somewhat concerned about the banking industry on this matter for the remainder of 2000 and are likely to perform some limited follow-up examinations during the period. Management estimates additional future costs relating to the century date change will be minimal.

NEW ACCOUNTING STANDARDS

Certain new accounting standards became applicable to Sun during 1999.

FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities" requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or other comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new accounting standard, as amended in June 1999, will become effective in 2001 and, because Sun and its banks have not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on the consolidated financial statements.

The American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Costs of Computer Software Developed or Obtained for Internal Use." It requires capitalization of certain costs of development of software and had no effect on Sun's financial statements when implemented in 1999.

The AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and became effective in 1999. Implementation of this new standard has been reflected as a cumulative effect of an accounting change as of January 1, 1999, resulting in a one-time charge of $.08 per share in the consolidated statement of operations. Most of the previously capitalized costs relate to start-up and organization costs incurred in 1998.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Sun's financial statements in future periods.

REPORT OF INDEPENDENT AUDITORS
Board of Directors and Stockholders
Sun Community Bancorp Limited


We have audited the accompanying consolidated balance sheets of Sun Community Bancorp Limited and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Community Bancorp Limited and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

In accordance with a new accounting standard, as more fully described in Note B to the consolidated financial statements, the Corporation changed its method of accounting for start-up and organization costs, effective January 1, 1999.


\s\ BDO Seidman, LLP

Grand Rapids, Michigan
January 31, 2000

CONSOLIDATED BALANCE SHEETS

SUN COMMUNITY BANCORP LIMITED

                                                           December 31
                                                    ---------------------------
                                                       1999           1998
                                                    ------------   ------------
ASSETS
Cash and due from banks                             $  8,578,000   $  9,902,458
Interest-bearing deposits with banks                  11,537,608        858,955
Federal funds sold                                    28,699,050     37,600,000
                                                    ------------   ------------
        Cash and cash equivalents                     48,814,658     48,361,413
Loans held for resale                                  1,295,977      1,275,788
Investment securities available for sale,
  carried at market value--Note C                     35,439,821     12,922,539
Portfolio loans, less allowance for loan
  losses of $2,371,000 in 1999 and $696,000
  in 1998--Note D                                    203,861,113     67,383,909
Premises and equipment, net--Note E                    5,308,423      2,753,721
Accrued interest income                                1,352,719        448,331
Other assets                                           4,317,706      2,432,336
                                                    ------------   ------------

        TOTAL ASSETS                                $300,390,417   $135,578,037
                                                    ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                             $ 49,650,744   $ 28,033,128
    Interest-bearing--Note H                         175,356,132     70,748,676
                                                    ------------   ------------
        Total deposits                               225,006,876     98,781,804
Accrued interest on deposits and other liabilities     3,996,658        757,879
                                                    ------------   ------------
        Total liabilities                            229,003,534     99,539,683

MINORITY INTERESTS IN CONSOLIDATED
  SUBSIDIARIES--Note A                                21,384,108      9,411,272

STOCKHOLDERS' EQUITY--Notes A, I and M:
Common stock, no par value,
  10,000,000 shares authorized;
  issued and outstanding:
    1999--5,503,870 shares
    1998--3,847,060 shares                            51,867,516     26,795,416
Retained-earnings deficit                             (1,772,622)      (179,673)
Market value adjustment (net of tax effect) for
  investment securities available for sale
  (accumulated other comprehensive income)               (92,119)        11,339
                                                    ------------   ------------
        Total stockholders' equity                    50,002,775     26,627,082
                                                    ------------   ------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                      $300,390,417   $135,578,037
                                                    ============   ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

SUN COMMUNITY BANCORP LIMITED

                                                                       Year Ended December 31
                                                               -----------------------------------------
                                                                  1999           1998           1997
                                                               -----------    -----------    -----------
Interest income:
  Portfolio loans (including fees)                             $14,281,034    $ 5,296,379    $ 1,845,741
  Loans held for resale                                            115,587         30,062
  Taxable investment securities                                  1,446,522        762,717        735,930
  Federal funds sold                                             1,594,367      1,230,361        289,742
  Interest-bearing deposits with banks and other                   482,195         24,880
                                                               -----------    -----------    -----------
       Total interest income                                    17,919,705      7,344,399      2,871,413

Interest expense:
  Demand deposits                                                3,066,878      1,427,457        625,931
  Savings deposits                                                  14,204          9,460          6,433
  Time deposits                                                  2,280,592        843,630        281,880
  Other                                                              6,104            252            338
                                                               -----------    -----------    -----------
       Total interest expense                                    5,367,778      2,280,799        914,582
                                                               -----------    -----------    -----------
       Net interest income                                      12,551,927      5,063,600      1,956,831
Provision for loan losses--Note D                                1,753,183        379,000        268,000
                                                               -----------    -----------    -----------
       Net interest income after provision for
         loan losses                                            10,798,744      4,684,600      1,688,831

Noninterest income:
  Service charges on deposit accounts                              404,661        223,812         87,326
  Other                                                            354,255        110,452         38,156
                                                               -----------    -----------    -----------
       Total noninterest income                                    758,916        334,264        125,482

Noninterest expense:
  Salaries and employee benefits                                 7,674,825      2,673,277      1,020,608
  Occupancy                                                      1,286,803        545,639        179,055
  Equipment rent, depreciation and maintenance                   1,251,662        557,509        173,419
  Deposit insurance premiums                                        14,767          5,555            749
  Other                                                          4,274,877      1,547,931        662,892
                                                               -----------    -----------    -----------
       Total noninterest expense                                14,502,934      5,329,911      2,036,723
                                                               -----------    -----------    -----------
  Income (loss) before minority interest, federal
    income taxes and cumulative effect of change in
    accounting principle                                        (2,945,274)      (311,047)      (222,410)
Federal income taxes (benefit)--Note F                            (529,000)        29,000        (33,000)
                                                               -----------    -----------    -----------
  Income before minority interest and cumulative
    effect of accounting change                                 (2,416,274)      (340,047)      (189,410)
Minority interest in net losses of consolidated subsidiaries     1,209,553        396,725        117,536
                                                               -----------    -----------    -----------
  Income before cumulative effect of change in
    accounting principle                                        (1,206,721)        56,678        (71,874)

Cumulative effect of change in accounting principle--Note B       (386,228)
                                                               -----------    -----------    -----------
  NET INCOME (LOSS)                                            $(1,592,949)   $    56,678    $   (71,874)
                                                               ===========    ===========    ===========
  NET INCOME (LOSS) PER SHARE--Note O

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

SUN COMMUNITY BANCORP LIMITED

                                                                              Accumulated
                                                               Retained-        Other
                                                Common         Earnings      Comprehensive
                                                Stock           Deficit         Income          Total
                                             ------------    ------------    ------------    ------------
Balances at January 1, 1997                  $  5,363,512    $   (164,477)   $     (9,997)   $  5,189,038

Issuance of 750,000 shares of common
  stock for cash consideration of
  $6.00 per share                              4,500,000                                       4,500,000

Components of comprehensive income:
  Net loss for 1997                                               (71,874)                        (71,874)
  Market value adjustment (net of tax
    effect) for investment securities
    available for sale                                                             72,722          72,722
                                                                                             ------------
  Total comprehensive income for 1997                                                                 848
                                             ------------    ------------    ------------    ------------
BALANCES AT DECEMBER 31, 1997                   9,863,512        (236,351)         62,725       9,689,886

Issuance of 1,947,736 shares of common
  stock for cash consideration--Note I         16,931,904                                      16,931,904

Components of comprehensive income:
  Net income for 1998                                              56,678                          56,678
  Market value adjustment (net of tax
    effect) for investment securities
    available for sale                                                            (51,386)        (51,386)
                                                                                             ------------
  Total comprehensive income for 1998                                                               5,292
                                             ------------    ------------    ------------    ------------
BALANCES AT DECEMBER 31, 1998                  26,795,416        (179,673)         11,339      26,627,082

Issuance of 6,810 shares of common stock
  for cash consideration of $10.00 per
  share--Note I                                    68,100                                          68,100

Issuance of 1,650,000 shares of common
  stock for cash consideration of $16.00
  per share--Note I                            25,004,000                                      25,004,000

Components of comprehensive income:
  Net loss for 1999                                            (1,592,949)                     (1,592,949)
  Market value adjustment for investment
    securities available for sale (net of
    tax effect)                                                                  (103,458)       (103,458)
                                                                                             ------------
  Total comprehensive loss for 1999                                                            (1,696,407)
                                             ------------    ------------    ------------    ------------
BALANCES AT DECEMBER 31, 1999                $ 51,867,516    $ (1,772,622)   $    (92,119)   $ 50,002,775
                                             ============    ============    ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUN COMMUNITY BANCORP LIMITED

                                                                              Year Ended December 31
                                                                   -----------------------------------------------
                                                                       1999             1998             1997
                                                                   -------------    -------------    -------------
OPERATING ACTIVITIES
  Net income (loss) for the period                                 $  (1,592,949)   $      56,678    $     (71,874)
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
      Cumulative effect of change in accounting principle                386,228
      Minority interest in net losses of consolidated
        subsidiaries                                                  (1,209,553)        (396,725)        (117,536)
      Provision for loan losses                                        1,753,183          379,000          268,000
      Net accretion of investment security premiums                      (46,149)         (54,394)        (223,841)
      Depreciation of premises and equipment                             942,413          421,360          141,394
      Loss on sale of furniture and equipment                                               3,915
      Deferred income taxes                                             (560,000)        (420,000)         (44,000)
  Originations and purchases of loans held for resale                (32,770,882)     (15,761,895)
  Proceeds from sales of loans held for resale                        32,750,693       14,486,107
  Increase in accrued interest income and other assets                (2,549,309)      (1,531,898)        (811,255)
  Increase in accrued interest on deposits and other liabilities       3,238,779          679,503          251,661
                                                                   -------------    -------------    -------------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                   342,454       (2,138,349)        (607,451)

INVESTING ACTIVITIES
  Proceeds from sale of investment securities available
    for sale                                                                              505,000
  Proceeds from maturities of investment securities available
    for sale                                                          23,338,039       22,500,000       20,500,000
  Purchases of investment securities available for sale              (46,057,490)     (24,417,336)     (20,827,326)
  Net increase in portfolio loans                                   (138,152,204)     (36,843,486)     (26,386,402)
  Proceeds from sale of furniture and equipment                                            10,000
  Purchases of premises and equipment                                 (3,497,115)      (1,998,806)        (969,597)
                                                                   -------------    -------------    -------------
      NET CASH USED BY INVESTING ACTIVITIES                         (164,368,770)     (40,244,628)     (27,683,325)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts and
    savings accounts                                                  72,687,409       40,850,295       24,671,742
  Net increase in certificates of deposit                             53,537,663       15,032,938        6,205,569
  Net proceeds from issuance of common stock                          25,072,100       16,931,904        4,500,000
  Resources provided by minority interests                            13,182,389        7,798,160        2,127,373
                                                                   -------------    -------------    -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                      164,479,561       80,613,297       37,504,684
                                                                   -------------    -------------    -------------
      INCREASE IN CASH AND CASH EQUIVALENTS                              453,245       38,230,320        9,213,908
Cash and cash equivalents at beginning of year                        48,361,413       10,131,093          917,185
                                                                   -------------    -------------    -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $  48,814,658    $  48,361,413    $  10,131,093
                                                                   =============    =============    =============

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION

Sun Community Bancorp Limited (the "Corporation") is a bank development company headquartered in the state of Arizona. The Company is 51% owned by Capitol Bancorp Limited, a multibank holding company, headquartered in Lansing, Michigan. The Corporation was formed in October 1996 and was inactive until May 1997. In May 1997, the Corporation entered into a share exchange agreement with Bank of Tucson and its shareholders whereby Bank of Tucson became a wholly-owned subsidiary of the Corporation. Because such share exchange has been accounted for as a pooling of interests, the consolidated financial statements reflect the merger transaction as if it had occurred at the beginning of the periods presented (i.e., date of commencement of operations for Bank of Tucson, June
1996).

The Corporation's consolidated banking subsidiaries (the "Banks") consist of the following:

                                                        Percentage   Year Formed
         Affiliate                 Location               Owned      or Acquired
         ---------                 --------               -----      -----------
Bank of Tucson                     Tucson, Arizona         100%          1996
Camelback Community Bank           Phoenix, Arizona         55%          1998
East Valley Community Bank         Chandler, Arizona        88%          1999
Mesa Bank                          Mesa, Arizona            53%          1998
Southern Arizona Community Bank    Tucson, Arizona          51%          1998
Valley First Community Bank        Scottsdale, Arizona      52%          1997
Nevada Community Bancorp Limited:                           51%          1999
  Desert Community Bank            Las Vegas, Nevada                     1999
  Red Rock Community Bank          Las Vegas, Nevada                     1999
Sunrise Capital Corporation:                                57%          1999
  Sunrise Bank of Arizona          Phoenix, Arizona                      1998

Sun is the majority owner of Nevada Community Bancorp Limited and Sunrise Capital Corporation which each have majority-owned bank subsidiaries. Sun became a public company in 1999 through an initial public offering of common stock with net proceeds approximating $25 million, including $13 million invested by Capitol Bancorp Limited.

The Banks provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the Banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. Mortgage banking activities are offered through Sun Community Mortgage Company, a wholly-owned subsidiary of Bank of Tucson. In addition, Valley First Community Bank obtained trust powers in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION--CONTINUED

The Corporation and the Banks are engaged in a single business activity--banking. Each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the Banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products and services. Further, the Banks and the Corporation are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, the Corporation's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed or otherwise acquired during 1997, 1998 and 1999 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market.

INVESTMENT SECURITIES: Investment securities available for sale (generally most debt securities investments of the Banks), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Portfolio loans are made primarily to borrowers in the Banks' geographic areas. Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of loans approximate related costs incurred.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate (included as a component of other assets and which, at December 31, 1999, approximated $307,000) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made elsewhere herein (see Note I).

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks is not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: The Corporation and subsidiaries owned 80% or more by the Corporation file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amount and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Corporation's only element of comprehensive income other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

COSTS OF START-UP ACTIVITIES: In 1998, the American Institute of CPAs issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and became effective in 1999. In the circumstances of the Corporation and the Banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of its bank subsidiaries which, net of amortization, approximated $1,149,000 at December 31, 1998 and were classified as a component of other assets in the consolidated balance sheet. Implementation of this standard is reflected as a cumulative effect of an accounting change at January 1, 1999 (net of impact of minority interests and income tax effect). Most of the previously capitalized costs relate to start-up and organization costs incurred in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE C--INVESTMENT SECURITIES

Investment securities available for sale consisted of the following at December 31:

                                    1999                        1998
                          -------------------------   -------------------------
                                         Estimated                   Estimated
                           Amortized       Market      Amortized       Market
                             Cost          Value         Cost          Value
                          -----------   -----------   -----------   -----------
United States Treasury
 securities               $        --   $        --   $ 1,499,981   $ 1,504,843
United States government
 agency securities         35,579,253    35,439,821    11,405,378    11,417,696
                          -----------   -----------   -----------   -----------
                          $35,579,253   $35,439,821   $12,905,359   $12,922,539
                          ===========   ===========   ===========   ===========

At December 31, 1999, securities with a market value approximating $4,086,000 were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31:

                                              1999                  1998
                                       -------------------   -------------------
                                        Gains      Losses     Gains      Losses
                                       --------   --------   --------   --------
United States Treasury securities $ -- $ -- $ 4,862 $ -- United States government agency
 securities                              13,009    152,441     17,437      5,119
                                       --------   --------   --------   --------
                                       $ 13,009   $152,441   $ 22,299   $  5,119
                                       ========   ========   ========   ========

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities as of December 31, 1999 follows:

                                                                      Estimated
                                                    Amortized           Market
                                                      Cost              Value
                                                   -----------       -----------
Due in one year or less                            $27,580,996       $27,570,480
After one year, through five years                   7,998,257         7,869,341
                                                   -----------       -----------
                                                   $35,579,253       $35,439,821
                                                   ===========       ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE D--LOANS

Portfolio loans consisted of the following at December 31:

                                                  1999                1998
                                              -------------       -------------
     Commercial                               $ 191,824,802       $  60,366,282
     Real estate mortgage                         7,458,649           4,371,401
     Installment                                  6,948,662           3,342,226
                                              -------------       -------------
          Total portfolio loans                 206,232,113          68,079,909
     Less allowance for loan losses              (2,371,000)           (696,000)
                                              -------------       -------------
          Net portfolio loans                 $ 203,861,113       $  67,383,909
                                              =============       =============

Transactions in the allowance for loan losses are summarized below:

                                           1999           1998          1997
                                        -----------    -----------   -----------
     Balance at beginning of period     $   696,000    $   317,000   $    49,000
     Provision charged to operations      1,753,183        379,000       268,000
     Loans charged off (deduction)          (78,183)            --            --
     Recoveries                                  --             --            --
                                        -----------    -----------   -----------
     Balance at December 31             $ 2,371,000    $   696,000   $   317,000
                                        ===========    ===========   ===========

At December 31, 1999 and 1998, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

NOTE E--PREMISES AND EQUIPMENT

Major classes of premises and  equipment  consisted of the following at December
31:

                                                    1999               1998
                                                 -----------        -----------
     Leasehold improvements                      $ 1,880,355        $   819,620
     Equipment and furniture                       4,948,343          2,511,963
                                                 -----------        -----------
                                                   6,828,698          3,331,583
     Less accumulated depreciation                (1,520,275)          (577,862)
                                                 -----------        -----------
                                                 $ 5,308,423        $ 2,753,721
                                                 ===========        ===========

The Banks rent office space under operating leases. Rent expense under these lease agreements approximated $982,000, $362,000 and $158,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999 aggregate $7.8 million, due approximately $900,000 annually in each of the years 2000, 2001, 2002, 2003 and 2004 and $3.3 million thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE F--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                      1999             1998             1997
                                    ---------        ---------        ---------
     Current                        $(439,000)       $ 449,000        $  11,000
     Deferred credit                 (560,000)        (420,000)         (44,000)
                                    ---------        ---------        ---------
                                    $(999,000)       $  29,000        $ (33,000)
                                    =========        =========        =========

Federal income tax benefit in 1999 shown above includes $470,000 relating to the cumulative effect of the change in accounting principle. Income taxes paid in 1999 and 1998 approximated $310,000 and $387,000, respectively.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below:

                                           1999           1998           1997
                                       -----------    -----------    -----------
  Federal income tax computed at
   statutory rate of 34%              $(1,001,000)   $  (106,000)   $   (76,000)
  Tax effect of:
    Minority interests in net losses
     of consolidated subsidiaries         411,000        134,000         40,000
    Cumulative effect of change in
     accounting principle                (470,000)
    Nondeductible expenses                (44,000)
    Other                                 105,000          1,000          3,000
                                      -----------    -----------    -----------
                                      $  (999,000)   $    29,000    $   (33,000)
                                      ===========    ===========    ===========

Net deferred income tax assets consisted of the following at December 31:

                                                           1999          1998
                                                        ----------    ----------
  Allowance for loan losses                             $  780,000    $ 227,000
  Portion of subsidiaries operating losses
   applicable to minority interests                       (586,000)    (134,000)
  Net operating loss carryforwards of subsidiaries         828,000      417,000
  Cash to accrual temporary differences                    (45,000)     (45,000)
  Market value adjustments for investment
    securities available for sale                           47,000        6,000
  Other, net                                                25,000      (23,000)
                                                        ----------    ---------
       Net deferred tax assets                          $1,049,000    $ 448,000
                                                        ==========    =========

Certain consolidated subsidiaries have net operating loss carryforwards which may reduce income taxes payable in future periods. Such carryforwards approximate $4.1 million at December 31, 1999, have been recognized for financial reporting purposes and expire at varying dates through 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE G--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Banks including their immediate families and companies in which they are principal owners. At December 31, 1999, total loans to these persons approximated $5.7 million ($4.7 million at December 31, 1998). During 1999, $3.1 million of new loans were made to these persons and repayments totaled $2.1 million. Such loans are made at the Banks' normal credit terms.

Such officers and directors of the Corporation and the Banks (and their associates, family and/or affiliates) are also depositors of the Banks. Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchased certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services aggregated $105,000 in 1997 (none in 1999 and 1998).

NOTE H--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $52 million and $15.5 million as of December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more were as follows:

                       2000                    $47,274,000
                       2001                      4,322,000
                       2002                        200,000
                       2003                        267,000
                                               -----------
                                               $52,063,000
                       Total                   ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE I--COMMON STOCK AND STOCK OPTIONS

In September 1998 a 3-for-1 stock split occurred. All share and per share data have been restated to reflect the stock split as if it had occurred at the beginning of the periods presented.

In January 1998, the Corporation completed a private offering of 954,546 shares of common stock at a price of $7.33 per share. In December 1998, the Corporation sold 993,190 shares of common stock at $10.00 per share in a private offering of 1,000,000 shares; 6,810 shares of common stock were subsequently sold in early 1999, completing the offering. In July 1999, the Corporation sold 1,650,000 shares of common stock in a public offering at $16.00 per share. The proceeds from the offering, net of underwriting commissions and expenses, approximated $25 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE I--COMMON STOCK AND STOCK OPTIONS--CONTINUED

Stock options have been granted to certain officers which provide for the purchase of shares of common stock. Stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire ten years after grant, and are currently exercisable.

Stock option activity is summarized as follows:

                                                                        Weighted
                                         Number of                      Average
                                          Options       Exercise        Exercise
                                        Outstanding    Price Range       Price
                                          -------   ------------------   ------
Outstanding at January 1, 1997            195,000        $ 4.67          $ 4.67
Granted in 1997                            87,000          6.00            6.00
Exercised in 1997                              --           --               --
Expired/other in 1997                          --           --               --
                                          -------   ------------------   ------
     Outstanding at December 31, 1997     282,000     4.67  to    6.00     5.08

Granted in 1998                           278,973         10.00           10.00
Exercised in 1998                              --           --               --
Expired/other in 1998                          --           --               --
                                          -------   ------------------   ------
     Outstanding at December 31, 1998     560,973     4.67  to   10.00     7.53

Granted in 1999                           247,500         16.00           16.00
Exercised in 1999                              --           --               --
Expired/other in 1999                          --           --               --
                                          -------   ------------------   ------
     Outstanding at December 31, 1999     808,473   $ 4.67  to  $16.00   $10.12

As of December 31, 1999, stock options outstanding had a weighted average remaining contractual life of 8.1 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation has elected to continue to account for its stock options under the earlier accounting standard and, therefore, has not recognized compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required, which are as follows:

                                               1999          1998       1997
                                               ----          ----       ----
     Fair value assumptions:
       Risk-free interest rate                  6.25%        5.0%        7.5%
       Dividend yield                            0%           0%          0%
       Stock price volatility                    .56          0           0
       Expected option life                   10 years     10 years    10 years
     Pro forma net loss                     $(4,487,000)  $(668,000)  $(285,000)
     Pro forma net loss per diluted share      $(.96)       $(.22)      $(.18)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE J--EMPLOYEE BENEFIT PLANS

Employees of the Corporation and its subsidiaries participate in a 401(k) plan, subject to certain eligibility requirements. Employer contributions to the plan and charged to expense in 1999 and 1998 approximated $87,500 and $28,000, respectively. There were no employer contributions to this plan charged to expense in 1997.

NOTE K--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

                                                      1999                      1998
                                             ----------------------    ----------------------
                                                          Estimated                 Estimated
                                             Carrying       Fair       Carrying       Fair
                                               Value        Value        Value        Value
                                             ---------    ---------    ---------    ---------
Financial Assets:
  Cash and cash equivalents                  $  48,815    $  48,815    $  48,361    $  48,361
  Loans held for resale                          1,296        1,296        1,276        1,276
  Investment securities available for sale      35,440       35,440       12,923       12,953
  Portfolio loans:
    Fixed rate                                  58,127       58,649       17,443       17,686
    Variable rate                              148,105      146,883       50,637       50,640
                                             ---------    ---------    ---------    ---------
      Total portfolio loans                    206,232      205,532       68,080       68,326
    Less allowance for loan losses              (2,371)      (2,371)        (696)        (696)
                                             ---------    ---------    ---------    ---------
    Net portfolio loans                        203,861      203,161       67,384       67,630

Financial Liabilities:
  Deposits:
    Noninterest-bearing deposits                49,651       49,651       28,033       28,033
    Interest-bearing deposits:
      Demand accounts                           98,055       97,947       46,986       47,569
      Time certificates of deposit less
       than $100,000                            25,238       25,226        8,244        8,273
      Time certificates of deposit
       $100,000 or more                         52,063       52,151       15,519       14,663
                                             ---------    ---------    ---------    ---------
        Total interest-bearing deposits        175,356      175,324       70,749       70,505
                                             ---------    ---------    ---------    ---------
        Total deposits                         225,007      224,975       98,782       98,538

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates of financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE L--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of the Banks' customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers when certain specified future events occur and are used infrequently ($1.5 million and $511,000 outstanding at December 31, 1999 and 1998, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($64.6 million and $12.6 million at December 31, 1999 and 1998, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The Corporation's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 1999 was $408,000.

NOTE M--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings (if any) are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to the Corporation.

The Corporation and the Banks are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on `Tier 1' and `Tier 2' capital and `risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting, and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE M--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED

As of December 31, 1999, the most recent notification received by the Banks from regulatory agencies have advised that the Banks are classified as `well-capitalized' as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 1999, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject.

The various amounts of regulatory capital (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $35 million or more as of December 31, 1999 and 1998) and consolidated regulatory capital position as of December 31, 1999 and 1998 are summarized below:

                                                                            Valley First
                                                                Bank of      Community
                                                                Tucson         Bank       Consolidated
                                                                -------       -------        -------
DECEMBER 31, 1999
Total Capital to Total Assets:
   Minimum Required Amount(1)                                 >= $ 3,285    >= $ 1,827     >= $12,016
   Actual Amount                                                 $ 6,937       $ 4,126        $50,003
     Ratio                                                          8.45%         9.03%         16.65%

Tier 1 Capital to Risk-Weighted Assets:
   Minimum Required Amount(2)                                 >= $ 2,516    >= $ 1,595     >= $11,089
   Actual Amount                                                 $ 6,856       $ 3,958        $71,263
     Ratio                                                         10.90%         9.93%         25.71%

Combined Tier 1 and Tier 2 Capital to Risk-Weighted Assets:
   Minimum Required Amount(3)                                 >= $ 5,032    >= $ 3,190     >= $22,178
   Amount Required to Meet `Well-Capitalized' Category(4)     >= $ 6,290    >= $ 3,988     >= $27,723
   Actual Amount                                                 $ 7,581       $ 4,376        $73,634
     Ratio                                                         12.05%        10.97%         26.56%

DECEMBER 31, 1998
Total Capital to Total Assets:
   Minimum Required Amount(1)                                 >= $ 5,109    >= $ 2,927     >= $ 5,423
   Actual Amount                                                 $ 6,053       $ 3,994        $26,627
     Ratio                                                          9.48%         10.92%        19.64%

Tier 1 Capital to Risk-Weighted Assets:
   Minimum Required Amount(2)                                 >= $ 1,669    >= $   940    >= $  3,397
   Actual Amount                                                 $ 5,945       $ 3,705        $36,038
     Ratio                                                         14.25%        15.76%         42.43%

Combined Tier 1 and Tier 2 Capital to Risk-Weighted Assets:
   Minimum Required Amount(3)                                 >= $ 3,338    >= $ 1,880     >= $ 6,795
   Amount Required to Meet `Well-Capitalized' Category(4)     >= $ 4,173    >= $ 2,351     >= $ 8,494
   Actual Amount                                                 $ 6,337       $ 3,914        $36,734
     Ratio                                                         15.19%        16.65%         43.25%

(1) As a condition of charter approval, DE NOVO banks generally are required to maintain a capital-to-assets ratio of not less than 8% for the first three years of operations; such leverage ratio is otherwise required to be not less than 4%.
(2)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(3) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(4) In order to be classified as a `well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE N--PARENT COMPANY ONLY INFORMATION

CONDENSED BALANCE SHEETS

                                                             December 31
                                                       -------------------------
                                                          1999          1998
                                                       -----------   -----------
Assets
  Cash on deposit with subsidiary banks                $   696,842   $     6,618
  Money market and other interest-bearing funds on
   deposit with subsidiary banks                         7,676,114     8,914,586
                                                       -----------   -----------
      Cash and cash equivalents                          8,372,956     8,921,204
  Investment securities available for sale              15,510,212
  Investment in subsidiaries                            27,005,790    17,194,453
  Equipment and furniture, net                           1,034,154       383,019
  Other assets                                             907,119       319,988
                                                       -----------   -----------

      TOTAL ASSETS                                     $52,830,231   $26,818,664
                                                       ===========   ===========
Liabilities and Stockholders' Equity
  Accounts payable, accrued expenses
    and other liabilities                              $ 2,827,456   $   191,582
  Stockholders' equity                                  50,002,775    26,627,082
                                                       -----------   -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $52,830,231   $26,818,664
                                                       ===========   ===========

CONDENSED STATEMENTS OF OPERATIONS

                                                          Year Ended December 31
                                                  -----------------------------------------
                                                     1999           1998           1997
                                                  -----------    -----------    -----------
Income
  Intercompany fees                               $ 1,705,609    $   711,651    $    96,000
  Dividends from subsidiary                           200,000
  Interest                                            785,439        226,186         36,270
                                                  -----------    -----------    -----------
                                                    2,691,048        937,837        132,270
Expenses
  Salaries and employee benefits                    1,657,914        581,431        109,628
  Occupancy                                           195,338         70,906          3,585
  Equipment rent, depreciation and maintenance        428,523        199,431         22,843
  Other                                             1,066,481        305,381         79,778
                                                  -----------    -----------    -----------
                                                    3,348,256      1,157,149        215,834
                                                  -----------    -----------    -----------
                                                     (657,208)      (219,312)       (83,564)
Equity in net earnings (losses) of consolidated
subsidiaries                                         (919,741)       348,990           (310)
Federal income taxes                                   16,000         73,000         12,000
                                                  -----------    -----------    -----------
      NET INCOME (LOSS)                           $(1,592,949)   $    56,678    $   (71,874)
                                                  ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED

NOTE N--PARENT COMPANY ONLY INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOW

                                                                           1999            1998            1997
                                                                       ------------    ------------    ------------
OPERATING ACTIVITIES
Net Income (loss)                                                      $ (1,592,949)   $     56,678    $    (71,874)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
     Equity in net losses (earnings) of subsidiaries                        919,741        (348,990)            310
     Depreciation and amortization                                          260,772         105,408
     Net amortization of investment security premiums                       (39,228)
Increase in other assets                                                   (518,664)        (82,774)       (237,214)
Increase in accounts payable, accrued expenses and other liabilities      2,635,874         115,837          75,745
                                                                       ------------    ------------    ------------
     NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                     1,665,546        (153,841)       (233,033)
INVESTING ACTIVITIES
Proceeds from maturities of investment securities available for sale      8,918,039
Purchases of investment securities available for sale                   (24,457,490)
Net cash investment in subsidiaries                                     (10,834,536)     (9,337,077)     (2,298,322)
Purchases of equipment and furniture                                       (911,907)       (150,068)       (338,359)
                                                                       ------------    ------------    ------------
     NET CASH USED BY INVESTING ACTIVITIES                              (27,285,894)     (9,487,145)     (2,636,681)
FINANCING ACTIVITIES--Net proceeds from issuance
  of common stock                                                        25,072,100      16,931,904       4,500,000
                                                                       ------------    ------------    ------------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      (548,248)      7,290,918       1,630,286
Cash and cash equivalents at beginning of year                            8,921,204       1,630,286             -0-
                                                                       ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                               $  8,372,956    $  8,921,204    $  1,630,286
                                                                       ============    ============    ============

NOTE O--NET INCOME (LOSS) PER SHARE

The computations of basic and diluted earnings (loss) per share were as follows:

                                                                   1999            1998          1997
                                                                -----------     ----------    ----------
Numerator:
   Income (loss) before cumulative effect of
    accounting change                                           $(1,206,721)    $   56,678    $  (71,874)
                                                                ===========     ==========    ==========
   Net income (loss)                                            $(1,592,949)    $   56,678    $  (71,874)
                                                                ===========     ==========    ==========
Denominator:
   Weighted average number of shares outstanding (denominator
    for basic earnings per share)                                 4,674,386      2,853,070     1,592,574
   Effect of dilutive stock options                                      --(1)     138,735            --(1)
                                                                -----------     ----------    ----------
Denominator for diluted earnings per share--weighted average
  number of shares and potential dilution                         4,674,386      2,991,805     1,592,574
                                                                ===========     ==========    ==========
Basic earnings (loss) per share:
   Income before cumulative effect of accounting change         $     (0.26)    $     0.02    $    (0.05)
                                                                ===========     ==========    ==========
   Net income                                                   $     (0.34)    $     0.02    $    (0.05)
                                                                ===========     ==========    ==========
Diluted earnings (loss) per share:
   Income before cumulative effect of accounting change         $     (0.26)    $     0.02    $    (0.05)
                                                                ===========     ==========    ==========
   Net income                                                   $     (0.34)    $     0.02    $    (0.05)
                                                                ===========     ==========    ==========

(1) Antidilutive for period presented.

Additional disclosures regarding stock options are set forth in Note J.