Form 10-K, Exhibit 13
period 2000-12-31
SUN COMMUNITY BANCORP LTD
filed 2001-03-30
CIK 1041318

Exhibit 13

                            Unlocking the Potential






Capitol Bancorp Limited
Indiana Community Bancorp Limited
Nevada Community Bancorp Limited
Sun Community Bancorp Limited                                      Annual Report
Sunrise Capital Corporation                                                 2000

[PHOTO OF JOSEPH D. REID]

Joseph D. Reid
Chairman, President and CEO

To Our Shareholders

Capitol Bancorp Limited
200 Washington Square, North
Lansing, Michigan 48933
(517) 487-6555
www.capitolbancorp.com

Our Organization

Within the past 36 months, Capitol Bancorp Limited has added 16 community banks to its affiliated group which now numbers 27 banks and 5 bank development companies. During this period we have expanded operations from two states to six states, adding Indiana, New Mexico, Nevada, and California, to our original operating base in Michigan and Arizona.

Our aggressive development strategy has driven an average annual growth rate which has exceeded 25% during this period. Most noteworthy, it is organic, not acquired. Startup banks require a period of time to mature; that is, to produce a reasonable return on the capital invested. The development costs, which are considerable, are absorbed at the outset of each new bank. This suggests why we have featured the word "potential" on the cover of this year's report.

    potential adj. 1. capable of being but not yet in existence. -n. 1. the inherent ability or capacity for growth, development or coming into being.

Typically, it takes about 36 months to realize a reasonable earnings stream from a startup bank. Realization of potential, therefore, is not instantaneous. It requires a measure of patience and a lot of effort. Currently, about two-thirds of our affiliated banks are within this age group. Therefore, it is not unreasonable to postulate a significantly enhanced earnings stream from our affiliated group as these banks move toward maturity. Current performance trends are encouraging.

OPERATING PERFORMANCE

Capitol Bancorp Limited

The year 2000 generated four consecutive quarters of record earnings at Capitol Bancorp Limited, as our focus on delivering consistent, steadily-improving core operating results began to emerge. The consolidated growth to more than $1.6 billion in assets has enabled the Corporation to more easily absorb typical development-related costs at its newer banks. We continue to be positioned to produce operating results in line with investors' expectations. This past year's performance reflects this operating dynamic with five new bank affiliates. Nevertheless, Capitol Bancorp's record earnings in each quarter resulted in full year earnings of $1.13 per share, 31% higher than the comparable operating per-share figure posted in 1999.

Loan and asset growth reached 29% and 25%, respectively, for the year, even as we made the conscious decision to limit balance sheet expansion in light of the softening economy. Net operating revenue growth, typically a reliable indicator of future earnings, expanded by roughly 39% in 2000.

Sun Community Bancorp Limited

Much in the same way that Capitol reported record earnings for each quarter of 2000, Phoenix-based Sun Community Bancorp Limited, our southwest development holding company, delivered four consecutive quarters of positive and improving earnings. At the close of 2000, total footings were nearing $527 million and earnings had moved from a 1999 loss of $1.6 million to net income of $800,000 despite a significant concentration of startup banks within the Sun Community organization.

Nevada Community Bancorp Limited

At Nevada Community Bancorp Limited, the year started with two banks and approximately $34 million in consolidated assets. By year-end a third startup bank had been added, contributing to year-end consolidated assets of $106 million. Most notable was the emergence of an early stage affiliate, Red Rock Community Bank, which posted a profit after only four months of operation.

Sunrise Capital Corporation

Sunrise Capital Corporation serves as our small business lending "SBA" specialist. When 1999 came to a close, only Sunrise Bank of Arizona was in operation, opening in late 1998. Reporting only $31 million in total assets at this Arizona affiliate, Sunrise Capital Corporation initiated efforts to develop two similarly patterned small business lending banks in Albuquerque, New Mexico, and San Diego, California. The Corporation finished the year with consolidated assets increasing nearly threefold, to approximately $85 million.

Indiana Community Bancorp Limited

Focusing on expansion in northern Indiana, Elkhart Community Bank was opened in 1999 and by year-end 2000 had grown to roughly $33 million in total assets. While still very much in its infancy from a developmental perspective, our Indiana initiative was augmented in late 2000 with the opening of Goshen Community Bank.

FOOTNOTES FOR THE YEAR 2000

Beginning the new year with the Y2K bug that failed to bite, the banking industry breathed a collective sigh of relief when January 1, 2000 became "just another day" for the sector. Much like most of the competition in the banking



                   [TIMELINE OF BANK OPENINGS FROM 1982-1991] community, our organization's operating activities continued uninterrupted as the new year began, validating our confidence in the operating integrity of our computer systems while comforting the internal review teams that had worked meticulously to assure our technological preparedness entering 2000.

As Internet-related mania has served to whipsaw the NASDAQ in both directions the past few years, the appeal of a logical application of a sound "bricks and mortar" operation is returning. However, to lose sight of the potential value of the Internet to the banking industry would be shortsighted. We are embracing the opportunity to utilize the Internet as an online link to a myriad of products, services and information for our customers. At the same time we are continuing to emphasize what has distinguished us in our markets for years: individualized high-quality service for our customers. We believe that a cohesive "marriage" of the two approaches, an effective "bricks and clicks" with a sound community orientation, will best serve our existing and future customers.

Over the past thirteen months we have opened six community banks, beginning with Sunrise Bank of Albuquerque, opened in Albuquerque, New Mexico. Under the leadership of Fred Bernson, this SBA bank has emerged as a significant addition to the fabric of downtown Albuquerque. Its specialized strategy has brought with it early-stage profitability.

In Henderson, Nevada, we opened Black Mountain Community Bank, with Pete Atkinson as its president. The bank has exceeded our projections and is poised to contribute to the profitability of our collective enterprise during the course of this year.

In northern Indiana, we added Goshen Community Bank. With Goshen native Doug Johnston at the helm, the bank was able to exercise the rare opportunity of acquiring an existing bank facility thereby ensuring its recognition and involvement within the Goshen community.



                   [TIMELINE OF BANK OPENINGS FROM 1992-2001]

In Arizona, on the west side of the valley commonly recognized as Greater Phoenix, Arlene Kulzer opened Arrowhead Community Bank in Glendale. This bank occupies a new facility which is directly adjacent to the Arrowhead Shopping Mall and is recognized as the first community bank opened in the Glendale, Arizona market in more than a decade.

Yuma Community Bank opened in Yuma, Arizona, under the inexhaustible energies of Katherine Brandon. The Bank successfully completed an aggressive organizational effort even in the face of a competing organizational effort from another group which had started several months before the Yuma effort began. The early success of Yuma Community Bank's organizational effort suggests the potential success that our bank should enjoy as a thriving member of the Yuma community.

In the second week of January 2001 we opened our first bank in California, Sunrise Bank of San Diego. Jan Kassebaum's strategy for this bank is consistent with the Sunrise Capital model relying heavily upon Small Business Administration (SBA) lending. The Bank is located in the LaJolla market.

Another footnote to the past year must be set aside for the Bank of Tucson. Chartered in 1996, Bank of Tucson, under the leadership of Michael Hannley, has quickly become the standard bearer for all of our banks. Producing enviable profitability levels that measure in at roughly 2% of assets and better than 27% return on equity, the Bank has achieved performance objectives which are currently unsurpassed by any institution within our affiliated group.

LOOKING FORWARD

In an age when many banking organizations are cost-cutting their way to earnings growth, we take pride in our ability to demonstrate solid organic growth within our system, coupled with a compelling earnings prognosis built upon the development of community-oriented financial institutions. It is our expectation that as both the market and the banking sector winds through the inevitable economic and valuation cycles, investors will again return to those names that are poised to deliver consistent, solid earnings expansion fueled by top-line revenue growth. We are working diligently to position this organization among those entities, and we believe that our 2000 earnings performance is a precursor of things to come. With your continued support we are confident that we will be successful. Together we can truly "unlock the potential" of your investment.

                                        /s/ Joseph D. Reid

                                        Joseph D. Reid
                                        Chairman, President and CEO

[PHOTO OF RICHARD G. DORNER]

Ann Arbor Commerce Bank
2950 State Street South
Ann Arbor, MI 48104
(734) 887-3100
www.annarborcommerce.com

                     "The more we do, the more we can do."
                          --William Hazlitt 1778-1830

Ann Arbor Commerce Bank opened in October of 1990 with six employees. Today we have grown to six departments with over fifty-five employees who serve the financial needs of thousands of customers.

Each staff member and department enhances the other. Our Trust and Investment, Mortgage and Private Banking Departments provide additional value to our Business, Personal and Deposit Services areas. Customers who enter our doors for a particular product quickly realize Ann Arbor Commerce Bank can provide many additional services to meet their current and future financial needs. Our team works together to build customer relationships with a shared vision encompassing service, safety, soundness and shareholder value.

We are active in the community, sharing our resources of time, energy and money. We are in the Bank lobby, responding to the needs and wishes of our customers. As we give, we also receive. "The more we do... the more we can [and will] do."

                                        /s/ Richard G. Dorner

                                        Richard G. Dorner
                                        President and CEO

potential...
     progress...
          profitability....


BOARD OF DIRECTORS

Mary Lincoln Campbell
  Principal
  Enterprise Development Fund

Robert C. Carr
  Executive Vice President and Treasurer
  Capitol Bancorp Limited

Richard G. Dorner
  President and Chief Executive Officer
  Ann Arbor Commerce Bank

James A. Fajen
  Attorney at Law
  Fajen & Miller, P.L.L.C.

James W. Finn
  Chairman and Chief Executive Officer
  Finn's - JM&J Insurance Agency, Inc.

H. Nicholas Genova
  Chairman and Chief Executive Officer
  Washtenaw News Co., Inc.

Richard M. Greene
  Consultant, Mortgage Banking
  Richard Greene Point Training

Marilyn D. Katz-Pek
  General Managing Partner
  Biotechnology Business Consultants, L.L.C.

James C. Keen, Sr.
  Chief Executive Officer
  Cliff Keen Athletic

David W. Lutton
  President
  Charles Reinhart Company Realtors

Fritz Seyferth
  Director of Operations and Partner
  Innovative Leather Technologies, L.L.C.

Carl Van Appledorn, M.D.
  Vice President
  Urological Surgery Associates, P.C.

Warren E. Wright
  Chairman and Partner
  Renosol Corporation

OFFICERS

James A. Fajen
  Chairman of the Board

Warren E. Wright
  Secretary

Richard G. Dorner
  President and Chief Executive Officer

Clifford G. Sheldon
  Executive Vice President

Brian F. Picknell
  Senior Vice President

Mary J. Hays
  Vice President

Rick H. James
  Vice President

Louise A. Morse
  Vice President and Cashier

John Nixon III
  Vice President
  Trust and Investment Services

Richard G. Tice
  Vice President

John J. Wilkins
  Vice President

[PHOTO OF ARLENE KULZER]

Arrowhead Community Bank
17235 N. 75th Ave., Suite B100
Glendale, AZ 85308
(623) 776-0800
www.arrowheadcommunitybank.com

Arrowhead Community Bank, operating in the Phoenix West Valley and Western Maricopa County, is uniquely positioned for growth in 2001. Rapid, controlled growth is transforming the area into one of the most dynamic, progressive regions of the country. These changes encompass a broad spectrum of business climate and quality of life factors:

*   Increasing market size and improved accessibility,

*   A diversified economic base,

* Numerous educational opportunities accompanied by cultural and recreational amenities,

*   Attractive, affordable housing; and,

*   Prime commercial and industrial properties.

Arrowhead, the only true community bank in the West Valley, has formed a series of strategic alliances that enable it to meet the varying financial needs of both consumer and commercial clients. Staff and Board members are community leaders-promoting the Bank and civic pride through participation in area organizations.

In addition to the traditional banking services offered online, Arrowhead Community Bank provides consumers with the ability to apply for loans and receive approval within a matter of minutes. Commercial loan clients utilize the web site to review product offerings and to initiate the business loan application process.

Arrowhead Community Bank is committed to providing relationship banking at the clients' convenience.

                                        /s/ Arlene Kulzer

                                        Arlene Kulzer
                                        President

BOARD OF DIRECTORS

W. Patrick Daggett
  Certified Public Accountant
  Daggett & Daggett, LLP

Michael J. Devine
  Attorney at Law

Thomas E. Gyder
  President/General Manager
  Wilhelm Automotive Service Center

Glenn M. Hickman
  President
  Hickman's Egg Ranch

Richard J. Hilde
  Owner, President and
  Chief Executive Officer
  Elkhart Pattern Works, Inc.

Michael J. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Arlene Kulzer
  President
  Arrowhead Community Bank

Dennis E. Landauer, CPA
  Managing Director
  American Express Tax & Business Services

James J. McCue
  Sales Representative
  Sherwin Industries

Elaine P. Maimon, Ph.D.
  Chief Executive Officer
  Arizona State University West

Terrance C. Mead
  Attorney at Law/Owner
  Mead & Associates

John C. Ogden
  President and Chief Executive Officer
  Suncor Development Company

Carol A. Poore
  Director of Communication
  New West Energy

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

Richard A. Shelton
  Executive Director
  Symphony of the West Valley

OFFICERS

Joseph D. Reid
  Chairman and Chief Executive Officer

Michael L. Kasten
  Vice Chairman

Arlene Kulzer
  President

Gerald L. Weitner
  Executive Vice President and
  Chief Credit Officer

Ursula L. Jackson
  Vice President

Deborah M. Charlesworth
  Vice President

Barry S. Edwards
  Vice President

[PHOTO OF MICHAEL F. HANNLEY]

Bank of Tucson
4400 E. Broadway
Tucson, AZ 85711
(520) 321-4500
www.bankoftucson.com

Five years ago our vision was to bring community banking and true customer service back to Tucson after years of dislocation and frustration caused by "big bank" mergers and acquisitions. No one could have foreseen the heartwarming reception we have received nor the successes we have enjoyed.

Bank of Tucson has become a substantial resource for small businesses and individuals throughout the city. Partnerships are at the core of the philosophy that guides our Bank in the continuing development of all community sectors: non-profit, cultural, academic and business.

As we begin a new century, we rededicate ourselves to the shared vision that is our hallmark-treating you as a client, a partner and a friend. When it comes to providing you with financial expertise and very personal service, Bank of Tucson will be there.

                                        /s/ Michael F. Hannley

                                        Michael F. Hannley
                                        President and CEO

BOARD OF DIRECTORS

Bruce I. Ash
  Vice President
  Paul Ash Management, L.L.C.

Slivy Edmonds Cotton
  Chairman and Chief Executive Officer
  Perpetua, Inc.

Michael J. Devine
  Attorney at Law

Brian K. English
  General Counsel
  Capitol Bancorp Limited

William A. Estes, Jr.
  President
  TEM Corp.

Richard N. Flynn
  President
  Flynn & Associates

Michael F. Hannley
  President and Chief Executive Officer
  Bank of Tucson

Michael J. Harris
  Associate Broker
  Long Realty Company

Richard F. Imwalle
  President
  University of Arizona Foundation

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Burton J. Kinerk
  Attorney at Law
  Kinerk, Beal, Schmidt & Dyer, P.C.

Humberto S. Lopez
  President
  HSL Properties, Inc.

Lyn M. Papanikolas
  Community Volunteer

OFFICERS

Richard F. Imwalle
  Chairman of the Board

Michael J. Devine
  Vice Chairman

Richard N. Flynn
  Secretary

Michael F. Hannley
  President and Chief Executive Officer

C. David Foust
  Executive Vice President and
  Chief Credit Officer

Barbara A. Sadler
  Senior Vice President

Sandi L. Smithe
  Senior Vice President

Charlene F. Schumaker
  Vice President

[PHOTO OF PETER M. ATKINSON]

Black Mountain Community Bank
1700 West Horizon Ridge Parkway, Suite 101
Henderson, NV 89012
(702) 990-5900
www.blackmountaincommunitybank.com

In a brief nine months we have experienced great success and have become Henderson's premier bank. Our growth has been extraordinary and people are taking notice. The competition is justifiably looking over their shoulders. With a seasoned staff and a supportive Board, our growth is being achieved with quality customers who have been in Las Vegas for years.

Our neighborhood community, Sun City McDonald Ranch, is providing us with new customers daily. It is our intention to be the bank of Sun City. We have made great inroads into the medical community and our reputation as professional and knowledgeable real estate lenders in the local area is being recognized as well.

Our goal is to provide the highest level of customer satisfaction in Nevada. When we are successful in that pursuit, we will achieve our objective and profits will follow. We will not grow for growth's sake, but instead we will develop wisely without sacrificing our level of customer service nor our credit quality.

Our banking culture touches the requisite disciplines of the past while we keep our eyes focused on the opportunities of the future.

Banking the way you remember-with VISION.

                                        /s/ Peter M. Atkinson

                                        Peter M. Atkinson
                                        President

BOARD OF DIRECTORS

Peter M. Atkinson
  President
  Black Mountain Community Bank

Frendy F. DeJong
  Player Development Executive
  Rio Hotel & Casino

Michael J. Devine
  Attorney at Law

David F. Howard
  Partner/Owner
  Ovist & Howard, CPA's

Betty A. Kincaid
  President
  Southwest Exchange Corp.

Charles L. Lasky
  President
  Lasky, Fifarek & Hogan, PC

Claire MacDonald
  Vice President
  MacDonald Properties

Thomas C. Mangione
  President and Chief Operating Officer
  Nevada Community Bancorp Limited

Michael J. Mixer
  Corporate Broker
  Colliers International

Mary C. O'Callaghan-Miele
  Vice President/Circulation Manager
  H.B.C. Publications

Phillip N. Ralston
  Vice President of Finance
  American Nevada Corporation

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

Christopher G. Samson
  President/Owner
  FN Investments, Inc.

OFFICERS

Joseph D. Reid
  Chairman of the Board

Michael J. Devine
  Vice Chairman

Thomas C. Mangione
  Chief Executive Officer

Peter M. Atkinson
  President

David S. Rennick
  Executive Vice President and
  Chief Credit Officer

Cherie L. Ballard
  Vice President

Kathy M. Lucero
  Vice President

RaMon McBride
  Vice President

Randal E. Rathke
  Vice President

Shari A. Smith
  Vice President

[PHOTO OF GARY T. NICKERSON, SR.]

Brighton Commerce Bank
8700 North Second Street
Brighton, MI 48116
(810) 220-1199
www.brightoncommerce.com

As the only "local" bank in Brighton, we have attracted a significant number of relationships including municipalities, professionals and locally-owned and managed businesses that expect and appreciate personalized service by experienced personnel.

This is the foundation of our business philosophy that has been carefully nurtured in our four years of existence. Focus is placed on expedited responses to loan and other requests because decisions are made locally by our knowledgeable staff with our local Board of Directors.

As a benefit to our customers, we share with the other Capitol Bancorp family of banks the operating economies and technological sophistication of centralized data processing and accounting. For this reason, although we are a "local" community bank, we can provide more services, including Internet banking, trust and investment services.

We are experts in a number of areas including, but not limited to, construction financing, business lending, residential mortgage lending and home equity financing. At the same time we can entertain much larger loan requests than a typical bank of our size and dimensions because of our affiliation with Capitol Bancorp.

We take pride in operating as a "local" community bank with money center bank capability.

                                        /s/ Gary T. Nickerson, Sr.

                                        Gary T. Nickerson, Sr.
                                        President and CEO

BOARD OF DIRECTORS

Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

John C. Codere
  President
  Brighton Block & Concrete, Inc.

Michael B. Corrigan
  President
  Corrigan Oil Co., Inc.

Scott C. Griffith
  President
  ERA Griffith Realty

William LaMarra
  President and Chief Executive Officer
  Excelda Manufacturing

Mark A. Latterman
  President
  Latterman & Associates, P.C.

Piet W. Lindhout
  Chief Executive Officer
  Lindhout Associates Architects

Gary T. Nickerson, Sr.
  President and Chief Executive Officer
  Brighton Commerce Bank

Candice G. Randolph
  Senior Vice President and Cashier
  Brighton Commerce Bank

Mitchell J. Stanley
  President
  Mickey Stanley Associates

James A. Winchel
  President
  Colt Park Insurance Agency, Inc.

OFFICERS

Robert C. Carr
  Chairman of the Board

Michael B. Corrigan
  Vice Chairman

Gary T. Nickerson, Sr.
  President and Chief Executive Officer

Candice G. Randolph
  Senior Vice President,
  Cashier and Secretary

Joseph M. Petrucci
  Senior Vice President

William R. Anderson
  Vice President

[PHOTO OF BARBARA J. RALSTON]

Camelback Community Bank
2777 E. Camelback Rd., Suite 100
Phoenix, AZ 85016
(602) 224-5800
www.camelbackbank.com

Metropolitan Phoenix is known as the "Valley of the Sun." This reflects both the quality of life and the "hot" economic environment we enjoy. Camelback Community Bank is one of the fastest growing community banks in the Phoenix area. This is the culmination of a focused strategy, hard work, opportunities created by disruption in the large banks and substantial growth in both the number and profitability of small-to-medium sized businesses.

There is no shortage of competition. As others recognize the same market opportunities, a number of new community banks have sprung up in the Camelback corridor. We are confident that the base of customers we have attracted over the past three years will provide a solid foundation for our continued growth and profitability. Our committed Board of Directors will assist us in retaining these relationships.

Our greatest strength is our employees and their ability to provide innovative solutions to meet our customers' needs. They are the cornerstone to our continued growth and achievement.

                                        /s/ Barbara J. Ralston

                                        Barbara J. Ralston
                                        President

BOARD OF DIRECTORS

Shirley A. Agnos
  President
  Arizona Town Hall

Michael J. Devine
  Attorney at Law

Winfield L. Holden III
  Publisher
  The Arizona Highways

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Gregory M. Kruzel
  Attorney at Law
  Braun, Becker, Kruzel, PC

John S. Lewis
  Vice Chairman
  Sun Community Bancorp Limited

Tammy A. Linn
  Consultant

Susan C. Mulligan
  Certified Public Accountant

Miller Wagner Business
  Services, Inc.

Earl A. Petznik
  President and Chief Executive Officer
  Northside Hay Company

William J. Post
  Chief Executive Officer
  Arizona Public Service Co.

Barbara J. Ralston
  President
  Camelback Community Bank

Dan A. Robledo
  President and Chief Executive Officer
  Lawyer's Title of Arizona, Inc.

Jacqueline J. Steiner
  Community Volunteer

OFFICERS

Dan A. Robledo
  Chairman of the Board

Michael L. Kasten
  Vice Chairman

Joseph D. Reid
  Chief Executive Officer

Barbara J. Ralston
  President

John Robert Boosman
  Executive Vice President
  and Chief Credit Officer

Betty L. Cornish
  Vice President

Timothy M. Himstreet
  Vice President

Sondra K. Koskela
  Vice President

Patrick B. Westman
  Vice President

[PHOTO OF JOHN C. SMYTHE]

Capitol National Bank
200 Washington Square North
Lansing, MI 48933
(517) 484-5080
www.capitolnational.com

The hallmark of Capitol National Bank, since opening in 1982, has been our commitment to relationship banking. We deliver an unmatched level of highly personalized banking in the greater Lansing market with a focus on providing individually tailored financial services to businesses, professionals and entrepreneurs. As the trend of mergers and acquisitions continues creating fewer, but larger, impersonal financial institutions, Capitol National will continue to see opportunities to increase our customer base. Since we enjoy the distinction of being locally owned and managed, those opportunities translate into associated profitability.

The directors and staff of Capitol National Bank participate in a broad range of community service, donating time, talent and financial resources. We believe that good corporate citizenship further enhances our opportunities for stronger, long-lasting business relationships with our existing and prospective customers in addition to benefiting our community.

I look forward to the future knowing that our employees' strong work ethic, cooperative spirit, and dedication to our community will result in continued success as both a well-run and well-respected bank.

                                        /s/ John C. Smythe

                                        John C. Smythe
                                        President and CEO

BOARD OF DIRECTORS

Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

Nan Elizabeth Casey
  Attorney at Law
  Casey & Boog, P.C.

Charles J. Clark
  President
  Clark Construction Company

Brian K. English
  General Counsel
  Capitol Bancorp Limited

David E. Ferguson
  President
  Ferguson Development, LLC

Patrick F. Hayes
  President
  F. D. Hayes Electric

Richard A. Henderson
  President
  Henderson & Associates, P.C.

J. Christopher Holman
  Publisher
  Greater Lansing Business Monthly

L. Douglas Johns, Jr.
  Vice President
  Mid-Michigan Investment Co.

Kevin A. Kelly
  Managing Director
  Michigan State Medical Society

Mark A. Latterman
  President
  Latterman & Associates, P.C.

Charles J. McDonald
  Executive Vice President
  Capitol National Bank

John O'Leary
  Co-President
  O'Leary Paint Company

Patricia A. Reynolds
  President
  Capital Region Community Foundation

John C. Smythe
  President and Chief Executive Officer
  Capitol National Bank

OFFICERS

Robert C. Carr
  Chairman of the Board

Mark A. Latterman
  Vice Chairman

Patrick F. Hayes
  Secretary

John C. Smythe
  President and Chief Executive Officer

Charles J. McDonald
  Executive Vice President

John R. Farquhar
  Vice President

David E. Feldpausch
  Vice President

Lori M. Garcia
  Vice President

[PHOTO OF JAMES W. HOWARD]

Desert Community Bank
3740 S. Pecos - McLeod
Las Vegas, NV 89121
(702) 938-0500
www.desertcommunity.com

Desert Community Bank continues to experience phenomenal growth in customer relationships, adding to our loan portfolio, and swelling our customer base to over 1,000 relationships. Continuing to prudently focus on commercial loans, including construction and real estate, we have been successful while helping many new and growing businesses succeed. We have provided significant funding for businesses operating within low-to-moderate income areas in our community, helping to redevelop and stabilize older neighborhoods, as well as provide capital for new developments in high growth areas.

As an affiliate of Nevada Community Bancorp, we have the flexibility to be small in terms of personal service to each client, but large enough to meet the needs of most small businesses through loan participations with our affiliate banks.

Through this proven, but unique, method of banking, Desert Community Bank has exceeded what it had hoped to achieve in its first 16 months of operation. We are continuing to develop and realize our potential. Keep watching. You'll be impressed.

                                        /s/ James W. Howard

                                        James W. Howard
                                        President

BOARD OF DIRECTORS

Robert J. Andrews
  Chief Operating Officer
  New-Com, Inc.

Michael J. Devine
  Attorney at Law

Rose M. K. Dominguez
  President
  Discovery Travel

Tom R. Grimmett
  Owner
  Grimmett & Company

Garry L. Hayes
  President
  Law Office of Garry L. Hayes

James W. Howard
  President
  Desert Community Bank

Charles L. Lasky
  President
  Lasky, Fifarek & Hogan, P.C.

Thomas C. Mangione
  President and Chief Operating Officer
  Nevada Community Bancorp Limited

Gregory J. McKinley
  Vice President
  Cragin & Pike, Inc.

Leland D. Pace
  Managing Partner
  Stewart, Archibald & Barney, L.L.P.

Greg J. Paulk
  President
  M.M.C., Inc.

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

Joseph D. Soderberg, M.D.
  Physician
  Summit Anesthesiology

Stephen D. Stiver
  President
  Stiver Car Care

OFFICERS

Joseph D. Reid
  Chairman of the Board

Michael J. Devine
  Vice Chairman

Charles L. Lasky
  Secretary

Thomas C. Mangione
  Chief Executive Officer

James W. Howard
  President

Don F. Bigger
  Executive Vice President and
  Chief Credit Officer

Kent L. Harding
  Senior Vice President

Rodney K. Chaney
  Senior Vice President

Al G. Gourrier II
  Vice President

Cheryl A. Fricker
  Vice President

Eileen S. Hagler
  Vice President

[PHOTO OF LINDA A. WATTERS]

Detroit Commerce Bank
645 Griswold, Suite 70
Detroit, MI 48226
(313) 967-9700
www.detroitcommerce.com

The Detroit Commerce Bank theme, "Small Bank, Big Service," is shared by our employees and affiliated banks within the Capitol Bancorp system. This directly benefits our customers by unleashing the myriad of banking possibilities and opportunities in the Metropolitan Detroit area.

The launch of our new Internet banking site, www.detroitcommerce.com, demonstrates the commitment to deliver competitive products at a competitive price. Industry experts throughout our network of affiliated banks enable Detroit Commerce Bank to provide each customer a window into the new economy. To meet the needs of the Detroit community, the Detroit Commerce Bank staff regularly participates in projects and conducts informative seminars designed to give individuals access to our unique brand of service. Our dedicated professionals clearly understand the value of teamwork and its impact on the profitability of the Bank.

The Bank continues to foster a symbiotic relationship with the city. Later this year, in connection with Detroit 300 Celebration, a program of activities throughout the year commemorating Detroit's 300th birthday, the City will dedicate a new public park. This new park, designed to bring more pedestrian traffic into the city, will be located just steps away from Detroit Commerce Bank. It should provide exciting marketing opportunities for us to showcase our full array of products, especially our new Penobscot Building Checking Account!

                                        /s/ Linda A. Watters

                                        Linda A. Watters
                                        President and CEO

BOARD OF DIRECTORS

Ralph J. Burrell
  President
  Symcon

Vivian Carpenter, Ph. D.
  President
  Atwater Entertainment Associates

Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

Donald M. Davis, Jr.
  Vice President, Human Resources
  Health Alliance Plan

Douglas H. Graham
  Chairman and Chief Executive Officer
  Detroit Technology Ventures, L.L.C.

John R. Hirzel
  Certified Public Accountant
  Hirzel, Jackson & Swaine, P.C.

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

Martha K. Richardson
  President
  Services Marketing Specialists, Inc.

Benjamin L. Schwegman
  President
  Schwegman and Associates, Inc.

James F. Stapleton
  President
  B & R Consultants

Linda A. Watters
  President and Chief Executive Officer
  Detroit Commerce Bank

OFFICERS

Joseph D. Reid
  Chairman of the Board

Robert C. Carr
  Secretary

Linda A. Watters
  President and Chief Executive Officer

Valora L. Jackson
  Vice President

[PHOTO OF REBECCA M. JACKSON]

East Valley Community Bank
1940 N. Alma School Road
Chandler, Arizona 85224
(480) 726-6500
www.eastvalleybank.com

East Valley Community Bank's dedication to community sets us apart from the competition. Our senior management team, with over 150 years combined experience in all phases of commercial banking, knows that geographic location alone does not make us part of a community. People bank with people, not large corporations.

A community is like a family, and our commitment to service has made us a part of the Chandler, Arizona family, along with its surrounding communities, the second fastest growing city in America.

We have continued our active involvement in the local Chambers of Commerce, Boys and Girls Clubs, the YMCA, National Association of Women Business Owners and Chandler Leadership. We are now the proud sponsor of the annual James R. Snedigar Award, awarded to a local citizen for outstanding community service in memory of Chandler's first police officer killed in the line of duty. Our team has partnered with a local youth group, I.C.A.N. (Improving Chandler Area Neighborhoods), and will be mentoring, tutoring and coaching interested young men and women about the world of finance.

Our family is growing by leaps and bounds, and we will be rising to meet its needs.

                                        /s/ Rebecca M. Jackson

                                        Rebecca M. Jackson
                                        President

BOARD OF DIRECTORS

Michael J. Devine
  Attorney at Law

Todd Dickerson, DDS
  Dentist

David L. Heuermann
  President
  Axis Mortgage & Investments, L.L.C.

Rebecca M. Jackson
  President
  East Valley Community Bank

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Martha S. Martin
  Chairman
  SpectrumAstro, Inc.

Darra L. Rayndon
  Principal and President
  Rayndon & Longfellow, P.C.

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

James C. Stratton
  President and Chief Executive Officer
  Boys and Girls Clubs of Scottsdale

Joseph A. Tameron
  CPA and Partner
  Skinner, Tameron & Company, L.L.P.

Stephen D. Todd
  Executive Vice President
  Sun Community Bancorp Limited

OFFICERS

Joseph D. Reid
  Chairman and Chief Executive Officer

Michael J. Devine
  Vice Chairman

Rebecca M. Jackson
  President

J. Dennis Kennedy
  Executive Vice President
  and Chief Credit Officer

Christina I. McCallum
  Senior Vice President

James Patrick Blaine
  Vice President

William J. Wohlenhaus
  Vice President

[PHOTO OF STEVEN L. BROWN]

Elkhart Community Bank
303 South Third Street
Elkhart, IN 46516
(219) 295-9600
www.elkhartbank.com

Elkhart Community Bank is poised to become the bank of choice for small businesses in Elkhart, Indiana. Our downtown location provides easy accessibility, further enhanced by our recently-implemented courier service. This form of delivery makes us the most convenient bank in town for our business clients who no longer have to leave their offices to make their daily deposits.

We also have Internet and telephone banking capabilities, in addition to drive-through and ATM access. However, what separates us from the other banks in town is the quality and accessibility of our people. We have two outstanding commercial lenders, a mortgage lender and a talented staff of service representatives, each of whom are experts at finding unique solutions to our clients' individual banking needs. We pride ourselves on becoming trusted advisors to our clients and putting the "relationship" back into banking.

The 21st century will see many changes in banking, and our small-bank-style customer service combined with our large-bank-style sophistication, positions us to be very competitive.

                                        /s/ Steven L. Brown

                                        Steven L. Brown
                                        President

BOARD OF DIRECTORS

Paul R. Ballard
  Executive Vice President
  Capitol Bancorp Limited

Nancy B. Banks
  Local Philanthropist

R. Steven Bennett
  President
  Voyager Products, Inc.

Kenneth W. Brink
  Treasurer
  Hart Housing Group, Inc.

Steven L. Brown
  President
  Elkhart Community Bank

Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

Andrew W. Frech
  Chairman and Chief Executive Officer
  Ancon Construction Co., Inc.

Curtis T. Hill, Jr.
  Attorney at Law
  Elkhart County Prosecuting
  Attorney's Office

Richard J. Jensen
  Vice President
  Elkhart General Hospital

Richard L. Max, Sr.
  President and General Manager
  Heart City Enterprises House of Herbs

Myrl D. Nofziger
  President
  Hoogenboom Nofziger

Brian J. Smith
  CPA and President
  The Heritage Group

OFFICERS

Robert C. Carr
  Chairman of the Board
  and Chief Executive Officer

Steven L. Brown
  President

Lori A. Faltynski
  Vice President

Vince J. VonDerVellen
  Vice President

Jeff F. Kloska
  Loan Officer

[PHOTO OF DOUGLAS A. JOHNSTON]

Goshen Community Bank
511 W. Lincoln Avenue
P.O. Box 827
Goshen, IN 46527
(219) 533-2006
www.goshenbank.com

On September 29, 2000, Goshen Community Bank opened with great anticipation from the local community and our shareholders. We devised a formula for success that includes an excellent location, a talented staff with over 100 years of banking experience, and a redesigned and refurbished building. Customers walk into a lobby that is professional yet comfortable, and where coffee and homemade candy (from my family's local candy store) are available.

The Bank's plan is to be profitable within 12 months of opening our doors. We will accomplish profitability by drawing from the experience of our staff and the executive support available at Capitol Bancorp. We will also rely on directors, shareholders and customers for referrals, and will endeavor to provide the best service of any bank in town. Focusing on the needs of our community will also contribute to our success. We will strive to be involved with events that further the advancement of the Goshen community.

                                        /s/ Douglas A. Johnston

                                        Douglas A. Johnston
                                        President

BOARD OF DIRECTORS

Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

David L. Cripe, O.D.
  Senior Partner
  Drs. Lantz, Cripe & Stephens

Carol M. Ebersole
  Vice President of Corporate Development
  Goshen Health System

Stephen L. Fidler
  President
  Kuert Concrete, Inc.

Christopher J. Graff
  President and Chairman
  Marque, Inc.

Richard A. Hetler, Jr.
  VP and General Manager
  Indiana Wood Products, Inc.

Gregory A. Hoogenboom
  President
  Hoogenboom Masonry, Inc.

Douglas A. Johnston
  President
  Goshen Community Bank

Larry W. Newswanger
  Self-employed

Matthew J. Pletcher
  Partner
  Whitcraft and Pletcher, LLP

Fred M. Ramser
  Self-employed

Dennis L. Sorg
  President
  Sorg Dodge, Inc.

Douglas A. Stanley
  Dentist and Owner
  Douglas A. Stanley, DDS

OFFICERS

Robert C. Carr
  Chairman and Chief Executive Officer

Douglas A. Johnston
  President

Connie O. Horvath
  Vice President

Leah L. Stevens
  Vice President

[PHOTO OF JOHN D. GROOTHUIS]

Grand Haven Bank
333 Washington
Grand Haven, MI 49417
(616) 846-1930
www.grandhavenbank.com

The future promises to be an exciting one for Grand Haven Bank. With a successful foundation in place as the community bank in the Tri-Cities, recent mergers and acquisitions have created compelling prospects for significant growth. Our level of personalized service and local decision-making has served to make us an appealing source for financial solutions and an attractive banking alternative.

Construction of our new facility has provided a tremendous opportunity to support our growth in the future. With the addition of a trust and investment officer and expanded lending staff, Grand Haven Bank will offer new and enhanced services. Extended business hours, online banking and drive-up access will be available to better serve our customers.

The combination of hands-on service and improved amenities provides us with an advantage in continuing to meet the developing needs of our community. We look forward to building upon our success in the coming year.

                                        /s/ John D. Groothuis

                                        John D. Groothuis
                                        President and CEO

BOARD OF DIRECTORS

Paul R. Ballard
  Executive Vice President
  Capitol Bancorp Limited

Stanley L. Boelkins
  Owner and Appraiser
  Boelkins & Associates

Peter E. Bolline
  Owner
  Wood Specialties Co.

Brad J. Fortenbacher
  President
  Tri-Cast, Inc.

John D. Groothuis
  President and Chief Executive Officer
  Grand Haven Bank

Mark A. Kleist
  Attorney at Law and Treasurer
  Scholten and Fant, P.C.

Steven L. Maas
  Vice President
  Gillisse Construction Company

Calvin D. Meeusen
  Certified Public Accountant

Arnold W. Redeker, Jr.
  Partner and Vice President
  Redeker Ford, Inc.

John P. Van Eenenaam
  Attorney at Law
  Scholten and Fant, P.C.

Gerald A. Witherell
  President
  Oakes Agency, Inc.

OFFICERS

John P. Van Eenenaam
  Chairman of the Board

Paul R. Ballard
  Vice Chairman

Arnold W. Redeker, Jr.
  Secretary

John D. Groothuis
  President and Chief Executive Officer

Sherry J. Patterson
  Vice President

[PHOTO OF DAVID E. VEEN]

Kent Commerce Bank
4050 Lake Drive, SE
Grand Rapids, MI 49546
(616) 974-0200
www.kentcommerce.com

Kent Commerce Bank is fortunate to be located in one of the most vibrant and fastest growing economic centers in the Midwest. Southwest Michigan has experienced tremendous expansion during our Bank's three years in operation, and we have enjoyed the benefits of this growth through construction loans for commercial buildings and new homes, plat developments and loans to local businesses for new equipment and working capital. The Bank's location in suburban southeast Grand Rapids puts us in the thick of the action in terms of residential and industrial development.

Our Bank will be presented with continued opportunities for future growth. Several large, long-standing, local banks are in the process of completing mergers with regional mega-banks that will effectively move their management and critical decision-making responsibilities out of Michigan. Many disenfranchised customers of those banks will seek out the customer-focused, locally-managed community bank of Kent Commerce. We are poised to meet these customers' needs and we are excited about the possibilities.

                                        /s/ David E. Veen

                                        David E. Veen
                                        President and CEO

BOARD OF DIRECTORS

James M. Badaluco
  Vice President
  S.J. Wisinski & Company

Paul R. Ballard
  Executive Vice President
  Capitol Bancorp Limited

Michael L. Braughton
  Vice President and Chief Financial Officer
  Davenport Educational System, Inc.

Paul S. Buiten
  President
  Buiten, Tamblin, Steensma
  & Associates, Inc.

Julius Duthler
  Chief Executive Officer
  Duthler Ford Sales, Inc.

Kevin J. Einfeld
  President
  BDR, Inc.

Grant J. Gruel
  Attorney at Law and Partner
  Gruel, Mills, Nims & Pylman

Gary D. Hensch
  Certified Public Accountant

Harold A. Marks
  Partner
  Prangley Marks L.L.P.

Dale R. Medema
  President
  Medema's Carpet & Interiors, Inc.

Calvin D. Meeusen
  Certified Public Accountant

John H. Pleune
  President
  Pleune Service Company, Inc.

Mary L. Ursul
  Vice President
  Michigan Lawyers Mutual Insurance Co.

David E. Veen
  President and Chief Executive Officer
  Kent Commerce Bank

Michael C. Walton
  Attorney At Law
  Rhoades, McKee, Boer, Goodrich & Titta

OFFICERS

Michael C. Walton
  Chairman of the Board

David E. Veen
  President and Chief Executive Officer

Michael P. Boelens
  Vice President

John J. Coder
  Vice President

M. Martine Kaluske
  Vice President and Cashier

[PHOTO OF STEPHEN C. TARCZY]

Macomb Community Bank
16000 Hall Road, Suite 102
Clinton Twp., MI 48038
(810) 228-1600
www.macombcommunity.com

In only a few short years, Macomb Community Bank has earned the trust of the community by being a preferred provider of quality, cost-effective banking products, and unparalleled customer service. Whether it be from hearing a friendly, familiar voice asking "How may I help you?", or the offering of technologically sophisticated systems for Internet banking transactions, Macomb Community Bank's diversity of choice is available to the community.

Our unique affiliation with Capitol Bancorp presents advantages which shape superior operational efficiencies and influence the quality of performance demanded by an educated banking public.

What was once a latent dream has evolved into a remarkable success story. Although still recognized as small in stature, Macomb Community Bank's spirited style of fairness is complemented by the continued economic good fortune evident throughout our growing community. As proud fourth generation citizens of Macomb County, banking with a personal interest is our heritage. That human touch will never be compromised; that is our pledge. Building on the merits of the past with the promise of the future, that is our vision.

                                        /s/ Stephen C. Tarczy

                                        Stephen C. Tarczy
                                        President and CEO

BOARD OF DIRECTORS

Eugene J. Agnone, Jr., M.D.
  Medical Oncologist

Gerald J. Carnago
  CPA, Attorney
  Carnago & Associates, P.C.

Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

Christina D'Alessandro
  Vice President
  Villa Custom Homes, Inc.

Ronald G. Forster
  Treasurer
  Arkay Manufacturing, Inc.

David F. Keown
  Building Official
  Washington Township

Sam A. Locricchio
  Executive Vice President
  Macomb Community Bank

Delia Rendon-Martin
  Co-Owner
  Martin Enterprises

Vito Munaco
  Owner and Operator
  WEMCO

James A. Patrona
  President and Owner
  Universal Press & Machinery, Inc.

Stephen C. Tarczy
  President and Chief Executive Officer
  Macomb Community Bank

OFFICERS

Robert C. Carr
  Chairman of the Board

Ronald G. Forster
  Vice Chairman

Stephen C. Tarczy
  President and Chief Executive Officer

Sam A. Locricchio
  Executive Vice President

Robert S. Anderson
  Vice President

Jan K. Alcini
  Assistant Vice President and Secretary

[PHOTO OF NEIL R. BARNA]

Mesa Bank
63 East Main Street, Suite 100
Mesa, AZ 85201
(480) 649-5100
www.mesabankers.com

Preparation creates opportunity.

How many times has a successful endeavor reflected such a simple formula? In 1998, Mesa Bank brought together a seasoned management team; a strong community-oriented board of directors and a city in need of a local bank. The result was an institution motivated by the spirit and vitality of its community. Banking with the human touch is the theme at Mesa Bank. We are responding to the needs of the community with business loans and residential and commercial construction financing, in addition to home equity credit lines, home improvement loans and consumer loans. Through strategic alliances, we are providing a network of products and services ranging from equipment leasing to trust and investment strategies.

The opportunity to serve our community continues to evolve. Mesa Bank is prepared for, and eagerly awaits, the challenges of the future.

                                        /s/ Neil R. Barna

                                        Neil R. Barna
                                        President

BOARD OF DIRECTORS

Neil R. Barna
  President
  Mesa Bank

Michael J. Devine
  Attorney at Law

Debra L. Duvall, Ed. D.
  Superintendent
  Mesa Public Schools

Brian K. English
  General Counsel
  Capitol Bancorp Limited

Robert R. Evans, Sr.
  Partner
  Evans Management Company

Stewart A. Hogue
  President
  Commercial Lithographers, Inc.

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Philip S. Kellis
  Partner
  Dobson Ranch Inn

John S. Lewis
  Vice Chairman
  Sun Community Bancorp Limited

Ruth Nesbitt
  Mesa Community Volunteer

Wayne Pomeroy
  Owner
  Pomeroy's Men's Stores

James A. Schmidt
  Executive Director-Tax Services
  Nelson Lambson & Co., P.L.C.

Daniel P. Skinner
  Owner and Manager
  LeBaron and Carroll LSI, Inc.

Terry D. Turk
  President
  Sun American Mortgage Co.

OFFICERS

Robert R. Evans, Sr.
  Chairman of the Board

Michael L. Kasten
  Vice Chairman

Joseph D. Reid
  Chief Executive Officer

Neil R. Barna
  President

David D. Fortune
  Executive Vice President
  and Chief Credit Officer

Daniel R. Laux
  Vice President

[PHOTO OF ROBERT J. MCCARTHY]

Muskegon Commerce Bank
255 Seminole Road
Muskegon, MI 49444
(231) 737-4431
www.muskegoncommerce.com

With little fanfare or advertising, Muskegon Commerce Bank has been able to attract in excess of 5,000 accounts to our bank. We have accomplished this in our first three years through a stable staff of employees who know our customers. These talented individuals, along with our core group of directors, have helped grow the Bank.

One of our Bank's niches is in the residential mortgage area. Of the dozens of mortgage originators in the Muskegon area, we have consistently been one of the top three in volume since our inception. We frequently outperform larger lending institutions with our fast, friendly service and knowledge of construction lending. We are well positioned to take advantage of both the strong economy and growing housing market in Muskegon.

Our size gives us the ability to cater our combination of products and services to the local business owners and home buyers who expect personal attention. Our affiliation with the Capitol Bancorp family of banks allows us to offer the kind of technological innovations that will keep us competitive in the future.

                                        /s/ Robert J. McCarthy

                                        Robert J. McCarthy
                                        President and CEO

BOARD OF DIRECTORS

Dr. Rick E. Amidon
  President
  Baker College of Muskegon

Philip J. Andrie
  President
  Andrie, Inc.

Paul R. Ballard
  Executive Vice President
  Capitol Bancorp Limited

William C. Cooper
  President
  Omni Fitness Club

Thomas F. DeVoursney
  President
  Shape Corp.

Edgar Hunt
  Retired President and CEO
  First of America Bank-Muskegon

Christopher L. Kelly
  Attorney at Law
  Parmenter O'Toole

Daniel Kuznar
  Owner
  Quality Tool & Stamping Co., Inc.

Robert J. McCarthy
  President and Chief Executive Officer
  Muskegon Commerce Bank

Chris Ann McGuigan
  President and Chief Executive Officer
  Community Foundation for
  Muskegon County

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

James Stanford Tyler
  President
  Tyler Sales Co., Inc.

OFFICERS

Joseph D. Reid
  Chairman of the Board

Robert J. McCarthy
  President and Chief Executive Officer

David W. Seppala
  Senior Vice President

Bruce A. May
  Vice President

[PHOTO OF JAMES R. KAYE]

Oakland Commerce Bank
31731 Northwestern Hwy.
Farmington Hills, MI 48334
(248) 855-0550
www.oaklandcommerce.com

Oakland Commerce Bank has continuously worked at providing the best delivery system possible for its products and services. Our affiliation with Capitol Bancorp is a union that merges our commitment to provide the best service possible with leading-edge technological and managerial support. We pride ourselves in listening to our customers and being flexible while working toward filling their deposit and account needs or designing customized loan products.

Banking mergers involving the larger banks in our marketplace have created voids in the delivery of financial services to many small and medium-sized businesses. Oakland Commerce Bank's entry into Internet banking has been well received by our customers. As a result, we have received loan requests via this medium. Internet services are key to establishing not only additional market awareness, but penetration into an expanding pool of possible customers.

                                        /s/ James R. Kaye

                                        James R. Kaye
                                        President and CEO

BOARD OF DIRECTORS

Mark A. Aiello
  Attorney at Law
  Foley & Lardner

Donald A. Bosco
  President

Donald A. Bosco Building, Inc.
  Robert C. Carr
  Executive Vice President and Treasurer Capitol Bancorp Limited

Mark B. Churella
  President and Chief Executive Officer
  FDI Group

Leon S. Cohan
  Counsel to the Firm
  Barris, Scott, Denn & Driker

Michael J. Devine
  Attorney at Law

Jeffrey L. Hauswirth
  CPA, CVA, and Principal
  Jenkins, Magnus, Volk & Carroll, P.C.

James R. Kaye
  President and Chief Executive Officer
  Oakland Commerce Bank

Ihor J. Kuczer
  Senior Vice President
  Oakland Commerce Bank

David F. Lau, J.D. CLU
  Chartered Financial Consultant and Owner
  Lau & Lau Associates, L.L.C.

Jeffrey M. Leib
  Attorney at Law and President
  Leib, Leib & Kramer, P.C.

Akram Namou
  Certified Public Accountant

Julius L. Pallone
  President
  J.L. Pallone Associates

Francine Pegues
  Regional Sales Director
  Blue Cross Blue Shield of Michigan

OFFICERS

Michael J. Devine
  Chairman of the Board

James R. Kaye
  President and Chief Executive Officer

Ihor J. Kuczer
  Senior Vice President and Secretary

Nicolet B. Cassidy-Natsis
  Vice President

Thomas K. Perkins
  Vice President

[PHOTO OF SCOTT G. KLING]

Paragon Bank & Trust
301 Hoover Boulevard
Holland, MI 49423
(616) 394-9600
www.paragonbank.com

Banking consolidation in the Holland market has created opportunities for us to cultivate prospective clients who value the personal involvement that Paragon Bank & Trust has to offer. In our ten years of operation, Paragon Bank & Trust has demonstrated its commitment to excellence. We pride ourselves on service, responsiveness and being a place where decisions are made by the people who you, the client, meet. For Paragon Bank & Trust, this community bank philosophy will carry us to new heights of growth and profitability in the future.

During the past year Paragon Trust and Investment Services continued to expand its ability to service the investment needs of clients throughout all the Capitol Bancorp affiliate banks. The Trust and Investment Services area continues to focus on meeting the needs of individual bank clients by offering allied financial service products in a highly-competitive and rapidly-changing financial services marketplace.

                                        /s/ Scott G. Kling

                                        Scott G. Kling
                                        President and CEO

BOARD OF DIRECTORS

Paul R. Ballard
  Executive Vice President
  Capitol Bancorp Limited

Robert J. Bates
  Physician
  Western Michigan Urological
  Associates, P.C.

Charles A. Brower
  CPA and Partner
  DeLong & Brower, P.C.

Jack L. DeWitt
  President
  Request Foods, Inc.

Scott Diepenhorst
  Principal
  SD & Associates, Inc.

Paul Elzinga
  Co-Chairman and Director of
  Business Development
  Elzinga & Volkers, Inc.

John D. Groothuis
  President and Chief Executive Officer
  Grand Haven Bank

Eric J. Hoogstra
  Senior Vice President
  Paragon Bank & Trust

Susan K. Hutchinson
  Owner
  Hutchinson's Stores for Children

Lawrence D. Kerkstra
  President and Chief Executive Officer
  Kerkstra Precast, Inc.

Scott G. Kling
  President and Chief Executive Officer
  Paragon Bank & Trust

Leonard Maas
  President
  Gillisse Construction Company

Mitchell W. Padnos
  Executive Vice President
  Louis Padnos Iron & Metal Company

Richard H. Ruch
  Director Emeritus

Richard G. Swaney
  Attorney at Law
  Swaney & Thomas, P.C.

Robert J. Tramieri
  Chairman Emeritus
  Paragon Bank & Trust

OFFICERS

Richard G. Swaney
  Chairman of the Board

Robert J. Bates
  Vice Chairman

Scott G. Kling
  President and Chief Executive Officer

Eric J. Hoogstra
  Senior Vice President
  Trust and Investment Services

Randall R. Smith
  Senior Vice President

Jane Riemersma
  Vice President

Dean R. Weerstra
  Vice President
  Trust and Investment Services

[PHOTO OF DENNIS J. KUHN]

Portage Commerce Bank
800 East Milham Road
Portage, MI 49002
(616) 323-2200
www.portagecommerce.com

In 1988, a small group of local business people and a few dedicated banking professionals embarked on a journey to establish Portage Commerce Bank in the shadow of the bigger, impersonal banks operating in our community. With great enthusiasm and a belief that customers prefer to do business the old-fashioned way with bankers who are genuinely interested in their success, this vision is realized daily as it has been since our beginning.

We continue to enjoy the benefits of our "old-fashioned" approach, as well as new opportunities to expand our satisfied customer base as the consolidation in our industry continues. At the same time, our ability to offer customers the latest products and services, such as our new Internet banking capability, has been made possible through our affiliation with the Capitol Bancorp family of banks.

We will continue to strive to exceed our customers' expectations while maintaining and building the personal relationships that have made us successful.

                                        /s/ Dennis J. Kuhn

                                        Dennis J. Kuhn
                                        President

BOARD OF DIRECTORS

Paul R. Ballard
  Executive Vice President
  Capitol Bancorp Limited

David L. Becker
  Director
  Becker Insurance Agency, P.C.

Thomas R. Berglund, M.D.
  Physician
  Portage Physicians

John M. Brink
  Certified Public Accountant
  Brink, Key & Chludzinski, P.C.

Patricia E. Dolan
  Community Volunteer

Alan A. Halpern, M.D.
  Physician
  Michigan Orthopedic
  Surgery & Rehab, Inc.

Robert L. Johnson
  Retired Secretary and Treasurer
  Medallion Properties, Inc.

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Dennis J. Kuhn
  President
  Portage Commerce Bank

Paul M. Lane, Ph.D.
  Professor of Marketing
  Seidman School of Business
  Grand Valley State University

William J. Longjohn
  Retired Vice President
  Midwest Business Exchange

John W. Martens
  Certified Public Accountant

OFFICERS

Michael L. Kasten
  Chairman of the Board

William J. Longjohn
  Vice Chairman and Secretary

Paul R. Ballard
  Chief Executive Officer

Dennis J. Kuhn
  President

Allan T. Reiff
  Senior Vice President

Gary T. Adams
  Vice President

Kenneth R. Blough
  Vice President

Roy L. Dangel, Jr.
  Vice President

Kimberlee M. Ferris
  Vice President

Cheryl M. Germain
  Vice President and Cashier

James V. Lunarde
  Vice President

Mark K. MacLellan
  Vice President

[PHOTO OF STEVEN E. MALLORY]

Red Rock Community Bank
10000 W. Charleston, Suite 100
Las Vegas, NV 89135
(702) 948-7500
www.redrockcommunity.com

Red Rock Community Bank has in one short year become a bank to be recognized in Southern Nevada. Our growth has exceeded expectations and we attained operating profitability in record time.

Our success to date is a combination of many things, but first and foremost it is largely attributable to the exceptional team we have assembled. The talent of our employees is recognized throughout our valley by customers, prospects and the competition. Our Board not only has been a phenomenal source of referrals, but also some of our very best customers.

After one year we now proudly serve many of the best businesses and entrepreneurs in Southern Nevada. This strong customer base will enable us to grow beyond our early predictions.

Our commitment to customer satisfaction is second to none. The year 2000 was an exceptional year. Wait till you see what Red Rock will accomplish in the future.

                                        /s/ Steven E. Mallory

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

Kathryn D. Justyn
  Chief Executive Officer
  Summerlin Hospital Medical Center

Keith W. Langlands
  CPA and Partner
  O'Bannon Wallace Langlands
  & Neuman, L.L.P.

Charles L. Lasky
  President
  Lasky, Fifarek & Hogan, P.C.

Steven E. Mallory
  President
  Red Rock Community Bank

Thomas C. Mangione
  President and Chief Operating Officer
  Nevada Community Bancorp Limited

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

J. Christopher Stuhmer
  President
  Christopher Homes

Frederick P. Waid
  Principal
  SBG Group, L.L.C.

OFFICERS

Joseph D. Reid
  Chairman of the Board

Michael J. Devine
  Vice Chairman

Charles L. Lasky
  Secretary

Thomas C. Mangione
  Chief Executive Officer

Steven E. Mallory
  President

James S. Wojewodka
  Executive Vice President
  and Chief Credit Officer

Mary E. Davis
  Senior Vice President

Susan E. Daleiden
  Vice President

Theresa L. Hartke
  Vice President

Joseph E. Johnson
  Vice President

Brent Kamerath
  Vice President

[PHOTO OF JOHN P. LEWIS]

Southern Arizona Community Bank
6400 N. Oracle Rd
Tucson, AZ 85704
(520) 219-5000
www.southernarizonabank.com

At Southern Arizona Community Bank, teamwork is the fuel that helps ordinary people attain extraordinary results. Success through teamwork demands commitment to the cause, trust in co-workers, and a collective mindset that puts our customers first. Fostering this spirit is a priority at Southern Arizona Community Bank.

The challenge is to build cohesiveness and interdependence among staff members. It's not only how well each person does their job, it's how well they work together.

Service is the lifeblood of any organization. Everything flows from it and is nourished by it. Customer service is not a department...it's an attitude. We at Southern Arizona Community Bank know that change can pull customers in many directions. It is our responsibility to educate and guide, thereby gaining their trust and loyalty.

The capacity for innovation and the ability to prudently implement it, is an essential quality for success in the new millennium. By expanding our services and promoting positive change, we learn more about who we are and where we can go. Southern Arizona Community Bank will set the pace.

                                        /s/ John P. Lewis

                                        John P. Lewis
                                        President

BOARD OF DIRECTORS

William R. Assenmacher
  President
  T. A. Caid Industries, Inc.

Jody A. Comstock
  Physician and Owner
  Skin Spectrum

Thomas F. Cordell
  Multi Media Specialist
  University of Arizona, ECAT

Michael J. Devine
  Attorney at Law

Robert A. Elliott
  President and Owner
  Robert A. Elliott, Inc.

Brian K. English
  General Counsel
  Capitol Bancorp Limited

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Yoram Levy
  Project Manager
  Diamond Ventures, Inc.

John P. Lewis
  President
  Southern Arizona Community Bank

John S. Lewis
  Vice Chairman
  Sun Community Bancorp Limited

Jim Livengood
  Director of Athletics
  University of Arizona

James A. Mather
  Certified Public Accountant
  and Attorney at Law

Louise M. Thomas
  President
  Events Made Special

Paul A. Zucarelli
  Owner/Prinicpal
  Gordon, Zucarelli and Handley Insurance

OFFICERS

Paul A. Zucarelli
  Chairman of the Board

Michael L. Kasten
  Vice Chairman

Joseph D. Reid
  Chief Executive Officer

John P. Lewis
  President

Michael J. Trueba
  Executive Vice President
  and Chief Credit Officer

Jean M. Griffin-Getek
  Vice President

Teresa R. Gomez
  Vice President

Mindy C. Webb
  Vice President

[PHOTO OF FREDERICK D. BERNSON]

Sunrise Bank of Albuquerque
225 Gold SW
Albuquerque, NM 87102
(505) 244-8000
www.sunrisebankofalbuquerque.com

Sunrise Bank of Albuquerque is a dynamic, fast growing and relationship-oriented financial services institution that has positioned itself to continue to make inroads into the changing New Mexico banking environment. We opened our doors in April, 2000 as the second bank in the Sunrise Capital group that specializes in government guaranteed Small Business Administration (SBA) and real estate loans.

Our customers, including small-to-medium size businesses and business professionals, have come to realize that our commitment to servicing their banking needs is our daily mission. Internet banking, e-commerce and additional online capabilities, enable us to compete with regional banks on a system basis while we continue to outperform our large competitors in every component of customer service.

We chose a downtown location that allows us to serve the entire Albuquerque market. The focus and commitment of both our directors and energetic staff, through their activities within the community and their efforts on behalf of the Bank, are driving our continued growth. They are, and will continue to be, the key to our success.

                                        /s/ Frederick D. Bernson

                                        Frederick D. Bernson
                                        President

BOARD OF DIRECTORS

Frederick D. Bernson
  President
  Sunrise Bank of Albuquerque

Turner W. Branch
  Attorney at Law
  Branch Law Firm

David J. Daniel
  Executive Vice President
  Sunrise Bank of Albuquerque

Helen Elliott
  Certified Public Accountant
  Helen Elliott & Associates, PC

E. Gary Fichtner
  President
  Esthetic Dental Arts, Inc.

Donald E. Fry, M.D.
  University of New Mexico
  School of Medicine

William D. Hinz, II
  President
  Sunrise Bank of Arizona

John R. Lewinger
  Chief Executive Officer
  Grubb & Ellis/Lewinger Hamilton

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

Randy E. Whitehead
  President
  New Mexico Coffee Co.

OFFICERS

Joseph D. Reid
  Chairman and Chief Executive Officer

Frederick D. Bernson
  President

David J. Daniel
  Executive Vice President and
  Chief Credit Officer

Conni L. Jones
  Vice President and Operations Manager

[PHOTO OF WILLIAM D. HINZ, II]
Sunrise Bank of Arizona
4350 East Camelback Road, Suite 100A
Phoenix, AZ 85018
(602) 956-6250
www.sunrisebankofarizona.com

The year 2000 saw Sunrise Bank of Arizona recognized as the Valley leader in small business lending. Arizona Business Magazine named Sunrise, "Best Bank" and "Best SBA Lender" in its annual ranking of Arizona's finest businesses. The Southwestern Business Financing Corporation named Sunrise, "2000 Bank Of The Year" and named our executive vice president, Ward Hickey, "2000 Banker of The Year". Finally, Business Development Finance Corporation also named our chief credit officer, Doug Reynolds, "2000 Banker of The Year".

These honors are directly attributable to the dedicated efforts of servicing our customers. It is our customers, working with our professional staff, that are the foundation for what promises to be another very exciting year for Sunrise.

Sunrise Bank of Arizona has also benefited from a close relationship with our other affiliates. Referrals have increased dramatically as our affiliates have recognized the advantage of utilizing Sunrise's SBA expertise as an added service for their customers.

The tremendous momentum created by these awards and our close relationship with our customers and affiliate banks makes it exciting to contemplate what lies in store for Sunrise Bank of Arizona in the decades to come.

                                        /s/ William D. Hinz, II

                                        William D. Hinz, II
                                        President

BOARD OF DIRECTORS

Sandra A. Abalos
  President
  Abalos and Associates, P.C.

Michael R. Allen
  President
  Sureway Properties

Michael J. Devine
  Attorney at Law

Brian K. English
  General Counsel
  Capitol Bancorp Limited

Howard J. Hickey, III
  Executive Vice President
  Sunrise Bank of Arizona

William D. Hinz, II
  President
  Sunrise Bank of Arizona

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

Kevin B. Kinerk
  Executive Vice President
  Sunrise Bank of Arizona

G. D. "Rab" Paquette
  President
  Zap Messenger, Inc.

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

Mark Stieg, D.D.S.
  Orthodontist
  Mark Stieg, P.C.

James R. Wentworth
  Principal
  Wentworth, Webb & Postal, L.L.C.

OFFICERS

Joseph D. Reid
  Chairman and Chief Executive Officer

Michael J. Devine
  Vice Chairman

William D. Hinz, II
  President

Howard J. Hickey, III
  Executive Vice President

Kevin B. Kinerk
  Executive Vice President

Douglas N. Reynolds
  Vice President and Chief Credit Officer

Tyrone D. Couch
  Vice President

Marian B. Creel
  Vice President

James A. Sellick
  Vice President

Leonard C. Zazula
  Vice President

[PHOTO OF GARY W. HICKEL]

Valley First Community Bank
7501 East McCormick Parkway
North Court, Suite 105N
Scottsdale, AZ 85258-3495
(480) 596-0883
www.valleyfirstbank.com

The old adage notes that the whole is greater than the sum of its individual parts. This accurately describes our Sun Community family of banks, solidly anchored in Scottsdale by Valley First. Entering our fourth full year of operation, we are positioned to leverage our growing recognition as an emerging community-minded institution. Valley First received an "Outstanding" rating recognizing the Bank's results in serving the credit needs of its community. The partnership with our sister banks affords us the opportunity to take a broader, technologically-sophisticated approach to serving the banking needs of our targeted markets. Through the efficiencies gained with common systems, and the ability to participate in lending and deposit gathering activities, our Bank's profitability is increased.

The metro Scottsdale area is a dynamic, rapidly growing market drawing many entrepreneurs and small business owners to the Airpark and ancillary office complexes. Valley First Community Bank is ready, willing, and able to continue its leadership in the community banking market. We look forward to 2001 and beyond.

                                        /s/ Gary W. Hickel

                                        Gary W. Hickel
                                        President

BOARD OF DIRECTORS

W. Craig Berger
  President
  W. Craig Berger Financial Services, Ltd.

Marilyn D. Cummings
  Realtor
  Russ Lyon Realty Company

Michael J. Devine
  Attorney at Law

W. Randy Fitzpatrick
  Certified Public Accountant
  Fitzpatrick, Hopkins, Kelly and
  Leonhard, P.L.C.

Gary W. Hickel
  President
  Valley First Community Bank

Michael L. Kasten
  Managing Partner
  Kasten Investments, L.L.C.

John S. Lewis
  Vice Chairman
  Sun Community Bancorp Limited

Donald J. Mahoney
  Managing Director
  Trammell Crow Company

Gordon D. Murphy
  Chairman
  Esperanca, Inc.

Harry Rosenzweig, Jr.
  Co-Owner
  Harry's Fine Jewelry

Patricia B. Ternes
  Certified Financial Planner
  Dain Rauscher Incorporated

OFFICERS

Gordon D. Murphy
  Chairman of the Board

Michael J. Devine
  Vice Chairman

Joseph D. Reid
  Chief Executive Officer

Harry Rosenzweig, Jr.
  Secretary

Gary W. Hickel
  President

Roger K. Totten
  Executive Vice President
  and Chief Credit Officer

Jeffrey S. Birkelo
  Vice President

Jeffrey L. Le Bar
  Vice President

Lance K. Wise
  Vice President

[PHOTO OF KATHERINE M. BRANDON]

Yuma Community Bank
454 W. Catalina Dr.
Yuma, AZ 85364
(520) 782-7000
www.yumabank.com

Yuma Community Bank opened its doors for business on December 15, 2000. Raising our capital took only nine weeks, reaffirming our belief that the community wanted, and needed, a community bank.

Our staff of eight, collectively, has over 127 years of banking experience, all in Yuma. They bring to our customers a wealth of banking knowledge and, more importantly, the freedom and flexibility to service the customers in a way that was often missing at the "big banks." We empower our staff with the authority to be responsive to the needs of our customers. No "cookie-cutter" approach here. Our directors embrace and support our philosophy of traditional community banking values.

We anticipate a productive first year of tremendous growth, while establishing relationships with customers who want a bank that responds to their needs. As a full service bank, our seasoned bankers are ready to unleash their collective creativity through personalized services, local decision-making and a desire to be the best.

                                        /s/ Katherine M. Brandon

                                        Katherine M. Brandon
                                        President

BOARD OF DIRECTORS

Bruce I. Ash
  Vice President
  Paul Ash Management, LLC

Steven M. Binkley, Jr.
  SW Division Manager
  Arizona Public Service Co.

Katherine M. Brandon
  President
  Yuma Community Bank

Raymond R. Corona
  Optometrist and President
  Corona Optique

Juli Jessen
  Chief Operating Officer
  Gowan Company

Ram R. Krishna, M.D.
  Physician and President
  Ram R. Krishna, P.C.

John T. Osterman
  President
  Osterman Financial Group

Joseph D. Reid
  Chairman, President and CEO
  Capitol Bancorp Limited
  Sun Community Bancorp Limited

David Sellers
  President
  Sellers Petroleum Products, Inc.

Caryl L. Stanley
  Partner
  Costen-Stanley Co.

John R. Sternitzke
  President
  Sternco Engineers, Inc.

Pamela K. Walsma
  Attorney at Law
  Westover, Shadle, Carter & Walsma, PLC

Ronald S. Watson
  Broker/Owner
  ERA Matt Fischer Realtor

OFFICERS

Joseph D. Reid
  Chairman and Chief Executive Officer

Katherine M. Brandon
  President

Ronald S. Watson
  Secretary

George E. Whitmer
  Executive Vice President
  and Chief Credit Officer

Kari M. Reily
  Vice President

Theresa N. Wine
  Vice President

                            CAPITOL BANCORP LIMITED

                               BOARD OF DIRECTORS

                                 Louis G. Allen
                             Private Banker, Retired

                                Paul R. Ballard
                Executive Vice President, Capitol Bancorp Limited

                                David L. Becker
                     Director, Becker Insurance Agency, P.C.

                                 Robert C. Carr
         Executive Vice President and Treasurer, Capitol Bancorp Limited

                                Douglas E. Crist
                    President, Developers of SW Florida, Inc.

                                James C. Epolito
        President and Chief Executive Officer, The Accident Fund Company

                            Gary A. Falkenberg, D.O.
                                    Physician

                                Joel I. Ferguson
                     Chairman, Ferguson Development, L.L.C.

                               Kathleen A. Gaskin
                      Associate Broker and State Appraiser
                           Tomie Raines, Inc. Realtors

                               H. Nicholas Genova
         Chairman and Chief Executive Officer, Washtenaw News Co., Inc.

                                 Lewis D. Johns
                   President, Mid-Michigan Investment Company

                               Michael L. Kasten
                  Managing Partner, Kasten Investments, L.L.C.

                                  Leonard Maas
                    President, Gillisse Construction Company

                                 Lyle W. Miller
                             President, Servco, Inc.

                                 David O'Leary
                         Chairman, O'Leary Paint Company

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer
                             Capitol Bancorp Limited
                          Sun Community Bancorp Limited

                                    OFFICERS

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer

                                 David O'Leary
                                    Secretary

                                Paul R. Ballard
                            Executive Vice President

                                 Robert C. Carr
                     Executive Vice President and Treasurer

                                David J. Dutton
             Executive Vice President and Chief Information Officer

                              Cristin Reid English
                            Executive Vice President

                               Lee W. Hendrickson
              Executive Vice President and Chief Financial Officer

                                Michael M. Moran
                            Executive Vice President

                                David K. Powers
                            Executive Vice President

                               William E. Rheaume
                   Executive Vice President and Senior Counsel

                                Bruce A. Thomas
                            Executive Vice President

                                Brian K. English
                                 General Counsel

                                 Carl C. Farrar
                              Senior Vice President

                                 John C. Smythe
                              Senior Vice President

                                Marie D. Walker
                      Senior Vice President and Controller

                                  Marc A. Deur
                                 Vice President

                                Janet L. Hardin
                                 Vice President

                               Stephanie A. Maat
                                 Vice President

                              Charles J. McDonald
                                 Vice President

                                Linda D. Pavona
                                 Vice President

                               Joseph D. Reid III
                                Associate Counsel


                         SUN COMMUNITY BANCORP LIMITED

                               BOARD OF DIRECTORS

                               Michael J. Devine
                                 Attorney at Law

                                Richard N. Flynn
                          President, Flynn & Associates

                               Michael F. Hannley
                            President, Bank of Tucson

                                Richard Imwalle
                   President, University of Arizona Foundation

                               Michael L. Kasten
                  Managing Partner, Kasten Investments, L.L.C.

                                 John S. Lewis
                  Vice Chairman, Sun Community Bancorp Limited

                               Humberto S. Lopez
                         President, HSL Properties, Inc.

                                Kathryn L. Munro
             Chairman and Chief Executive Officer, Bridge West, LLC

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer
                             Capitol Bancorp Limited
                          Sun Community Bancorp Limited

                                Ronald K. Sable
               Chief Executive Officer, Concord Solutions, L.L.C.

                                    OFFICERS

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer

                               Michael L. Kasten
                                  Vice Chairman

                                 John S. Lewis
                                  Vice Chairman

                                Richard N. Flynn
                                    Secretary

                               James F. Crawford
                            Executive Vice President

                                David J. Dutton
             Executive Vice President and Chief Information Officer

                              Cristin Reid English
                            Executive Vice President

                               Michael F. Hannley
                            Executive Vice President

                               Lee W. Hendrickson
              Executive Vice President and Chief Financial Officer

                                 Gerry J. Smith
                            Executive Vice President

                                Stephen D. Todd
                            Executive Vice President

                                Brian K. English
                                 General Counsel

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

                        NEVADA COMMUNITY BANCORP LIMITED

                               BOARD OF DIRECTORS

                              Glenn C. Christenson
                                EVP, CFO and CAO
                              Station Casinos, Inc.

                               Michael J. Devine
                                 Attorney at Law

                              Cristin Reid English
                            Executive Vice President
                             Capitol Bancorp Limited

                                Joel I. Ferguson
                                    Chairman
                          Ferguson Development, L.L.C.

                               Michael F. Hannley
                      President and Chief Executive Officer
                                 Bank of Tucson

                                 Mark A. James
                          Attorney at Law/State Senator
                         James, Driggs, Walch, Santoro,
                           Kearney, Johnson & Thompson

                                 Lewis D. Johns
                                    President
                         Mid-Michigan Investment Company

                               Michael L. Kasten
                                Managing Partner
                           Kasten Investments, L.L.C.

                                 Larry W. Kifer
                      Chairman and Chief Executive Officer
                                  Algiers Hotel

                               Humberto S. Lopez
                                    President
                              HSL Properties, Inc.

                               Thomas C. Mangione
                      President and Chief Operating Officer
                        Nevada Community Bancorp Limited

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer
                             Capitol Bancorp Limited
                          Sun Community Bancorp Limited

                                Edward D. Smith
                                    President
                          Smith-Christensen Enterprises

                                    OFFICERS

                                 Joseph D. Reid
                      Chairman and Chief Executive Officer

                               Michael J. Devine
                                  Vice Chairman

                               Michael F. Hannley
                                    Secretary

                               Thomas C. Mangione
                      President and Chief Operating Officer

                               Lee W. Hendrickson
                          Executive Vice President and
                             Chief Financial Officer

                              Cristin Reid English
                            Executive Vice President

                                Nancy H. Hunter
                                 Vice President


                          SUNRISE CAPITAL CORPORATION

                               BOARD OF DIRECTORS

                                Steven K. Black
                          President, California Region
                           Sunrise Capital Corporation

                               Michael J. Devine
                                 Attorney at Law

                              Cristin Reid English
                            Executive Vice President
                             Capitol Bancorp Limited

                              William D. Hinz, II
                                    President
                             Sunrise Bank of Arizona

                               Michael L. Kasten
                                Managing Partner
                           Kasten Investments, L.L.C.

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer
                             Capitol Bancorp Limited
                          Sun Community Bancorp Limited

                              Douglas N. Reynolds
                              Chief Credit Officer
                             Sunrise Bank of Arizona

                                    OFFICERS

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer

                                Steven K. Black
                          President, California Region

                               Lee W. Hendrickson
                          Executive Vice President and
                             Chief Financial Officer

                              William D. Hinz, II
                            Executive Vice President
                           and Chief Operating Officer

                              Cristin Reid English
                            Executive Vice President

                               Leonard C. Zazula
                            Executive Vice President


                       INDIANA COMMUNITY BANCORP LIMITED

                               BOARD OF DIRECTORS

                                Paul R. Ballard
                            Executive Vice President
                             Capitol Bancorp Limited

                                 Robert C. Carr
                     Executive Vice President and Treasurer
                             Capitol Bancorp Limited

                             J. Christopher Chocola
                              Chairman of the Board
                                    CTB, Inc.

                                Myrl D. Nofziger
                                    President
                               Hoogenboom Nofziger

                                 Joseph D. Reid
                 Chairman, President and Chief Executive Officer
                             Capitol Bancorp Limited
                          Sun Community Bancorp Limited

                                 Larry Schrock
                                    President
                             Deutsch Kase Haus, Inc.

                                    OFFICERS

                                 Joseph D. Reid
                      Chairman and Chief Executive Officer

                                 Robert C. Carr
                                    President

                                Paul R. Ballard
                            Executive Vice President
                           and Chief Operating Officer

                               Lee W. Hendrickson
                          Executive Vice President and
                             Chief Financial Officer

                              Cristin Reid English
                            Executive Vice President

                      [LOGO] SUN COMMUNITY BANCORP LIMITED




                          Financial Information Section

                                       of

                       2000 Annual Report to Shareholders




2777 East Camelback Road
Suite 375
Phoenix, AZ  85016
(602) 955-6100

TABLE OF CONTENTS

Shareholder Information........................................................1
Selected Consolidated Financial Data...........................................2
Information Regarding Sun's Common Stock.......................................3
Availability of Form 10-K and Certain Other Reports............................3
Responsibility For Financial Statements........................................4
Cautionary Statement Regarding Forward-Looking Statements......................4
Management's Discussion and Analysis of Financial Condition and Results
 of Operations:
  The Business of Sun and its Banks............................................5
  Sun's Structure .............................................................6
  Recent Developments..........................................................8
  Banking Technology at Sun....................................................8
  2000 Financial Overview......................................................8
  Changes in Consolidated Financial Position...................................8
  Consolidated Results of Operations..........................................11
  Liquidity, Capital Resources and Capital Adequacy...........................12
  Trends Affecting Operations.................................................15
  New Accounting Standards....................................................18
Report of Independent Auditors................................................19
Consolidated Financial Statements:
  Consolidated Balance Sheets.................................................20
  Consolidated Statements of Operations.......................................21
  Consolidated Statements of Changes in Stockholders' Equity..................22
  Consolidated Statements of Cash Flows.......................................23
  Notes to Consolidated Financial Statements..................................24

SHAREHOLDER INFORMATION

ANNUAL MEETING
Sun's Annual Meeting will be held on Friday, May 25, 2001 at 9:00 a.m. at the Arizona Country Club, located at 5668 E. Orange Blossom Lane, Phoenix, Arizona.

COMMON STOCK TRADING INFORMATION
Sun's common stock trades on the National Market Tier of the Nasdaq Stock Market(SM) under the trading symbol SCBL.

The following brokerage firms make a market in the common stock of Sun:
  First Union Securities - Richmond, Virginia
  NDB Capital Markets - New York, New York
  Sandler O'Neill & Partners - New York, New York
  Spear Leeds & Kellogg - New York, New York
  Stifel Nicolaus & Company, Inc. - St. Louis, Missouri

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (in $1,000s, except per share data)

                                                                       As of and for the Year Ended December 31
                                                        ------------------------------------------------------------------
                                                        2000(1)        1999(2)        1998(3)        1997(4)       1996(5)
                                                        -------        -------        -------        -------       -------
For the year:
  Interest income                                       $ 40,005       $ 17,920       $  7,344       $ 2,871       $   354
  Interest expense                                        14,417          5,368          2,280           914           123
  Net interest income                                     25,588         12,552          5,064         1,957           231
  Provision for loan losses                                3,926          1,753            379           268            49
  Noninterest income                                       1,011            759            334           125            10
  Noninterest expense                                     21,841         14,503          5,330         2,037           440
  Income (loss) before cumulative effect of change
    in accounting principle                                  807         (1,207)(6)         57           (72)         (164)
  Net income (loss)                                          807         (1,593)            57           (72)         (164)
  Net income (loss) per share:
    Basic                                                    .14           (.34)           .02          (.05)         (.14)
    Diluted                                                  .14           (.34)           .02          (.05)         (.14)

At end of year:
  Total assets                                          $526,833       $300,390       $135,578       $55,007       $17,276
  Total earning assets                                   516,004        291,783        130,640        52,901        16,639
  Portfolio loans                                        422,344        206,232         68,080        31,236         4,850
  Deposits                                               442,563        225,007         98,782        42,899        12,021
  Debt obligations                                            --             --             --            --            --
  Minority interests in consolidated subsidiaries         27,246         21,384          9,411         2,010            --
  Stockholders' equity                                    52,694         50,003         26,627         9,690         5,189

                                                                   Quarterly Results of Operations
                                                         ---------------------------------------------------
                                                          First         Second          Third        Fourth       Total for
                                                         Quarter        Quarter        Quarter       Quarter       the Year
                                                         -------        -------        -------       -------       --------
Year ended December 31, 2000:(1)
  Interest income                                       $  7,243       $  9,317       $ 10,939       $12,506       $40,005
  Interest expense                                         2,245          3,230          4,083         4,859        14,417
  Net interest income                                      4,998          6,087          6,856         7,647        25,588
  Provision for loan losses                                  632          1,070            965         1,259         3,926
  Income before income taxes                                 175            216            382           483         1,256
  Net income                                                 115            146            244           302           807
  Net income per share:
    Basic                                                    .02            .03            .04           .05           .14
    Diluted                                                  .02            .03            .04           .05           .14

Year ended December 31, 1999:(2)
  Interest income                                       $  2,976       $  3,804       $  4,988       $ 6,152       $17,920
  Interest expense                                           886          1,193          1,425         1,864         5,368
  Net interest income                                      2,090          2,611          3,563         4,288        12,552
  Provision for loan losses                                  209            326            527           691         1,753
  Income (loss) before income taxes and cumulative
   effect of change in accounting principle                 (240)          (315)          (677)         (504)       (1,736)
  Income (loss) before cumulative effect of change
   in accounting principle                                  (176)(6)       (225)          (464)         (342)       (1,207)
  Net income (loss)                                         (562)          (225)          (464)         (342)       (1,593)
  Net income (loss) per share:
    Basic                                                   (.15)          (.06)          (.08)         (.06)         (.34)
    Diluted                                                 (.15)          (.06)          (.08)         (.06)         (.34)

(1) Includes Black Mountain Community Bank effective March 2000 (located in Henderson, Nevada and majority-owned by Nevada Community Bancorp Limited), Sunrise Bank of Albuquerque effective April 6, 2000 (located in Albuquerque, New Mexico and majority-owned by Sunrise Capital Corporation), Arrowhead Community Bank effective September 2000 (located in Glendale, Arizona and majority-owned by Sun) and Yuma Community Bank effective December 2000 (located in Yuma, Arizona and majority-owned by Sun).
(2) Includes East Valley Community Bank effective June 1999 (located in Chandler, Arizona and majority-owned by Sun); Desert Community Bank (August
     1999) and Red Rock Community Bank (November 1999), both located in Las Vegas, Nevada and majority-owned by Nevada Community Bancorp Limited (formed in 1999 and majority-owned by Sun).
(3) Includes Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December 1998), majority-owned by Sun.
(4) Includes Valley First Community Bank, effective June 1997, majority-owned by Sun and which became wholly-owned by Sun in 2000.
(5)  1996 period represents Bank of Tucson amounts from date of inception (June
     1996). Bank of Tucson became wholly-owned by Sun in 1997 through a share exchange transaction. Prior to the share exchange transaction, Sun had no assets or operations.
(6) Implementation of a new accounting standard which required the write-off of previously capitalized start-up costs resulted in a one-time charge of $386,000 (net of income tax effect) or $.08 per share effective January 1, 1999.

INFORMATION REGARDING SUN'S COMMON STOCK

Sun's common stock is traded on the National Market Tier of the Nasdaq Stock Market(SM) under the symbol "SCBL". Market quotations regarding the range of high and low sales prices of Sun's common stock, which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows for periods after Sun's July 1999 initial public offering of common stock:

                                    2000                   1999
                             ------------------     ------------------
                               Low        High       Low         High
                             ------     -------     -------    -------
     Quarter Ended:
       March 31              $7.125     $ 9.750
       June 30                8.875      11.125
       September 30           6.500      11.000     $10.375    $20.000
       December 31            6.000       8.250       8.000     12.500

Sun has paid no cash dividends to date. Capitol Bancorp Ltd. owns approximately 50% of Sun's common stock.

As of February 15, 2001, there were 1,993 beneficial holders of Sun's common stock, based on information supplied to Sun from its stock transfer agent and other sources. At that date, 5,809,317 shares of common stock were outstanding. Sun's stock transfer agent is Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 (telephone (303) 986-5400).

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Sun's 2000 report on Form 10-K, without exhibits, is available to holders of its common stock without charge, upon written request. Form 10-K includes certain statistical and other information regarding Sun and its business. Requests to obtain Form 10-K should be addressed to Investor Relations, Sun Community Bancorp Limited, 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016.

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

Bank development at Sun is the business of mentoring, monitoring and managing its investments in community banks. Bank development is also the activity of adding new banks through start-up, or DE NOVO, formation or through other affiliation efforts, such as acquiring existing banks.

The banks have similar characteristics:

     * Each bank has an on-site president and management team, as local decision makers.
     * Each bank has a local board of directors which has actual authority over the bank.
     *    Each bank generally operates from only one office location.
     * Each bank can fully meet customers' needs anywhere, anytime through bankers-on-call, courier services, telephone banking and other delivery methods.
     * Each bank has access to an efficient back-room processing facility and leading-edge technology through shared resources.

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

Sun became a bank holding company in 1997 when it acquired Bank of Tucson in a share exchange transaction. Bank of Tucson had been formed in 1996 by a group of individuals which included some of the same organizers of Sun. A second start-up bank was added in 1997. Four start-up banks were added in 1998, three in 1999 and four in 2000.

At December 31, 2000, Sun consisted of 13 community banks, with operations in four states.

Sun's bank development philosophy is one of "SHARED VISION", which encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of efficient management. Sun provides shared resources to its banks which includes common data processing systems, centralized item processing, loan review, internal audit, credit administration, accounting and risk management.

SUN'S STRUCTURE

Sun is an approximately 50%-owned subsidiary of Capitol Bancorp Ltd. Capitol is a bank development company headquartered in Lansing, Michigan. It has consolidated total assets of about $1.6 billion, which includes Sun's consolidated assets. Sun's financial statements are included in Capitol's because of Capitol's ownership of Sun.

The organizational structure of Sun is complex. It is a mixture of banks which Sun owns directly and others which are owned indirectly through subsidiary bank development companies. Additionally, Sun's direct and indirect ownership percentages of these entities differ.

Headquartered in Phoenix, Arizona, Sun became a public company in 1999 and is carrying out all of its current bank development activities in the southwestern region of the United States. At year-end 2000, its consolidated assets were $527 million ($300 million at year-end 1999). It is comprised of a combination of directly-owned banks and bank development subsidiaries:

                            Sun Community Bancorp Limited
                      Approx. 50% owned by Capitol Bancorp
                                          |
           +------------------------------+----------------------------------+
           |                              |                                  |
Arizona bank development   Nevada bank development through    Sunrise Capital Corporation, multi-
  through 8 majority-         Nevada Community Bancorp        state bank development emphasizing
 owned community banks       Limited and its 3 majority-      specialized lending (SBA) through 2
                                owned community banks           majority-owned community banks

The current group of banks comprising bank development in Arizona follows:

                            Arizona Bank Development
                             (direct subsidiaries of
                         Sun Community Bancorp Limited)
                                        +
                                        |
              Bank of Tucson            |              Valley First
             (Tucson -- 1996)     ------+------       Community Bank
          100% ownership by Sun         |          (Scottsdale -- 1997)
                                        |         100% ownership by Sun
                                        |
                Mesa Bank               |               Camelback
              (Mesa -- 1998)      ------+------       Community Bank
           53% ownership by Sun         |           (Phoenix -- 1998)
                                        |          55% ownership by Sun
                                        |
            Southern Arizona            |              East Valley
             Community Bank       ------+------      Community Bank
            (Tucson -- 1998)            |          (Chandler -- 1999)
          51% ownership by Sun          |         85% ownership by Sun
                                        |
               Arrowhead                |                Yuma
             Community Bank       ------+------     Community Bank
           (Glendale -- 2000)                       (Yuma -- 2000)
          51% ownership by Sun                    51% ownership by Sun

All of these banks are young. The most mature bank of the group, Bank of Tucson, completed its 48th month of operation in June 2000. The youngest bank, Yuma Community Bank, opened in mid-December, 2000. These banks ranged in size from $5 million in assets to $98 million at year-end 2000. Five of the banks are located in or near greater Phoenix, while two are located in Tucson.

Bank development activities in Nevada are carried out through Nevada Community Bancorp Limited, which is 54% owned by Sun, and was formed in 1999:

                        Nevada Community Bancorp Limited
                              54% ownership by Sun
                                        |
          +-----------------------------+---------------------------+
          |                             |                           |
   Black Mountain             Desert Community Bank      Red Rock Community Bank
   Community Bank              (Las Vegas -- 1999)         (Las Vegas -- 1999)
 (Henderson -- 2000)          51% ownership by NCBL       51% ownership by NCBL
51% ownership by NCBL

Two of the Nevada banks opened in the second half of 1999 and the Henderson (Las Vegas area) bank opened in the first half of 2000. The three banks' combined total assets was $106 million at year-end 2000 ($34 million in 1999).

Sunrise Capital Corporation was formed in 1999 and is approximately 60% owned by Sun at year-end 2000. It is focused on developing banks in several states with a slightly different emphasis on commercial lending than the other bank affiliates of Sun. Its banks are focused on offering loan products structured through the SBA, or US Small Business Administration, in addition to the full array of typical bank products:

                           Sunrise Capital Corporation
                              SBA Bank Development
                           (Approx. 60% owned by Sun)
                                        |
                      +-----------------+----------------+
                      |                                  |
           Sunrise Bank of Arizona           Sunrise Bank of Albuquerque
              Phoenix, Arizona                 Albuquerque, New Mexico
                   (1998)                               (2000)
            100% ownership by SCC                87% ownership by SCC

In 2000, a loan production office of Sunrise Bank of Arizona was established in San Diego, California. It subsequently evolved into Sunrise Bank of San Diego, which opened in early January 2001.

All of these banks and subsidiary bank development companies are combined, or consolidated, for financial reporting purposes because Sun has ownership control of them. Current accounting rules require consolidated reporting when one entity has majority voting control of another. The reporting entity is the parent organization and entities which are majority-owned by the parent are subsidiaries. In the circumstances of Sun, this parent and subsidiary relationship applies also to second tier subsidiaries which have consolidated subsidiaries of their own.

The accounting rules in this area are also complex and complicate gaining an understanding of consolidated financial statements. For example, the consolidated balance sheets include all of the combined entities' assets and liabilities, with an adjustment for the percentage of ownership of the minority shareholders. On the other hand, consolidated net income includes all of the combined entities' operating results, but only to the extent of the parent's ownership percentage.

RECENT DEVELOPMENTS

Because of the number of banks and bank development companies added in 2000, 1999 and 1998, comparing financial results for those and prior periods is difficult.

In 2000, four new banks were added. In 1999, a total of five entities were added to the consolidated group, including three new banks and two bank development companies. In 1998, there were four new banks added to the group.

As mentioned above, one new bank was added in early January 2001. Management expects that at least one application for permission to form a new bank will be filed in 2001.

BANKING TECHNOLOGY AT SUN

The use of high technology banking systems is key to the delivery of accurate and timely customer service. Sun currently operates one data processing site, located in Tempe, Arizona which processes all activity for its banks. Sun's data processing systems are similar to Capitol's. Sun's and Capitol's separate data processing sites operate under common management and leadership. Implementation of Internet-based banking capabilities was accomplished in 2000.

2000 FINANCIAL OVERVIEW

Sun completed 2000 with total assets of $527 million, an increase of more than 75% over the year-end 1999 level.

Consolidated net income for 2000 was $807,000 compared to a net loss from operations of $1.2 million in 1999. The net loss for 1999 was $1.6 million. The 1999 net loss resulted primarily from the early period operating losses of start-up and young bank subsidiaries and an accounting change which required the write-off of previously capitalized start-up costs.

CHANGES IN CONSOLIDATED FINANCIAL POSITION

Total assets have grown significantly from $55 million at the beginning of 1998, reaching $527 million at the end of 2000. This rapid asset growth is the result of adding new banks and the growth and evolution of Sun's young banks.

                                  Total Assets
                                  ($ millions)

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                    17        55       136       300       527

At year-end 2000, total assets of the four banks formed in 2000 approximated $59 million. The three banks formed in 1999 reported total assets of $114 million at year-end 2000 ($44 million at year-end 1999). The four banks formed in 1998 reported total assets of $190 million at the end of 2000, an increase of $79 million during the year. The most mature bank, formed in 1996, reported total assets of $98 million at year-end 2000, an increase of about 20% for the year.

The total assets of each bank, the consolidated totals and ownership percentages are summarized below as of year-end 2000 (in $1,000s):

                                         Percentage Ownership By          Total Assets
                                         -----------------------     -----------------------
                                             Sun     2nd Tier           2000         1999
                                             ---     --------         --------     --------
Arrowhead Community Bank                     51%                      $  8,091
Bank of Tucson                              100%                        98,285     $ 82,113
Camelback Community Bank                     55%                        49,364       30,254
East Valley Community Bank                   85%                        34,392       10,757
Mesa Bank                                    53%                        36,529       24,738
Southern Arizona Community Bank              51%                        40,156       25,778
Valley First Community Bank                 100%                        53,081       45,678
Yuma Community Bank                          51%                         5,064
Nevada Community Bancorp Limited (NCBL):     54%
  Black Mountain Community Bank                          51%            26,060
  Desert Community Bank                                  51%            35,511       17,839
  Red Rock Community Bank                                51%            44,193       15,596
                                                                      --------     --------
      Consolidated NCBL                                                106,155       33,720
Sunrise Capital Corporation (SCC):           60%
  Sunrise Bank of Albuquerque                            87%            19,762
  Sunrise Bank of Arizona                               100%            63,930       30,615
                                                                      --------     --------
      Consolidated SCC                                                  84,908       30,615
Other, net                                                              10,808       16,737
                                                                      --------     --------

      Consolidated totals                                             $526,833     $300,390
                                                                      ========     ========

Most of the consolidated assets consist of loans. Portfolio loans approximated $422 million at year-end 2000, or about 80% of total consolidated assets ($206 million or 69% at year-end 1999).

                                   Total Loans
                                   ($ millions)

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                     5        31        68       206       422

The banks emphasize commercial loans, consistent with their focus on serving small to mid-sized business customers. Commercial loans comprised $399 million or 94% of total portfolio loans at year-end 2000, (93% ratio in 1999). Loan growth in 2000 was significant--$216 million or a growth rate of 105% for the year.

Asset quality has remained strong in this record period of economic stability and expansion. Nonperforming loans, which consist of loans more than 90 days past due and loans on nonaccrual status, approximated $1.8 million at year-end 2000, $34,000 at year-end 1999 and none in 1998. The 2000 increase is attributable to a small number of loans which are in various stages of resolution.

The banks maintain an allowance for loan losses to absorb estimated losses in the loan portfolio at the balance sheet date. At December 31, 2000, the allowance for loan losses approximated $5.4 million or 1.29% of portfolio loans, compared to $2.4 million or 1.15% in 1999 and $696,000 or 1.02% in 1998. The following table summarizes portfolio loans, the allowance for loan losses and its ratio, and nonperforming loans (in $1,000s) at December 31:

                                                                                                              Allowance as
                                                                    Allowance for         Nonperforming       a % of Total
                                          Total Portfolio Loans      Loan Losses              Loans          Portfolio Loans
                                          ---------------------   ------------------    -----------------    ---------------
                                            2000         1999      2000        1999      2000       1999      2000      1999
                                            ----         ----      ----        ----      ----       ----      ----      ----
Arrowhead Community Bank                  $  4,724                $   71                                      1.50%
Bank of Tucson                              75,359    $ 59,088     1,023      $  725                          1.36%     1.23%
Camelback Community Bank                    37,822      22,731       483         228                          1.28%     1.00%
East Valley Community Bank                  25,937       4,335       357          44                          1.38%     1.01%
Mesa Bank                                   28,930      18,884       374         189     $   27               1.29%     1.00%
Southern Arizona Community Bank             36,135      20,610       434         207                          1.20%     1.00%
Valley First Community Bank                 42,759      36,334       663         418        306     $  34     1.55%     1.15%
Yuma Community Bank                            800                    13                                      1.62%
Nevada Community Bancorp Limited (NCBL):
  Black Mountain Community Bank             17,052                   257                    241               1.51%
  Desert Community Bank                     29,426      11,438       441         154      1,089               1.50%     1.35%
  Red Rock Community Bank                   38,666       7,861       586         156                          1.52%     1.98%
                                          --------    --------    ------      ------     ------     -----
      Consolidated NCBL                     85,144      19,299     1,284         310      1,330       -0-
Sunrise Capital Corporation (SCC):
  Sunrise Bank of Albuquerque               16,259                   238                                      1.46%
  Sunrise Bank of Arizona                   59,465      24,952       650         250         35               1.09%     1.00%
                                          --------    --------    ------      ------     ------     -----
      Consolidated SCC                      75,833      24,952       888         250        144       -0-
Other, net                                   8,901          (1)     (150)
                                          --------    --------    ------      ------     ------     -----    -----     -----
      Consolidated totals                 $422,344    $206,232    $5,440      $2,371     $1,807     $  34     1.29%     1.15%
                                          ========    ========    ======      ======     ======     =====    =====     =====

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

In 2000, standard-setting bodies, regulatory agencies and the SEC (the Securities and Exchange Commission) have, on an industry-wide basis, separately issued proposals on how the allowance for loan losses should be estimated in the future. Some of these proposals conflict with each other and it is difficult to predict how such proposals, however finalized, will impact the financial institution industry, individual banks and bank holding companies. Estimation of requirements for the allowance for loan losses is an inherently subjective process which involves significant judgement by management of many variables potentially impacting borrowers' ability to repay loans and values of underlying loan collateral.

New banks, as a condition of charter approval, are required to maintain an allowance ratio of not less than 1% for their first three years of operations. Because they are new banks with new or unseasoned loans and no prior loss history, 1% is often used as a starting point for the amount of the allowance, particularly in the earliest years of operation. As some of the younger banks now have more seasoned loan portfolios and the 1% regulatory requirement represents only an absolute minimum, loan loss allowance ratios were increased in 2000 based on management's estimates of loss potential within the loan portfolios at the balance-sheet date.

CONSOLIDATED RESULTS OF OPERATIONS

Revenue growth has been significant. In 2000, total revenues reached $41 million, a 119% increase over 1999 levels. In 1999, total revenues exceeded $18.7 million, a 143% increase over the 1998 revenue level of $7.7 million. The primary revenue source is interest income from loans. Net interest income is the difference between total interest income and interest expense on deposits and borrowings. The following graph summarizes growth in total revenue (which includes noninterest income such as some fees and service charges):

                                 Total Revenues
                                  ($ millions)

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                   0.4       3.0       7.7      18.7      41.0

Of the 2000 revenues, $14.2 million, or about 35%, came from the two banks formed in 1996 and 1997. The four banks started in 1998 generated total revenues of $15.9 million or about 39% of the 2000 consolidated total. The youngest banks, formed in 1999 and 2000, reported total revenues of $10.1 million or 25% of the consolidated total.

                               Net Interest Income
                                  ($ millions)

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                   0.2       2.0       5.1      12.6      25.6

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

The following table summarizes net income for each of the banks and on a consolidated basis and the related rates of return on average assets and equity, where applicable (in $1,000s):

                                                  Net Income               Return on Average Equity     Return on Average Assets
                                         -----------------------------     ------------------------     ------------------------
                                          2000       1999       1998        2000     1999     1998       2000     1999     1998
                                         -------    -------    -------      -----    -----    -----      -----    -----    -----
Arrowhead Community Bank                 $ (419)
Bank of Tucson                            2,149    $ 1,086      $ 776       27.69%   16.63%   12.73%     2.33%    1.48%    1.25%
Camelback Community Bank                    297       (520)      (370)       8.22%                       0.74%
East Valley Community Bank                 (532)      (673)
Mesa Bank                                   268       (207)      (118)       6.77%                       0.85%
Southern Arizona Community Bank             169       (546)      (252)       4.44%                       0.47%
Valley First Community Bank                  88         36        (81)       1.82%    0.87%              0.18%    0.10%
Yuma Community Bank                        (176)
Nevada Community Bancorp Limited (NCBL):
  Black Mountain Community Bank            (468)
  Desert Community Bank                    (180)      (358)
  Red Rock Community Bank                   190       (269)                  2.45%                       0.62%
                                         ------    -------      -----
      Consolidated NCBL                    (483)      (469)       -0-
Sunrise Capital Corporation (SCC):
  Sunrise Bank of Albuquerque              (386)
  Sunrise Bank of Arizona                   206       (634)       (26)       4.64%                       0.43%
                                         ------    -------      -----
      Consolidated SCC                     (243)      (634)       (26)
Other, net                                 (311)       334        128
                                         ------    -------      -----       -----    -----    -----     -----    -----    -----

      Consolidated totals                $  807    $(1,593)     $  57        1.57%   (3.19)%   0.34%     0.20%   (0.86)%   0.06%
                                         ======    =======      =====       =====    =====    =====     =====    =====    =====

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

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

Liquidity for financial institutions consists of cash and cash equivalents, marketable investment securities and loans held for resale. These categories totaled $93.7 million at year-end 2000, or about 18% of total assets. This compares to $86 million or 28% of total assets at year-end 1999.

Liquidity varies significantly daily, based on customer activity. The change in the liquidity ratio is the result of more assets being deployed into loans, consistent with the strategy of maximizing interest income. Rates of interest income on liquid assets are typically less than rates the banks achieve from commercial loans.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds. Noninterest-bearing deposits were about 19% of total deposits at year-end 2000 and increased $36 million or 73% during the year.

                                 Total Deposits
                                  ($ millions)

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                    12        43        99       225       443

In recent periods, banks in general have experienced some competitive challenges in obtaining additional deposits to fuel growth. Sun's banks have had similar experiences in their individual markets. As depositors have wider access to the Internet and other real-time interest rate monitoring sources, deposit pricing has become more competitive. Deposit growth is achievable, but at a higher price, shrinking net interest margins.

In 1999, Sun became a public company through an initial public offering (IPO) of its common stock with net proceeds of $25 million. Capitol purchased 51% of the offering, maintaining its ownership of Sun. As of December 31, 2000, approximately $9 million of the IPO proceeds not yet deployed for new bank development have been loaned to Capitol Bancorp on a short-term basis.

One of the previously majority-owned banks became 100% owned in 2000. When Valley First Community Bank neared its 36th month of operation, Sun offered the bank's minority owners an opportunity to exchange their bank shares for shares of Sun. The exchange ratio was based on 150% of the bank's adjusted book value. As a result of the share exchange, the minority owners of Valley First became shareholders of Sun. About 298,000 new shares of Capitol's common stock were issued in this transaction.

While it is likely that similar exchange transactions may occur in the future as some banks reach their 36th month of operation, any such transactions depend upon whether Sun (or one of its subsidiary bank holding companies) offers such an exchange and whether minority shareholders vote in favor of it on a transaction-by-transaction basis.

Total stockholders' equity approximated $52.7 million at year-end 2000, an increase of $2.7 million for the year. During 2000, Sun repurchased 134,200 shares of its common stock for cash consideration of $1.3 million and is reflected as treasury stock and a deduction from stockholders' equity at December 31, 2000. No cash dividends have been paid. Future payment of dividends, if any, is subject to approval by Sun's board of directors and capital adequacy.

Sun's capital structure consists of these primary elements:

     *    Minority interests in consolidated subsidiaries, and
     *    Stockholders' equity.

                              Total Capitalization
                                  ($ millions)

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                   5.2      11.7      36.0      71.4      79.9

Total capitalization at year-end 2000 amounted to $79.9 million or 15.2% of total assets. This compares to $71.4 million at year-end 1999.

A significant source of capital has been investments provided by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $27.2 million at year-end 2000, an increase of $5.9 million from the $21.4 million level at year-end 1999. These minority interests approximated $9.4 million at the end of 1998. The increases in these periods are the result of Sun's strategy of starting new banks and bank development companies with less than 100% ownership by Sun.

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

In the opinion of management, all of the affiliated banks met the criteria to be classified as WELL CAPITALIZED at year-end 2000.

TRENDS AFFECTING OPERATIONS

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to "gap" at December 31, 2000 (in $1,000s):

                                                                               Interest Rate Sensitivity
                                                                   ----------------------------------------------
                                                                   0 to 3       4 to 12       1 to 5       Over 5
                                                                   Months       Months        Years        Years        Total
                                                                   ------       ------        -----        -----        -----
Assets
  Federal funds sold                                              $ 32,027                                            $ 32,027
  Interest-bearing deposits with banks                              15,824     $    125                                 15,949
  Loans held for resale                                              6,610                                               6,610
  Investment securities                                              1,599        6,985      $  3,985     $  1,040      13,609
  Portfolio loans:
    Commercial                                                     216,270       27,357       153,723        1,706     399,056
    Real estate mortgage                                            13,163           20           243          287      13,713
    Installment                                                        676        4,281         4,618                    9,575
  Non-earning assets and other                                                                                          36,294
                                                                  --------     --------      --------     --------    --------
         Total assets                                             $286,169     $ 38,768      $162,569     $  3,033    $526,833
                                                                  ========     ========      ========     ========    ========
Liabilities and stockholders' equity
  Interest-bearing deposits:
    Time deposits over $100,000                                   $ 31,619     $ 70,337      $ 24,249                 $126,205
    Time deposits under $100,000                                    12,354       36,863        18,372           53      67,642
    All other interest-bearing deposits                            162,835                                             162,835
                                                                  --------     --------      --------     --------    --------
    Total interest-bearing deposits                                206,808      107,200        42,621           53     356,682

  Noninterest-bearing liabilities                                                                                       90,211
  Minority interests in consolidated subsidiaries                                                                       27,246
  Stockholders' equity                                                                                                  52,694
                                                                  --------     --------      --------     --------    --------
         Total liabilities and stockholders' equity               $206,808     $107,200      $ 42,621     $     53    $526,833
                                                                  ========     ========      ========     ========    ========
Interest rate sensitive period gap                                $ 79,361     $(68,432)     $119,948     $  2,980
Interest rate sensitive cumulative gap                            $ 79,361     $ 10,929      $130,877     $133,857
Period rate sensitive assets/period rate sensitive liabilities        1.38         0.36          3.81        57.23
Cumulative rate sensitive assets/cumulative rate sensitive
 liabilities                                                          1.38         1.03          1.37         1.38
Cumulative gap to total assets                                       15.06%        2.07%        24.84%      25.41%

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

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. The banks have not engaged in speculative positions through the use of derivatives in anticipation of interest rate movements. In, for example, periods of relatively lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

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

                               Pro Forma       Pro Forma Effect of       Pro Forma Effect of
                              Assuming No     Interest Rate Increases   Interest Rate Decreases
                               Change in      -----------------------   -----------------------
                             Interest Rates    +100 bp      +200 bp      -100 bp      -200 bp
                             --------------    --------     --------     --------     --------
     Interest income            $ 76,337       $ 81,021     $ 85,698     $ 71,650     $ 66,961
     Interest expense             36,332         41,284       46,236       31,380       26,428
                                --------       --------     --------     --------     --------

        Net interest income     $ 40,005       $ 39,737     $ 39,462     $ 40,270     $ 40,533
                                ========       ========     ========     ========     ========

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

In January 2001, the Open Market Committee of the Federal Reserve Board decreased interbank interest rates on two separate dates, for a total decrease of 100 basis points. While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different. Those results will differ (and may be materially different) because a sudden rate change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks. Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, nor customer behavior.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Economic conditions nationally and in the banks' local markets have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 2000, 1999 and 1998, the U.S. economy continued to prosper in what has developed into the longest peacetime economic expansion in history. With worldwide economic conditions currently unstable, the duration of the current economic expansion period in the United States is questionable.

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

Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2001 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Sun's ownership percentage in those banks. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Sun's ownership percentage.

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

NEW ACCOUNTING STANDARDS

No significant new accounting standards became applicable to Sun during 2000.

FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities" requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or other comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new accounting standard, as amended in June 1999, will become effective in 2001 and, because Sun and its banks have not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, will not have a material effect on the consolidated financial statements.

Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and became effective in 1999. Implementation of this new standard has been reflected as a cumulative effect of an accounting change as of January 1, 1999, resulting in a one-time charge of $.08 per share in the consolidated statement of operations. Most of the previously capitalized costs relate to start-up and organization costs incurred in 1998.

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

Board of Directors and Stockholders
Sun Community Bancorp Limited

We have audited the accompanying consolidated balance sheets of Sun Community Bancorp Limited and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Community Bancorp Limited and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

In accordance with a new accounting standard, as more fully described in Note B to the consolidated financial statements, the Corporation changed its method of accounting for start-up and organization costs effective January 1, 1999.


/s/ BDO Seidman, LLP

Grand Rapids, Michigan
January 29, 2001

CONSOLIDATED BALANCE SHEETS

SUN COMMUNITY BANCORP LIMITED

                                                                                     - December 31 -
                                                                            --------------------------------
                                                                                2000               1999
                                                                            -------------      -------------
ASSETS
Cash and due from banks                                                     $  25,464,080      $   8,578,000
Interest-bearing deposits with banks                                           15,949,167         11,537,608
Federal funds sold                                                             32,027,090         28,699,050
                                                                            -------------      -------------
        Cash and cash equivalents                                              73,440,337         48,814,658
Loans held for resale                                                           6,610,065          1,295,977
Investment securities available for sale--Note C                               13,609,399         35,439,821
Portfolio loans, less allowance for loan losses of $5,440,000 in 2000
 and $2,371,000 in 1999--Note D                                               416,904,089        203,861,113
Premises and equipment, net--Note F                                             5,959,724          5,308,423
Accrued interest income                                                         2,701,454          1,352,719
Other assets                                                                    7,607,448          4,317,706
                                                                            -------------      -------------

        TOTAL ASSETS                                                        $ 526,832,516      $ 300,390,417
                                                                            =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                                       $  85,880,783      $  49,650,744
  Interest-bearing--Note G                                                    356,682,317        175,356,132
                                                                            -------------      -------------
        Total deposits                                                        442,563,100        225,006,876
Accrued interest on deposits and other liabilities                              4,329,495          3,996,658
                                                                            -------------      -------------
        Total liabilities                                                     446,892,595        229,003,534

MINORITY INTERESTS IN CONSOLIDATED
  SUBSIDIARIES--Note A                                                         27,245,878         21,384,108

STOCKHOLDERS' EQUITY--Notes A, H and N:
Common stock, no par value,
  10,000,000 shares authorized;
  issued and outstanding:
    2000--5,809,317 shares
    1999--5,503,870 shares                                                     54,959,627         51,867,516
Retained-earnings deficit                                                        (965,582)        (1,772,622)
Market value adjustment (net of tax effect) for investment
 securities available for sale (accumulated other comprehensive income)           (11,418)           (92,119)
                                                                            -------------      -------------
                                                                               53,982,627         50,002,775
Less treasury stock                                                            (1,288,584)                --
                                                                            -------------      -------------
        Total stockholders' equity                                             52,694,043         50,002,775
                                                                            -------------      -------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 526,832,516      $ 300,390,417
                                                                            =============      =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

SUN COMMUNITY BANCORP LIMITED

                                                                               - Year Ended December 31 -
                                                                     --------------------------------------------
                                                                         2000             1999            1998
                                                                     -----------      -----------      ----------
Interest income:
  Portfolio loans (including fees)                                   $35,281,926      $14,281,034      $5,296,379
  Loans held for resale                                                  312,058          115,587          30,062
  Taxable investment securities                                        1,186,519        1,446,522         762,717
  Federal funds sold                                                   2,460,197        1,594,367       1,230,361
  Interest-bearing deposits with banks and other                         764,006          482,195          24,880
                                                                     -----------      -----------      ----------
      Total interest income                                           40,004,706       17,919,705       7,344,399

Interest expense:
  Demand deposits                                                      5,987,778        3,066,878       1,427,457
  Savings deposits                                                        26,209           14,204           9,460
  Time deposits                                                        8,400,253        2,280,592         843,630
  Other                                                                    2,455            6,104             252
                                                                     -----------      -----------      ----------
      Total interest expense                                          14,416,695        5,367,778       2,280,799
                                                                     -----------      -----------      ----------
      Net interest income                                             25,588,011       12,551,927       5,063,600
Provision for loan losses--Note D                                      3,925,711        1,753,183         379,000
                                                                     -----------      -----------      ----------
      Net interest income after provision for loan losses             21,662,300       10,798,744       4,684,600

Noninterest income:
  Service charges on deposit accounts                                    712,979          404,661         223,812
  Other                                                                  297,787          354,255         110,452
                                                                     -----------      -----------      ----------
      Total noninterest income                                         1,010,766          758,916         334,264

Noninterest expense:
  Salaries and employee benefits                                      12,425,587        7,674,825       2,673,277
  Occupancy                                                            2,006,890        1,286,803         545,639
  Equipment rent, depreciation and maintenance                         1,705,125        1,251,662         557,509
  Deposit insurance premiums                                              53,384           14,767           5,555
  Other                                                                5,649,984        4,274,877       1,547,931
                                                                     -----------      -----------      ----------
      Total noninterest expense                                       21,840,970       14,502,934       5,329,911
                                                                     -----------      -----------      ----------
  Income (loss) before minority interest, federal income taxes
   and cumulative effect of change in accounting principle               832,096       (2,945,274)       (311,047)
Federal income taxes (benefit)--Note J                                   305,000         (529,000)         29,000
                                                                     -----------      -----------      ----------
  Income before minority interest and cumulative effect of change
   in accounting principle                                               527,096       (2,416,274)       (340,047)
Minority interest in net losses of consolidated subsidiaries             279,944        1,209,553         396,725
                                                                     -----------      -----------      ----------
  Income before cumulative effect of change in accounting
   principle                                                             807,040       (1,206,721)         56,678
Cumulative effect of change in accounting principle--Note B                              (386,228)
                                                                     -----------      -----------      ----------

      NET INCOME (LOSS)                                              $   807,040      $(1,592,949)     $   56,678
                                                                     ===========      ===========      ==========
      NET INCOME (LOSS) PER SHARE--Note K

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

SUN COMMUNITY BANCORP LIMITED

                                                                                          Accumulated
                                                                            Retained-        Other
                                                             Common          Earnings    Comprehensive     Treasury
                                                             Stock           Deficit        Income          Stock          Total
                                                             -----           -------        ------          -----          -----
Balances at January 1, 1998                               $ 9,863,512     $  (236,351)    $  62,725                     $ 9,689,886

Issuance of 1,947,736 shares of common stock for
 cash consideration--Note H                                16,931,904                                                    16,931,904
Components of comprehensive income:
  Net income for 1998                                                          56,678                                        56,678
  Market value adjustment (net of tax effect) for
   investment securities available for sale                                                 (51,386)                        (51,386)
                                                                                                                        -----------
  Total comprehensive income for 1998                                                                                         5,292
                                                          -----------     -----------     ---------                     -----------

BALANCES AT DECEMBER 31, 1998                              26,795,416        (179,673)       11,339                      26,627,082

Issuance of 6,810 shares of common stock for cash
 consideration of $10.00 per share--Note H                     68,100                                                        68,100
Issuance of 1,650,000 shares of common stock for
 cash consideration of $16.00 per share--Note H            25,004,000                                                    25,004,000
Components of comprehensive income:
  Net loss for 1999                                                        (1,592,949)                                   (1,592,949)
  Market value adjustment for investment securities
   available for sale (net of tax effect)                                                  (103,458)                       (103,458)
                                                                                                                        -----------
  Total comprehensive loss for 1999                                                                                      (1,696,407)
                                                          -----------     -----------     ---------                     -----------

BALANCES AT DECEMBER 31, 1999                              51,867,516      (1,772,622)      (92,119)                     50,002,775

Net proceeds from issuance of 7,500 shares of common
 stock upon exercise of stock options                          42,240                                                        42,240
Issuance of 297,947 shares of common stock upon
 acquisition of minority interest in consolidated
 subsidiary--Note H                                         3,049,871                                                     3,049,871
Purchase of 134,200 shares of common stock for
 treasury                                                                                               $(1,288,584)     (1,288,584)
Components of comprehensive income:
  Net income for 2000                                                         807,040                                       807,040
  Market value adjustment for investment securities
   available for sale (net of tax effect)                                                    80,701                          80,701
                                                                                                                        -----------
  Total comprehensive income for 2000                                                                                       887,741
                                                          -----------     -----------     ---------     -----------     -----------

BALANCES AT DECEMBER 31, 2000                             $54,959,627     $  (965,582)    $ (11,418)    $(1,288,584)    $52,694,043
                                                          ===========     ===========     =========     ===========     ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUN COMMUNITY BANCORP LIMITED

                                                                                   - Year Ended December 31 -
                                                                         ---------------------------------------------------
                                                                             2000               1999               1998
                                                                         -------------      -------------      -------------
OPERATING ACTIVITIES
 Net income (loss)                                                       $     807,040      $  (1,592,949)     $      56,678
 Adjustments to reconcile net income to net cash provided
   (used) by operating activities:
     Minority interest in net losses of consolidated subsidiaries             (279,944)        (1,209,553)          (396,725)
     Provision for loan losses                                               3,925,711          1,753,183            379,000
     Net accretion of investment security discounts                            (38,127)           (46,149)           (54,394)
     Depreciation of premises and equipment                                  1,391,694            942,413            421,360
     Loss on sale of furniture and equipment                                                                           3,915
     Deferred income taxes                                                    (534,000)          (560,000)          (420,000)
     Cumulative effect of change in accounting principle                                          386,228
 Originations and purchases of loans held for resale                       (70,098,391)       (32,770,882)       (15,761,895)
 Proceeds from sales of loans held for resale                               64,784,303         32,750,693         14,486,107
 Increase in accrued interest income and other assets                       (3,982,175)        (2,549,309)        (1,531,898)
 Increase in accrued interest on deposits and other liabilities                332,837          3,238,779            679,503
                                                                         -------------      -------------      -------------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                      (3,691,052)           342,454         (2,138,349)

INVESTING ACTIVITIES
 Proceeds from sales of investment securities available for sale                                                     505,000
 Proceeds from maturities of investment securities available for sale       48,744,650         23,338,039         22,500,000
 Purchases of investment securities available for sale                     (26,736,815)       (46,057,490)       (24,417,336)
 Net increase in portfolio loans                                          (216,111,976)      (138,152,204)       (36,843,486)
 Proceeds from sales of furniture and equipment                                                                       10,000
 Purchases of premises and equipment                                        (2,042,995)        (3,497,115)        (1,998,806)
                                                                         -------------      -------------      -------------
      NET CASH USED BY INVESTING ACTIVITIES                               (196,147,136)      (164,368,770)       (40,244,628)

FINANCING ACTIVITIES
 Net increase in demand deposits, NOW accounts and savings accounts        101,009,401         72,687,409         40,850,295
 Net increase in certificates of deposit                                   116,546,823         53,537,663         15,032,938
 Net proceeds from issuance of common stock                                     42,240         25,072,100         16,931,904
 Purchase of common stock for treasury                                      (1,288,584)
 Resources provided by minority interests                                    8,153,987         13,182,389          7,798,160
                                                                         -------------      -------------      -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                            224,463,867        164,479,561         80,613,297
                                                                         -------------      -------------      -------------
      INCREASE IN CASH AND CASH EQUIVALENTS                                 24,625,679            453,245         38,230,320
Cash and cash equivalents at beginning of year                              48,814,658         48,361,413         10,131,093
                                                                         -------------      -------------      -------------

      CASH AND CASH EQUIVALENTS AT END OF YEAR                           $  73,440,337      $  48,814,658      $  48,361,413
                                                                         =============      =============      =============

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION

Sun Community Bancorp Limited (Sun or the "Corporation") is a bank development company headquartered in Phoenix, Arizona. Sun is approximately 50% owned by Capitol Bancorp Limited, a multibank holding company, headquartered in Lansing, Michigan.

Sun's consolidated banking subsidiaries (the "Banks") consist of the following:

                                                               Percentage
                                                                Owned at
                                                               December 31,   Year Formed
         Affiliate                       Location                 2000        or Acquired
         ---------                       --------                 ----        -----------
Arrowhead Community Bank             Glendale, Arizona             51%            2000
Bank of Tucson                       Tucson, Arizona              100%            1996
Camelback Community Bank             Phoenix, Arizona              55%            1998
East Valley Community Bank           Chandler, Arizona             85%            1999
Mesa Bank                            Mesa, Arizona                 53%            1998
Southern Arizona Community Bank      Tucson, Arizona               51%            1998
Valley First Community Bank          Scottsdale, Arizona          100%            1997
Yuma Community Bank                  Yuma, Arizona                 51%            2000
Nevada Community Bancorp Limited:                                  54%            1999
  Black Mountain Community Bank      Henderson, Nevada                            2000
  Desert Community Bank              Las Vegas, Nevada                            1999
  Red Rock Community Bank            Las Vegas, Nevada                            1999
Sunrise Capital Corporation:                                       60%            1999
  Sunrise Bank of Albuquerque        Albuquerque, New Mexico                      2000
  Sunrise Bank of Arizona            Phoenix, Arizona                             1998

Sun is the majority owner of Nevada Community Bancorp Limited and Sunrise Capital Corporation which each have majority-owned bank subsidiaries. Sun became a public company in 1999 through an initial public offering of common stock with net proceeds approximating $25 million, of which Capitol Bancorp Limited invested $13 million.

The Banks provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the Banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. Mortgage banking activities are offered through Sun Community Mortgage Company, a wholly-owned subsidiary of Bank of Tucson.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION--CONTINUED

Sun and its Banks are engaged in a single business activity--banking. Each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the Banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products and services. Further, the Banks and Sun are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, Sun's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

The consolidated financial statements include the accounts of Sun and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed during 1998, 1999 and 2000 are included in the consolidated financial statements for periods after joining the consolidated group. Valley First Community Bank, previously 52% owned by Sun, became a wholly-owned subsidiary in 2000 through a share exchange of Sun's common stock for minority interests in the bank's stock. Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentation.

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

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market.

INVESTMENT SECURITIES: Investment securities available for sale (generally most debt securities investments of the Banks), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Portfolio loans are made primarily to borrowers in the Banks' geographic areas. Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Banks and Sun, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

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

OTHER REAL ESTATE: Other real estate (included as a component of other assets and which, at December 31, 2000 and 1999, approximated $23,000 and $307,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made in Note H.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks is not included in the consolidated balance sheet because it is not an asset of the Banks or Sun. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: Sun and subsidiaries owned 80% or more by Sun file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amount and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, Sun's only element of comprehensive income other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

COSTS OF START-UP ACTIVITIES: Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," requires start-up costs and organizational costs to be charged to expense when incurred. In the circumstances of Sun and the Banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of its bank subsidiaries which, net of amortization, approximated $1,149,000 at December 31, 1998 and were classified as a component of other assets in the consolidated balance sheet. Implementation of this standard was reflected as a cumulative effect of an accounting change at January 1, 1999 (net of impact of minority interests and income tax effect). Most of the previously capitalized costs related to start-up and organization costs incurred in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE C--INVESTMENT SECURITIES

Investment securities available for sale consisted of the following at December 31:

                                                            2000                        1999
                                                  -------------------------   -------------------------
                                                                Estimated                   Estimated
                                                   Amortized      Market       Amortized      Market
                                                     Cost          Value         Cost          Value
                                                  -----------   -----------   -----------   -----------
     United States Treasury securities            $   591,103   $   590,739   $        --   $        --
     United States government agency securities    13,035,598    13,018,660    35,579,253    35,439,821
                                                  -----------   -----------   -----------   -----------

                                                  $13,626,701   $13,609,399   $35,579,253   $35,439,821
                                                  ===========   ===========   ===========   ===========

At December 31, 2000, securities with a market value approximating $2 million were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31:

                                                           2000                        1999
                                                  ----------------------      ----------------------
                                                   Gains         Losses        Gains         Losses
                                                  --------      --------      --------      --------
     United States Treasury securities            $     --      $    364      $     --      $     --
     United States government agency securities      8,711        25,649        13,009       152,441
                                                  --------      --------      --------      --------

                                                  $  8,711      $ 26,013      $ 13,009      $152,441
                                                  ========      ========      ========      ========

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2000 were as follows:

                                                                      Estimated
                                                    Amortized           Market
                                                      Cost              Value
                                                  -----------        -----------
     Due in one year or less                      $ 8,586,561        $ 8,583,845
                                                    4,000,000          3,985,414
                                                    1,040,140          1,040,140
                                                  -----------        -----------
     After one year, through five years
     After ten years                              $13,626,701        $13,609,399
                                                  ===========        ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE D--LOANS

Portfolio loans consisted of the following at December 31:

                                                      2000             1999
                                                  ------------     ------------
     Commercial                                   $399,056,329     $191,824,802
     Real estate mortgage                           13,712,563        7,458,649
     Installment                                     9,575,197        6,948,662
                                                  ------------     ------------
       Total portfolio loans                       422,344,089      206,232,113
     Less allowance for loan losses                 (5,440,000)      (2,371,000)
                                                  ------------     ------------

       Net portfolio loans                        $416,904,089     $203,861,113
                                                  ============     ============

Transactions in the allowance for loan losses are summarized below:

                                          2000           1999           1998
                                       -----------    -----------    -----------
     Balance at January 1              $ 2,371,000    $   696,000    $   317,000
     Provision charged to operations     3,925,711      1,753,183        379,000
     Loans charged off (deduction)        (933,445)       (78,183)            --
     Recoveries                             76,734             --             --
                                       -----------    -----------    -----------

     Balance at December 31            $ 5,440,000    $ 2,371,000    $   696,000
                                       ===========    ===========    ===========

At December 31, 2000 and 1999, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Banks including their immediate families and companies in which they are principal owners. At December 31, 2000, total loans to these persons approximated $12 million ($5.7 million at December 31, 1999). During 2000, $8.8 million of new loans were made to these persons and repayments totaled $2.5 million. Such loans are made at the Banks' normal credit terms.

Such officers and directors of the Corporation and the Banks (and their associates, family and/or affiliates) are also depositors of the Banks. Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchased certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services are based on Capitol Bancorp's costs of such services and were not significant for the periods presented.

In 2000, Sun loaned Capitol Bancorp a portion of its idle funds. Under the terms of the loan agreement, amounts drawn bear interest at 7.5% ($820,000 interest income recorded by Sun in 2000) and are due on demand by Sun. Capitol is required to maintain alternative credit facilities in an amount at least equal to amounts outstanding under this arrangement so long as amounts are outstanding. $8.9 million was borrowed at December 31, 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                                 2000             1999
                                              -----------      -----------
     Leasehold improvements                   $ 2,369,563      $ 1,880,355
     Equipment and furniture                    6,502,131        4,948,343
                                              -----------      -----------
                                                8,871,694        6,828,698
     Less accumulated depreciation             (2,911,970)      (1,520,275)
                                              -----------      -----------

                                              $ 5,959,724      $ 5,308,423
                                              ===========      ===========

The Banks rent office space under operating leases. Rent expense under these lease agreements approximated $1,627,000, $982,000 and $362,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000 aggregate $15.5 million, due approximately $1.9 million annually in each of the years 2001, 2002, 2003, 2004 and 2005 and $6.1 million thereafter.

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $126 million and $52 million as of December 31, 2000 and 1999, respectively.

At December 31, 2000, the scheduled maturities of such time deposits were as follows:

     2001                                  $101,956,000
     2002                                    15,252,000
     2003                                     3,895,000
     2004                                     5,102,000
                                           ------------

     Total                                 $126,205,000
                                           ============

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--COMMON STOCK AND STOCK OPTIONS

In January 1998, the Corporation completed a private offering of 954,546 shares of common stock at a price of $7.33 per share. In December 1998, the Corporation sold 993,190 shares of common stock at $10.00 per share in a private offering of 1,000,000 shares; 6,810 shares of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE H--COMMON STOCK AND STOCK OPTIONS--CONTINUED

common stock were subsequently sold in early 1999, completing the offering. In July 1999, the Corporation sold 1,650,000 shares of common stock in a public offering at $16.00 per share. The proceeds from the offering, net of underwriting commissions and expenses, approximated $25 million.

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire ten years after grant, and are currently exercisable.

Stock option activity is summarized as follows:

                                                                        Weighted
                                     Number of                          Average
                                      Options           Exercise        Exercise
                                    Outstanding        Price Range       Price
                                    -----------    ------------------    ------
Outstanding at January 1, 1998         282,000     $ 4.67  to  $ 6.00    $ 5.08
Granted in 1998                        278,973           10.00            10.00
Exercised in 1998                           --             --                --
Expired/other in 1998                       --             --                --
                                     ---------     ------------------    ------
  Outstanding at December 31, 1998     560,973       4.67  to   10.00      7.53

Granted in 1999                        247,500           16.00            16.00
Exercised in 1999                           --             --                --
Expired/other in 1999                       --             --                --
                                     ---------     ------------------    ------
  Outstanding at December 31, 1999     808,473       4.67  to   16.00     10.12

Granted in 2000                         53,902           10.22            10.22
Exercised in 2000                       (7,500)           4.67             4.67
Expired/other in 2000                       --             --                --
                                     ---------     ------------------    ------
  Outstanding at December 31, 2000     854,875     $ 4.67  to  $16.00    $10.17

As of December 31, 2000, stock options outstanding had a weighted average remaining contractual life of 7.2 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation accounts for its stock options under APB 25 and, therefore, does not recognize compensation expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE H--COMMON STOCK AND STOCK OPTIONS--CONTINUED

By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required, which are as follows:

                                         2000         1999          1998
                                       --------   -----------    ---------
     Fair value assumptions:
       Risk-free interest rate           7.0%        6.25%          5.0%
       Dividend yield                     0%           0%            0%
       Stock price volatility            .76          .56            0
       Expected option life            10 years     10 years      10 years
     Pro forma net income (loss)       $501,000   $(4,487,000)   $(668,000)
     Pro forma net income (loss)
       per diluted share                 $.09        $(.96)        $(.22)

NOTE I--EMPLOYEE BENEFIT PLANS

Employees of Sun and its subsidiaries participate in a 401(k) plan, subject to certain eligibility requirements. Employer contributions to the plan and charged to expense in 2000, 1999 and 1998 approximated $198,000, $87,500 and $28,000, respectively.

NOTE J--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                            2000          1999          1998
                                          ---------     ---------     ---------
     Current                              $ 839,000     $(439,000)    $ 449,000
     Deferred credit                       (534,000)     (560,000)     (420,000)
                                          ---------     ---------     ---------

                                          $ 305,000     $(999,000)    $  29,000
                                          =========     =========     =========

Federal income tax benefit in 1999 shown above includes $470,000 relating to the cumulative effect of the change in accounting principle. Income taxes paid in 1999 and 1998 approximated $310,000 and $387,000, respectively; none in 2000.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below:

                                              2000        1999           1998
                                           ---------   -----------    ----------
     Federal income tax (benefit)
      computed at statutory rate of 34%    $ 283,000   $(1,001,000)   $(106,000)
     Tax effect of:
       Minority interests in net losses
        of consolidated subsidiaries         139,000       411,000      134,000
       Cumulative effect of change in
        accounting principle                              (470,000)
       Nondeductible expenses                 67,000       (44,000)
       Other                                (184,000)      105,000        1,000
                                           ---------   -----------    ---------

                                           $ 305,000   $  (999,000)   $  29,000
                                           =========   ===========    =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE J--INCOME TAXES--CONTINUED

Net deferred income tax assets consisted of the following at December 31:

                                                          2000          1999
                                                       ----------    ----------
     Allowance for loan losses                         $  956,000    $  780,000
     Portion of subsidiaries operating losses
      applicable to minority interests                   (405,000)     (586,000)
     Net operating loss carryforwards of subsidiaries     813,000       828,000
     Cash to accrual temporary differences               (297,000)      (45,000)
     Depreciation, amortization and similar items        (332,000)     (350,000)
     Organization and start-up costs                      791,000       655,000
     Market value adjustment for investment
      securities available for sale                         6,000        47,000
     Other, net                                            10,000      (280,000)
                                                       ----------    ----------

           Net deferred tax assets                     $1,542,000    $1,049,000
                                                       ==========    ==========

Certain consolidated subsidiaries have net operating loss carryforwards, which may reduce income taxes payable in future periods. Such carryforwards approximate $3.5 million at December 31, 2000, have been recognized for financial reporting purposes and expire at varying dates through 2020.

NOTE K--NET INCOME (LOSS) PER SHARE

The computations of basic and diluted net income (loss) per share were as follows:

                                                                         2000             1999              1998
                                                                      ----------       ----------        ----------
     Numerator:
      Income (loss) before cumulative effect of accounting change     $  807,040       $(1,206,721)      $   56,678
                                                                      ==========       ===========       ==========
      Net income (loss)                                               $  807,040       $(1,592,949)      $   56,678
                                                                      ==========       ===========       ==========
     Denominator:
      Weighted average number of shares outstanding net of treasury
       stock (denominator for basic earnings per share)                5,591,192         4,674,386        2,853,070
      Effect of dilutive stock options                                    73,810                -- (1)      138,735
                                                                      ----------       -----------       ----------
     Denominator for diluted earnings per share--weighted average
      number of shares and potential dilution                          5,665,002         4,674,386        2,991,805
                                                                      ==========       ===========       ==========
     Basic earnings (loss) per share:
      Income before cumulative effect of accounting change            $     0.14       $     (0.26)      $     0.02
                                                                      ==========       ===========       ==========
      Net income                                                      $     0.14       $     (0.34)      $     0.02
                                                                      ==========       ===========       ==========
     Diluted earnings (loss) per share:
      Income before cumulative effect of accounting change            $     0.14       $     (0.26)      $     0.02
                                                                      ==========       ===========       ==========
      Net income                                                      $     0.14       $     (0.34)      $     0.02
                                                                      ==========       ===========       ==========

(1)  Antidilutive for period presented.

Additional disclosures regarding stock options are set forth in Note H.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE L--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

                                                                       2000                       1999
                                                              ----------------------     ----------------------
                                                                           Estimated                  Estimated
                                                              Carrying       Fair        Carrying       Fair
                                                                Value        Value         Value        Value
                                                              ---------    ---------     ---------    ---------
     Financial Assets:
       Cash and cash equivalents                              $  73,440    $  73,440     $  48,815    $  48,815
       Loans held for resale                                      6,610        6,610         1,296        1,296
       Investment securities available for sale                  13,609       13,609        35,440       35,440
       Portfolio loans:
         Fixed rate                                             110,103      111,637        58,127       58,649
         Variable rate                                          312,241      310,829       148,105      146,883
                                                              ---------    ---------     ---------    ---------
           Total portfolio loans                                422,344      422,466       206,232      205,532
         Less allowance for loan losses                          (5,440)      (5,440)       (2,371)      (2,371)
                                                              ---------    ---------     ---------    ---------
         Net portfolio loans                                    416,904      417,026       203,861      203,161

     Financial Liabilities:
       Deposits:
         Noninterest-bearing deposits                            85,881       85,881        49,651       49,651
         Interest-bearing deposits:
           Demand accounts                                      162,835      162,704        98,055       97,947
           Time certificates of deposit less than $100,000       67,642       68,364        25,238       25,226
           Time certificates of deposit $100,000 or more        126,205      127,282        52,063       52,151
                                                              ---------    ---------     ---------    ---------
                Total interest-bearing deposits                 356,682      358,350       175,356      175,324
                                                              ---------    ---------     ---------    ---------
                Total deposits                                  442,563      444,231       225,007      224,975

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

NOTE M--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of the Banks' customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers when certain specified future events occur and are used infrequently ($2 million and $1.5 million outstanding at December 31, 2000 and 1999, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($123.8 million and $64.6 million at December 31, 2000 and 1999, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE M--COMMITMENTS AND CONTINGENCIES--CONTINUED

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

Sun's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 2000 was $826,000.

NOTE N--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings (if any) are available for distribution as dividends to Sun (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to Sun.

Sun and its Banks are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on `Tier 1' and `Tier 2' capital and `risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on Sun's consolidated financial statements.

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

As of December 31, 2000, the most recent notification received by the Banks from regulatory agencies have advised that the Banks are classified as `well-capitalized' as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE N--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED

Management believes, as of December 31, 2000, that Sun and its Banks meet all capital adequacy requirements to which they are subject.

The various amounts of regulatory capital (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $50 million or more as of December 31, 2000) and consolidated regulatory capital position as of December 31, 2000 and 1999 are summarized below:

                                                                                       Valley First
                                                                         Bank of         Community
                                                                         Tucson            Bank         Consolidated
                                                                       -----------      -----------      ----------
     DECEMBER 31, 2000:
     Total Capital to Total Assets:
       Minimum Required Amount(1)                                      >= $  3,923      >= $  2,123      >= $21,073
       Actual Amount                                                      $  8,555         $  5,265         $52,694
         Ratio                                                                8.72%            9.92%          10.00%

     Tier 1 Capital to Risk-Weighted Assets:
       Minimum Required Amount(2)                                      >= $  3,154      >= $  1,801      >= $17,719
       Actual Amount                                                      $  8,347         $  4,145         $78,566
         Ratio                                                               10.59%           9.20%           17.74%

     Combined Tier 1 and Tier 2 Capital to Risk-Weighted Assets:
       Minimum Required Amount(3)                                      >= $  6,308      >= $  3,603      >= $35,439
       Amount Required to Meet "Well-Capitalized" Category(4)          >= $  7,884      >= $  4,504      >= $44,299
       Actual Amount                                                      $  9,333         $  4,709         $84,006
         Ratio                                                               11.84%           10.45%          18.96%

     DECEMBER 31, 1999:
     Total Capital to Total Assets:
       Minimum Required Amount(1)                                      >= $  3,285      >= $  1,827      >= $12,016
       Actual Amount                                                      $  6,937         $  4,126         $50,003
         Ratio                                                                8.45%            9.03%          16.65%

     Tier 1 Capital to Risk-Weighted Assets:
       Minimum Required Amount(2)                                      >= $  2,516      >= $  1,595      >= $11,089
       Actual Amount                                                      $  6,856         $  3,958         $71,263
         Ratio                                                               10.90%           9.93%           25.71%

     Combined Tier 1 and Tier 2 Capital to Risk-Weighted Assets:
       Minimum Required Amount(3)                                      >= $  5,032      >= $  3,190      >= $22,178
       Amount Required to Meet "Well-Capitalized" Category(4)          >= $  6,290      >= $  3,988      >= $27,723
       Actual Amount                                                      $  7,581         $  4,376         $73,634
         Ratio                                                               12.05%           10.97%          26.56%

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE O--PARENT COMPANY ONLY INFORMATION

CONDENSED BALANCE SHEETS

                                                                           - December 31 -
                                                                    -----------------------------
                                                                        2000             1999
                                                                    -----------       -----------
     Assets
       Funds on deposit with subsidiary banks                       $ 1,518,735       $ 8,372,956
       Investment securities available for sale                                        15,510,212
       Investment in subsidiaries                                    38,819,028        27,005,790
       Loans to affiliates                                           10,755,000
       Equipment and furniture, net                                     991,909         1,034,154
       Other assets                                                     797,657           907,119
                                                                    -----------       -----------

           Total assets                                             $52,882,329       $52,830,231
                                                                    ===========       ===========
     Liabilities and Stockholders' Equity
       Accounts payable, accrued expenses and other liabilities     $   188,286       $ 2,827,456
       Stockholders' equity                                          52,694,043        50,002,775
                                                                    -----------       -----------

           Total liabilities and stockholders' equity               $52,882,329       $52,830,231
                                                                    ===========       ===========

CONDENSED STATEMENTS OF OPERATIONS

                                                                   - Year Ended December 31 -
                                                          ---------------------------------------------
                                                             2000             1999             1998
                                                          -----------      -----------      -----------
     Income
       Intercompany fees                                  $ 3,111,733      $ 1,705,609      $   711,651
       Dividends from subsidiary                              800,000          200,000
       Interest                                               851,608          785,439          226,186
                                                          -----------      -----------      -----------
                                                            4,763,341        2,691,048          937,837
     Expenses
       Salaries and employee benefits                       3,009,024        1,657,914          581,431
       Occupancy                                              370,768          195,338           70,906
       Equipment rent, depreciation and maintenance           515,597          428,523          199,431
       Other                                                2,880,980        1,066,481          305,381
                                                          -----------      -----------      -----------
                                                            6,776,369        3,348,256        1,157,149
                                                          -----------      -----------      -----------
                                                           (2,013,028)        (657,208)        (219,312)
     Equity in undistributed net earnings (losses)
       of consolidated subsidiaries                         2,611,068         (919,741)         348,990
     Federal income taxes (credit)                           (209,000)          16,000           73,000
                                                          -----------      -----------      -----------

           Net income (loss)                              $   807,040      $(1,592,949)     $    56,678
                                                          ===========      ===========      ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE O--PARENT COMPANY ONLY INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOW

                                                                                       - Year Ended December 31 -
                                                                              ----------------------------------------------
                                                                                  2000             1999             1998
                                                                              ------------     ------------     ------------
OPERATING ACTIVITIES
Net Income (loss)                                                             $    807,040     $ (1,592,949)    $     56,678
Adjustments to reconcile net loss to net cash
 provided (used) by operating activities:
   Equity in net losses (earnings) of subsidiaries                              (2,611,068)         919,741         (348,990)
   Depreciation and amortization                                                   351,184          260,772          105,408
   Net amortization (accretion) of investment security premiums (discount)          39,228          (39,228)
Decrease (increase) in other assets                                              1,383,813         (518,664)         (82,774)
Increase (decrease) in accounts payable,
  accrued expenses and other liabilities                                        (2,451,873)       2,635,874          115,837
                                                                              ------------     ------------     ------------
        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                        (2,481,676)       1,665,546         (153,841)

INVESTING ACTIVITIES
Proceeds from maturities of investment securities available for sale            15,664,650        8,918,039
Purchases of investment securities available for sale                             (105,199)     (24,457,490)
Net increase in loans to affiliates                                            (10,755,000)
Net cash investment in subsidiaries                                             (7,621,713)     (10,834,536)      (9,337,077)
Purchases of equipment and furniture                                              (308,939)        (911,907)        (150,068)
                                                                              ------------     ------------     ------------
        NET CASH USED BY INVESTING ACTIVITIES                                   (3,126,201)     (27,285,894)      (9,487,145)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock                                          42,240       25,072,100       16,931,904
Purchase of common stock for treasury                                           (1,288,584)
                                                                              ------------     ------------     ------------
        NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                        (1,246,344)      25,072,100       16,931,904
                                                                              ------------     ------------     ------------
           INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (6,854,221)        (548,248)       7,290,918
Cash and cash equivalents at beginning of year                                   8,372,956        8,921,204        1,630,286
                                                                              ------------     ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $  1,518,735     $  8,372,956     $  8,921,204
                                                                              ============     ============     ============

                                       38